Exhibit (a)(1)(A)

MAGMA DESIGN AUTOMATION, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS

FOR RESTRICTED STOCK UNITS

This document constitutes part of the prospectus relating to the 2001 Stock Incentive Plan, 1998 Stock

Incentive Plan, 2004 Employment Inducement Award Plan and Moscape, Inc. 1997 Incentive Stock Plan

covering securities that have been registered under the Securities Act of 1933, as amended.

November 20, 2008

MAGMA DESIGN AUTOMATION, INC.

Offer to Exchange Certain Outstanding Options for Restricted Stock Units

This offer and withdrawal rights will expire at 9:00 p.m., Pacific Time,

on December 18, 2008 unless we extend the expiration.

By this offer, Magma Design Automation, Inc. and our subsidiaries (collectively referred to as “Magma,” the “Company,” “we,” “our” or “us”) are giving eligible employees the opportunity to exchange some or all of their outstanding options with an exercise price greater than $4.00 per share for restricted stock units (a limited exclusion applies for certain options that first vested prior to January 1, 2005 in the Netherlands, as further described herein). Eligible employees will have the opportunity to exchange these options for restricted stock units regardless of whether the options are vested or unvested. Restricted stock units are a promise by Magma to issue shares of our common stock in the future provided the vesting criteria are satisfied.

If you participate in the offer, the number of restricted stock units you receive will depend on the number of options you exchange and the exercise price of those options.

We will grant restricted stock units following the expiration of the offer but on the same U.S. calendar day on which we cancel the exchanged options (the “restricted stock unit grant date”). We expect the restricted stock unit grant date to be December 18, 2008. If the expiration date of this offer is extended, the restricted stock unit grant date similarly will be delayed. The restricted stock units will be granted under the Company’s 2001 Stock Incentive Plan.

The vesting schedule of the restricted stock units will be determined on a grant-by-grant basis, based on your length of service with Magma as of the date the offer commences and on whether you reside in Canada, Israel or the Netherlands and are subject to taxation at the time of the exchange. The vesting schedule of the restricted stock units is explained in Section 9 of this Offer to Exchange Certain Outstanding Options for Restricted Stock Units (the “Offer to Exchange”). Vesting is conditioned upon your continued service with us through each applicable vesting date. Your participation in this offer and the receipt of restricted stock units does not provide any guarantee or promise of continued service with Magma.

Our common stock is traded on the Nasdaq Global Market under the symbol “LAVA.” On November 19, 2008, the closing price of our common stock was $1.72 per share. You should evaluate the risks related to our business, our common stock, and this offer, and review current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See “Risks of Participating in the Offer” beginning on page 14 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

If you choose to participate in the offer, you must deliver a properly completed election form via facsimile, e-mail (via PDF only) or by hand delivery before 9:00 p.m., Pacific Time, on December 18, 2008 to:

Susan Berry

Magma Design Automation, Inc.

1650 Technology Drive

San Jose, California 95110

Fax: (408) 565-7980

E-mail: stock@magma-da.com

Please note that responses submitted via e-mail must be sent to stock@magma-da.com (as described above). Responses submitted to Susan Berry’s e-mail address at Magma will not be accepted.

Only responses that are complete, signed and actually received by Magma by the deadline will be accepted. Magma intends to confirm the receipt of your election form and/or any withdrawal form by e-mail within three (3) U.S. business days. If you have not received an e-mail confirmation, it is your responsibility to confirm that we have received your election form and/or withdrawal form. Responses submitted by any other means, including interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to:

Susan Berry

Magma Design Automation, Inc.

1650 Technology Drive

San Jose, California 95110

Phone: (408) 565-6196

E-mail: stock@magma-da.com

Offer to Exchange dated November 20, 2008

You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the restricted stock units in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to holders of options in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is indicated otherwise, the date of this offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

2

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer. You should read carefully this entire Offer to Exchange, the accompanying letter from Rajeev Madhavan, our Chief Executive Officer, dated November 20, 2008, and the election and withdrawal forms together with their associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find more complete information with respect to these topics.

Q1.	What is the offer?

A1.	This offer is a voluntary opportunity for eligible employees to exchange outstanding options with an exercise price greater than $4.00 per share for restricted stock units.

The following are some terms that are frequently used in this Offer to Exchange.

Terms Used in This Offer to Exchange

•

“cancellation date” refers to the same U.S. calendar day as the expiration date of this offer. This is the date when exchanged options will be cancelled. We expect that the cancellation date will be December 18, 2008. If the expiration date of this offer is extended, then the cancellation date similarly will be delayed.

•	“common stock” refers to Magma Design Automation, Inc. common stock.

•

“eligible employee” refers to an employee of Magma (which, for purposes of this offer, includes all subsidiaries of Magma) as of the commencement of the offer and through the cancellation date. Our executive officers, the members of our board of directors and our consultants are not eligible employees and may not participate in the offer.

•

“eligible options” refers to options to purchase shares of Magma’s common stock that have an exercise price greater than $4.00 per share, were granted under either the Company’s 2001 Stock Incentive Plan, 1998 Stock Incentive Plan, or 2004 Employment Inducement Award Plan or the Moscape, Inc. 1997 Incentive Stock Plan and remain outstanding and unexercised as of the expiration date of this offer. However, an option will not be an eligible option (and any election with regard to such option will be disregarded) if, on the cancellation date, the exercise price of the option is less than the fair market value of Magma’s common stock. Further, an option granted to an eligible employee in the Netherlands that first vested prior to January 1, 2005 will not be an eligible option for purposes of this Offer to Exchange, irrespective of the exercise price of the option (please refer to Schedule L, Guide to Tax Issues in the Netherlands, for more details).

•	“exchanged options” refers to all options that you exchange pursuant to this offer.

•	“executive officers” refers to those officers of Magma listed on Schedule A to this Offer to Exchange.

•

“expiration date” refers to the date that this offer expires. We expect that the expiration date will be December 18, 2008, at 9:00 p.m., Pacific Time. We may extend the expiration date of this offer at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•

“offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date of this offer. This period will commence on November 20, 2008, and we expect it to end at 9:00 p.m., Pacific Time, on December 18, 2008.

•	“Offer to Exchange” refers to this Offer to Exchange Certain Outstanding Options for Restricted Stock Units.

•	“option” refers to an option to purchase shares of Magma’s common stock.

•	“Plan” refers to our 2001 Stock Incentive Plan.

•

“restricted stock unit grant date” refers to the date that is the same U.S. calendar day as the expiration date and the cancellation date. This is the date when restricted stock units will be granted. We expect that the restricted stock unit grant date will be December 18, 2008. If the expiration date of the offer is extended, then the restricted stock unit grant date similarly will be delayed.

•

“restricted stock units” refers to the restricted stock units issued pursuant to this offer that replace your exchanged options. Restricted stock units are promises by Magma to issue shares of our common stock in the future provided the vesting criteria are satisfied. Restricted stock units granted in connection with this offer will be granted on the restricted stock unit grant date pursuant to the Plan and subject to the terms and conditions of a restricted stock unit agreement between you and the Company, including any country-specific appendix thereto.

Q2.	How do I participate in this offer?

A2.	If you choose to participate in this offer, you must do the following before 9:00 p.m., Pacific Time, on the expiration date of this offer (currently expected to be December 18, 2008):

1.	Properly complete and sign the attached election form.

2.	Deliver the properly completed and signed election form via facsimile, e-mail (via PDF only) or by hand delivery to:

Susan Berry

Magma Design Automation, Inc.

1650 Technology Drive

San Jose, California 95110

Fax: (408) 565-7980

E-mail: stock@magma-da.com

Please note that responses submitted via e-mail must be sent to stock@magma-da.com (as described above). Responses submitted to Susan Berry’s e-mail address at Magma will not be accepted.

You should note that if you elect to exchange any grant of eligible options in this offer, you must elect to exchange all outstanding shares subject to that grant. If you hold more than one eligible option however, you may choose to exchange one or more of such eligible options without having to exchange all of your eligible options. To help you recall your outstanding eligible options and give you the information necessary to make an informed decision, you may obtain information concerning your outstanding options by contacting E*TRADE or accessing your account at E*TRADE at www.etrade.com/stockplans.

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer. (See Section 4)

We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date of this offer.

The delivery of all documents, including election forms and withdrawal forms, is at your risk. We intend to confirm the receipt of your election form and/or any withdrawal form by e-mail within three (3) U.S. business days. If you have not received an e-mail confirmation, it is your responsibility to confirm that we have received your election form and/or any withdrawal form. Only responses that are complete, signed and actually received by Magma by the deadline will be accepted. Responses submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. (See Section 4)

Q3.	How many restricted stock units will I receive for the options that I exchange?

A3.	The number of restricted stock units that you receive will depend on the number of options you exchange and the exercise price of those options, as follows:

Per Share Exercise Price of Eligible Option	Restricted Stock Units for Exchanged Options
$4.01 - $8.00	One (1) restricted stock unit for every two (2) exchanged options.

$8.01 - $11.00	One (1) restricted stock unit for every three (3) exchanged options.

$11.01 - $14.00	One (1) restricted stock unit for every four (4) exchanged options.

Above $14.00	One (1) restricted stock unit for every five (5) exchanged options.

For purposes of applying the exchange ratios, fractional restricted stock units will be rounded down to the nearest whole restricted stock unit on a grant-by-grant basis. (See Section 2)

Please note: The exchange ratios separately apply to each grant of options. This means that the various eligible options you hold may be subject to different exchange ratios. (See Section 2)

Example

If you exchange an option covering 1,000 shares with an exercise price of $8.01, on the restricted stock unit grant date you will receive 333 restricted stock units. This is equal to the 1,000 shares divided by 3 (the exchange ratio for an eligible option with an exercise price of $8.01) and rounded down to the nearest whole restricted stock unit.

Q4.	Who may participate in this offer?

A4.	You may participate in this offer if you are an eligible employee of Magma at the time of this offer and you remain an eligible employee of Magma or a successor entity through the restricted stock unit grant date. Our executive officers, the members of our board of directors, and our consultants may not participate in the offer. (See Section 1)

Q5.	Why is Magma making this offer?

A5.	We are making this offer to restore the retention and incentive benefits of our equity awards. We believe that this offer will foster the retention of our valuable employees and better align the interests of our employees and shareholders by incenting employees to maximize shareholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees. Our stock price, like that of many other companies in the software industry, has declined significantly in the past few years. We and other software design companies have been impacted by the volatility in the financial and stock markets and declining consumer confidence, as well as other macro-economic factors. In addition, our stock price has declined in light of our recent financial performance (as described in further detail in our quarterly report on Form 10-Q for the fiscal quarter ended August 3, 2008, and other public filings that are available on Magma’s website at http://investor.magma-da.com/sec.cfm or the SEC website at www.sec.gov) and analysts’ expectations regarding our future financial performance. As a result of these factors, some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible employees with the opportunity to receive restricted stock units that have a greater retention value because such restricted stock units are more likely to provide a return than the underwater options. (See Section 3)

Q6.	Which of my options are eligible?

A6.	Your eligible options are those options to purchase shares of common stock of Magma that have an exercise price greater than $4.00 per share, were granted under either the Company’s 2001 Stock Incentive Plan, 1998 Stock Incentive Plan, or 2004 Employment Inducement Award Plan or the Moscape, Inc. 1997 Incentive Stock Plan and remain outstanding and unexercised as of the expiration date of this offer (currently expected to be December 18, 2008). However, an option will not be eligible for exchange (and any election with regard to such option will be disregarded) if, on the cancellation date, the exercise price of the option is less than the fair market value of Magma’s common stock. Further, if you are an employee in the Netherlands, any option that first vested prior to January 1, 2005 is not an eligible option for purposes of this Offer to Exchange, irrespective of the exercise price of the option (please refer to Schedule L, Guide to Tax Issues in the Netherlands, for more details).

To help you recall your outstanding eligible options and give you the information necessary to make an informed decision, you may obtain information concerning your outstanding options by contacting E*TRADE or accessing your account at E*TRADE at www.etrade.com/stockplans. (See Section 2)

Q7.	Are there circumstances under which I will not be granted restricted stock units?

A7.	Yes. If, for any reason, you no longer are an employee of Magma on the restricted stock unit grant date, you will not receive any restricted stock units. Instead, you will keep your current eligible options, and the options will vest and expire in accordance with their terms. Except as provided by applicable law and/or any employment agreement between you and Magma, your employment with Magma will remain “at-will” regardless of your participation in the offer and can be terminated by you or your employer at any time with or without cause or notice. (See Section 1)

Moreover, even if we accept your eligible options, we will not grant restricted stock units to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting restricted stock units as a result of changes in the SEC or Nasdaq Global Market rules. We do not anticipate any such prohibitions at this time. (See Section 13)

In addition, if you hold an option that expires after the commencement of, but before the cancellation of options under, this offer, that particular option is not eligible for exchange. As a result, if you hold options that expire before the currently scheduled cancellation date or if we extend the offer such that the cancellation date is a later date and you hold options that expire before the rescheduled cancellation date, those options will not be eligible for exchange and such options will continue to be governed by their original terms. (See Section 15)

Finally, an option will not be eligible for exchange (and any election with regard to such option will be disregarded) if, on the cancellation date, the exercise price of the option is less than the fair market value of Magma’s common stock. (See Section 2)

Q8.	Am I required to participate in this option exchange?

A8.	No. Participation in this offer is completely voluntary. (See Section 2)

Q9.	Do I have to pay for my restricted stock units?

A9.	You do not have to make any cash payment to Magma to receive your restricted stock units or the common stock upon vesting of your restricted stock units. (See Section 9)

Q10.	When will my restricted stock units vest?

A10.	Each restricted stock unit will represent a right to receive one share of our common stock on a specified future date if the restricted stock unit vests according to the following vesting schedule, subject to your continuing to be a service provider of Magma through each relevant vesting date (although please note the vesting schedule variation noted below that may apply for employees in Canada, the Netherlands and Israel):

•	The vesting schedule of the restricted stock units will be determined on a grant-by-grant basis, based on your length of service with Magma as of the date the offer commences:

Years of Service	Vesting Schedule
Less than one (1) year	Quarterly over forty-eight (48) months (16 quarters)

At least one (1) year but less than two (2) years	Quarterly over thirty-six (36) months (12 quarters)

At least two (2) years but less than three (3) years	Quarterly over twenty-eight (28) months (9 quarters and 1 month)

Between three (3) years and four (4) years	Quarterly over twenty (20) months (6 quarters and 2 months)

Greater than four (4) years	Quarterly over twelve (12) months (4 quarters)

•

None of the restricted stock units will be vested on the restricted stock unit grant date (unless you are an eligible employee in Canada, the Netherlands or Israel and vesting of a portion of your new restricted stock units is necessary to cover tax liability at grant or upon exchange, as discussed below).

•

The restricted stock units generally will be scheduled to vest in equal installments on a quarterly basis over the vesting schedule. However, if you are scheduled to vest on a quarterly basis over twenty-eight (28) months or twenty (20) months (as described above), the restricted stock units will generally be scheduled to vest in equal installments on a quarterly basis for the first twenty-seven (27) months or eighteen (18) months, respectively, with the remaining unvested restricted stock units vesting on the last day of the vesting schedule.

•

The first quarterly vesting date will be the three (3) month anniversary of the restricted stock unit grant date, and the remaining vesting dates generally will be on the quarterly anniversaries of such date (for example, if the first quarterly vesting date is March 18, 2009, the second quarterly vesting date will be June 18, 2009). However, if you are scheduled to vest on a quarterly basis over twenty-eight (28) months or twenty (20) months (as described above), the remaining vesting dates will be on the quarterly anniversaries of the three (3) month anniversary of the restricted stock unit grant date for the first twenty-seven (27) months or eighteen (18) months, respectively, with the last vesting date occurring on the last day of the twenty-eighth (28th) month or twentieth (20th) month, respectively.

•

Eligible employees in Canada will have a portion of their new restricted stock units fully vested on the restricted stock unit grant date, with such portion having a value sufficient to cover their tax liability on that date. The same will apply for employees in the Netherlands and Israel, to the extent that they are subject to tax upon the exchange of eligible options for restricted stock units, which will be the case if the eligible options are vested at the time of the exchange and, for employees in Israel, if the Company fails to obtain a tax ruling confirming that the exchange will not be taxable. In each case, the remaining portion of the restricted stock units will vest on the same schedule noted above. See Schedules C, H and L for details.

We expect the restricted stock unit grant date will be December 18, 2008. Vesting of your restricted stock units is subject to the following conditions:

•

Vesting on any given vesting date is subject to your continued service with Magma or one of its subsidiaries through that vesting date. If your service with us terminates for any reason before your restricted stock units vest, your restricted stock units will expire unvested and you will not be issued any shares of common stock pursuant to your restricted stock unit award. (See Section 1)

•	After the restricted stock units vest, continued service with us is not required to retain the common stock issued under the restricted stock units.

•

We will make minor modifications to the vesting schedule of any restricted stock units to eliminate fractional vesting (such that a whole number of restricted stock units will vest on each vesting date); this will be done by rounding down to the nearest whole number of restricted stock units that will vest on each vesting date other than the last vesting date and rounding up to the nearest whole number of restricted stock units that will vest on the last vesting date. (See Section 9)

Example:

Assume that an eligible employee elects to exchange an eligible option covering 1,000 shares with an exercise price of $8.01 per share, and the eligible employee has been an employee of Magma for four (4) years.

Assume that on December 18, 2008 (approximately 20 business days after the start of the exchange program), the eligible employee surrenders the option and, in accordance with the exchange ratios listed above, receives 333 restricted stock units. Subject to the eligible employee remaining a service provider of the Company through each such relevant date, the vesting schedule of the restricted stock units will be as follows:

Vesting Schedule

0 shares will be vested as of December 18, 2008

83 shares will be scheduled to vest on March 18, 2009

83 shares will be scheduled to vest on June 18, 2009

83 shares will be scheduled to vest on September 18, 2009

84 shares will be scheduled to vest on December 18, 2009

Restricted stock units that do not vest will be forfeited to Magma.

Q11.	If I participate in this offer, do I have to exchange all of my eligible options?

A11.	No. You may pick and choose which of your outstanding eligible options you wish to exchange. However, if you decide to participate in this offer and to exchange a grant of eligible options, you must elect to exchange all outstanding shares subject to that grant. You should note that we are not accepting partial tenders of options, except that you may elect to exchange the entire remaining portion of an option that you have exercised partially. You otherwise may not elect to exchange only some of the shares covered by any particular option. (See Section 2)

Q12.	What happens if I have an option that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A12.	If you have an eligible option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that eligible option, you may accept this offer with respect to the entire remaining outstanding portion of the eligible option. As described in Question and Answer 11, we are not accepting partial tenders of options, so you may not accept this offer with respect to a portion of an eligible option that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else. As you are the legal owner of the eligible option, the Company will respect an election properly made by you and accepted by the Company and will not be responsible to you or the beneficial owner of the eligible option for any errors made by you with respect to such an election. (See Section 2)

Q13.	When will I receive my restricted stock units?

A13.	We will grant the restricted stock units on the restricted stock unit grant date. The restricted stock unit grant date will be the same U.S. calendar day as the cancellation date. We expect the restricted stock unit grant date will be December 18, 2008. If the expiration date of the offer is extended, the restricted stock unit grant date similarly will be delayed. We will provide you with your restricted stock unit agreement via your E*TRADE account promptly after the expiration of the offer. You will receive the shares subject to the restricted stock unit award when and if your restricted stock unit award vests. (See Section 6)

Q14.	When will my exchanged options be cancelled?

A14.	Your exchanged options will be cancelled following the expiration of the offer but on the same U.S. calendar day as the expiration date of this offer. We refer to this date as the cancellation date. We expect that the cancellation date will be December 18, 2008, unless the offer period is extended. (See Section 6)

Q15.	Once I surrender my exchanged options, is there anything I must do to receive the restricted stock units?

A15.	No. Once your exchanged options have been cancelled, there is nothing that you must do to receive your restricted stock units. Your restricted stock units will be granted to you on the same day that the exchanged options are cancelled. We expect that the restricted stock unit grant date will be December 18, 2008. In order to receive the shares covered by the restricted stock unit grant, you will need to remain a service provider through the applicable vesting date, as described in Question and Answer 10. (See Section 1)

Q16.	Do I need to exercise my restricted stock units in order to receive shares?

A16.	No. Unlike options, which you must exercise in order to receive the vested shares subject to the option, you do not need to exercise restricted stock units in order to receive shares. If your restricted stock units vest in accordance with the vesting schedule set forth in your restricted stock unit agreement, you automatically will receive the shares subject to the restricted stock units promptly thereafter. Restricted stock units that do not vest will be forfeited to Magma.

Q17.	Can I exchange Magma common stock that I acquired upon a prior exercise of Magma options?

A17.	No. This offer relates only to certain outstanding options to purchase shares of Magma common stock. You may not exchange shares of Magma common stock in this offer. (See Section 2)

Q18.	Will I be required to give up all of my rights under the cancelled options?

A18.	Yes. Once we have accepted your exchanged options, your exchanged options will be cancelled and you no longer will have any rights under those options. We intend to cancel all exchanged options following the expiration of the offer but on the same U.S. calendar day as the expiration date of this offer. We refer to this date as the cancellation date. We expect that the cancellation date will be December 18, 2008. (See Section 6)

Q19.	Will the terms and conditions of my restricted stock units be the same as my exchanged options?

A19.

Restricted stock units are a different type of award than options, and so the terms and conditions of your restricted stock units necessarily will be different from your options. Your restricted stock units will be granted under the Plan and will be subject to a restricted stock unit agreement and any country-specific appendix thereto. A form of restricted stock unit agreement for U.S. employees and a separate form of restricted stock unit agreement for Non-U.S. employees are each attached to the filing of this Offer to Exchange and are available on Magma’s website at http://investor.magma-da.com/sec.cfm or the SEC website at www.sec.gov. Further, the vesting schedule of your restricted stock units will be different from the vesting schedule of your exchanged option and, if you are an employee in India (and not subject to U.S. taxation), you will be required to pay the employer’s fringe benefits tax due in respect of the restricted stock units, although you may or may not have been required to pay such fringe benefits tax in respect of your exchanged options. If your eligible option was not granted under the Plan, your restricted stock units may have some additional terms that differ from those that applied to your eligible option – for instance, the treatment of awards in the event of a change in control of Magma might differ. Please see Section 9 for a fuller discussion of these differences.

Until your restricted stock units vest and you are issued shares in payment for the vested restricted stock units, you will not have any of the rights or privileges of a shareholder of Magma. Once you have been issued the shares of common stock, you will have all of the rights and privileges of a shareholder with respect to those shares, including the right to vote and to receive dividends; provided, however, due to local legal requirements, if you are an employee in China or in Israel (unless otherwise provided for under the terms of a ruling issued by the Israeli Tax Authorities), the shares issued to you will be sold immediately following their issuance upon vesting of the restricted stock units.

In addition, the tax treatment of the restricted stock units will differ significantly from the tax treatment of your options. Please see Question and Answer 22 and the remainder of this Offer to Exchange for further details.

Q20.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A20.	If you choose not to participate or if your options are not accepted for exchange, your existing options will (a) remain outstanding until they expire by their terms, (b) retain their current exercise price, (c) retain their current vesting schedule and (d) retain all of the other terms and conditions as set forth in the relevant agreement related to such option and the plan under which it was granted. (See Section 6)

Q21.	How does Magma determine whether an option has been properly tendered?

A21.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options tendered for exchange that we determine are not in an appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn, subject to the terms of this offer. No tender of options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election form and we will not incur any liability for failure to give any notice. (See Section 4)

Q22.	Will I have to pay taxes if I participate in the offer?

A22.

If you participate in the offer and are a U.S. taxpayer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or the restricted stock unit grant date. However, you normally will have taxable income when your restricted stock units vest, at which time Magma typically also will have a tax withholding obligation. The Company will satisfy tax withholding obligations, if applicable, in the manner specified in your restricted stock unit agreement. The restricted stock unit agreement generally provides that the Company will satisfy any withholding obligations by reducing the number of shares issuable for vested restricted stock units by an amount necessary to satisfy such withholding requirements at the minimum statutory rate. Alternatively, or in addition, the Company may in its sole discretion sell or arrange for the sale of shares to be issued on the vesting of your restricted stock units to satisfy the withholding obligation or withhold applicable taxes from your wages or other cash compensation payable to you by the Company. You also may have taxable capital gain when you sell the shares underlying the restricted stock unit. Note that the tax treatment of restricted stock units differs significantly from the tax treatment of your options and, as a result of participating in the offer, your tax liability could be higher than if you had kept your eligible options. Please see Section 14 for a reminder of the general tax consequences associated with your eligible options. (See Section 14)

If you participate in the offer and are subject to tax or social insurance contributions in Canada, China, France, Germany, India, Israel, Italy, Japan, Korea, the Netherlands, Taiwan or the United Kingdom, please refer to Schedules C through N of this Offer to Exchange for a description of the tax and social insurance consequences that may apply to you. (See Schedules C through N)

You should consult with your tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there may be additional or different tax and social insurance consequences that may apply to you.

Q23.	What if Magma is acquired by another company?

A23.	Although we currently are not anticipating any such merger or acquisition, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange, and your options will be treated in accordance with the applicable stock plan under which your option was granted and the relevant option agreement. Further, if Magma is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement, and you will receive no restricted stock units in exchange for them. If Magma is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the restricted stock units, including any adjustments to the purchase price or number of shares that will be subject to the restricted stock units. Under such circumstances, the type of security and the number of shares covered by your restricted stock unit award would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive restricted stock units covering more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the restricted stock units if no acquisition had occurred.

If we are acquired by or merge with another company, your exchanged options might be worth more than the restricted stock units that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, optionholders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those optionholders who did not participate in this offer and retained their original options.

Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of our employees before the completion of this offer. Termination of your employment for this or any other reason before the restricted stock unit grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any restricted stock units or other benefit for your tendered options.

If we are acquired after your tendered options have been accepted, cancelled, and exchanged for restricted stock units, your restricted stock units will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms of the Plan and your new restricted stock unit agreement, including any country-specific appendix thereto. (See Section 9)

Q24.	Will I receive a restricted stock unit agreement?

A24.	Yes. All restricted stock units will be subject to a restricted stock unit agreement between you and Magma, as well as to the terms and conditions of the Plan and any country-specific terms and conditions set forth in an appendix to the restricted stock unit agreement. A copy of the Plan, the form of restricted stock unit agreement under the Plan for U.S. employees and a separate form of restricted stock unit agreement for Non-U.S. employees are each attached to the filing of this Offer to Exchange and are available on Magma’s website at http://investor.magma-da.com/sec.cfm and the SEC website at www.sec.gov. Your acceptance of this offer will be deemed your acceptance of the restricted stock unit agreement, as modified to reflect the terms of this offer (including but not limited to the number of restricted stock units issued for exchanged options and the applicable vesting schedule). (See Section 9)

Q25.	Are there any conditions to this offer?

A25.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may do so at our discretion. (See Sections 2 and 7)

Q26.	If you extend the offer, how will you notify me?

A26.	If we extend this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled expiration date of this offer. (See Sections 2 and 16)

Q27.	How will you notify me if the offer is changed?

A27.	If we change the offer, we will issue a press release, e-mail or other form of communication disclosing the change no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the date on which we change the offer. (See Sections 2 and 16)

Q28.	Can I change my mind and withdraw from this offer?

A28.	Yes. You may change your mind after you have submitted an election form and withdraw some or all of your elected options from the offer at any time before the expiration date of this offer (expected to be December 18, 2008). If we extend the expiration date of this offer, you may withdraw your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date of this offer. The exception to this rule is that if we have not accepted your properly tendered options by 9:00 p.m., Pacific Time, on January 20, 2009 you may withdraw your options at any time thereafter. (See Section 5)

Q29.	Can I change my mind about which options I want to exchange?

A29.	Yes. At any time before the expiration date of this offer, you may change your mind after you have submitted an election form and change the options you elect to exchange by completing and submitting a new election form to Susan Berry to add additional eligible options or a withdrawal form to Susan Berry to withdraw eligible options. If we extend the expiration date of this offer, you may change your election at any time until the extended offer expires. You may elect to exchange additional eligible options, fewer eligible options, all of your eligible options or none of your eligible options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date of this offer. Please be sure that any new election form you submit includes all the options with respect to which you want to accept this offer and is clearly dated after your last-submitted election or withdrawal form. (See Section 4)

Q30.	How do I withdraw my election?

A30.	To withdraw your election, you must do the following before the expiration date of this offer:

1. Properly complete and sign the attached withdrawal form.

2. Deliver the properly completed and attached withdrawal form via facsimile, e-mail (via PDF only) or by hand delivery to:

Susan Berry

Magma Design Automation, Inc.

1650 Technology Drive

San Jose, California 95110

Fax: (408) 565-7980

E-mail: stock@magma-da.com

Please note that responses submitted via e-mail must be sent to stock@magma-da.com (as described above). Responses submitted to Susan Berry’s e-mail address at Magma will not be accepted.

(See Section 5)

Q31.	What if I withdraw my election and then decide again that I want to participate in this offer?

A31.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed election form before the expiration date of this offer that is signed and dated after the date of your withdrawal form. (See Question and Answer 2 and Section 5)

Q32.	Are you making any recommendation as to whether I should exchange my eligible options?

A32.	No. We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your eligible options in this offer will be a challenging one for many employees. The program does carry risk (see “Risks of Participating in the Offer” beginning on page 14 for information regarding some of these risks), and there are no guarantees that you ultimately would not receive greater value from your eligible options than from the restricted stock units you will receive in exchange. As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your legal counsel, accountant, and/or financial advisor. (See Section 3)

Q33.	Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?

A33.	You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to:

Susan Berry

Magma Design Automation, Inc.

1650 Technology Drive

San Jose, California 95110

Phone: (408) 565-6196

E-mail: stock@magma-da.com

(See Section 10)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks and uncertainties, including those described below. This list and the risk factors set forth in Part II, Item 1A, “Risk Factors,” of our quarterly report on Form 10-Q for the fiscal quarter ended August 3, 2008, filed with the SEC on September 12, 2008, and in Item 1A, “Risk Factors,” of our annual report on Form 10-K for the fiscal year ended April 6, 2008, filed with the SEC on June 16, 2008, highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with a financial, legal and/or tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences in the U.S. and Schedules C through N discussing the tax consequences for employees outside the U.S., as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the offer.

In addition, this offer and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can often identify these and other forward-looking statements by terms such as “becoming,” “may,” “will,” “should,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “estimates,” “seeks,” “expects,” “plans,” “intends,” or comparable terminology. These forward-looking statements include, but are not limited to, our expectations about revenue and various operating expenses. Although we believe that the expectations reflected in these forward-looking statements are reasonable, and we have based these expectations on our beliefs and assumptions, such expectations may prove to be incorrect. Our actual results of operations and financial performance could differ significantly from those expressed in or implied by our forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: competition in the EDA market; our ability to integrate acquired businesses and technologies; market acceptance of new products; potentially higher-than-anticipated costs of litigation and future litigation about which we are unaware; potentially higher-than-anticipated costs of compliance with regulatory requirements, including those relating to internal control over financial reporting; any delay of customer orders or failure of customers to renew licenses; delays or defaults in customer payments; adoption of products by customers; weaker-than-anticipated sales of our products and services; higher-than-anticipated costs of providing support services for our products; adverse pricing pressure; weakness in the semiconductor or electronic systems industries or the economy more generally; our ability to manage expanding operations; the ability to attract and retain the key management, technical, marketing and sales personnel needed to operate Magma successfully; the ability to continue to deliver competitive products to customers; changes in accounting rules; and other factors detailed in our filings with the SEC. You should carefully consider these risks, in addition to the other information in this Offer to Exchange and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.

The following discussion should be read in conjunction with the financial statements attached as Schedule B, as well as our financial statements and notes to the financial statements included on our most recent Forms 10-K, 10-Q and 8-K. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.

Risks that are Specific to this Offer

If the price of our common stock increases after the date on which your options are cancelled, your cancelled options might be worth more than the restricted stock units that you receive in exchange for them.

Because the exchange ratio of this offer is not one-for-one with respect to any eligible options, it is possible that, at some point in the future, your old options would have been economically more valuable than the restricted stock units granted pursuant to this offer. For example, if you exchange an option for 1,000 shares with an exercise price of $5.00, you would receive 500 restricted stock units. Assume, for illustrative purposes only, that the price of our common stock increases to $11.00 per share. Under this example, if you had kept your exchanged options, exercised and immediately sold the shares at $11.00 per share, you would have realized pre-tax gain of $6,000.00, but if you exchanged your options and sold the shares subject to the restricted stock unit grant, you would realize only a pre-tax gain of $5,500.00.

In addition, you may have paid more taxes for your restricted stock units than you did for your options. For example, if you exchange a nonstatutory stock option for 1,000 shares with an exercise price of $5.00, you would receive 500 restricted stock units. If you are a U.S. taxpayer and you exercise the option for $5.00 per share while the fair market value of our common stock was $8.00 per share, you would recognize ordinary income of $3.00 per share at exercise. If you later sold the shares at $10.00 per share, you would have capital gain of $2.00 per share, which is the difference between the sale price of $10.00 and the $8.00 fair market value at exercise. If you held the shares more than 12 months, this would be taxed under U.S. federal tax law at long-term capital gains rates (currently a maximum rate of 15%), and if you held the shares for 12 months or less, this would be taxed under U.S. federal tax law at short-term capital gains rates (currently a maximum rate of 35%). If, instead, you had exchanged your options for restricted stock units, you would recognize ordinary income (currently at a maximum U.S. federal tax rate of 35%) on the full fair market value of the shares you receive at the time you receive them (i.e., when they vested). In either case, please note that you will also be subject to applicable U.S. state income tax laws. For instance, if you vest in 125 restricted stock units on a day when the fair market value of our stock is $10.00 per share, you will recognize ordinary income of $1,250.00. You then would be subject to additional long- or short-term capital gain, as applicable (depending on the length of time you have held such shares) on any additional gain when you sell the shares. For instance, if you sold the shares at $12.00 per share, you would have a capital gain of $2.00 per share (for a total of $250.00). When analyzing the tax consequences to you, you should keep in mind that you do not pay a cash purchase price for the restricted stock units or the shares thereunder, while, in the example above, you would have paid $5.00 per share of post-tax dollars for the shares subject to your options.

If we are acquired by or merge with another company, your cancelled options might be worth more than the restricted stock units that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, optionholders who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those optionholders who did not participate in this offer and retained their original options.

Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your service terminates for any reason before your restricted stock units vest, you will not receive any value from your restricted stock units.

Your restricted stock units generally will not be vested on the restricted stock unit grant date.

The restricted stock units will be subject to a vesting schedule provided, however, that a portion of the restricted stock units issued to employees in Canada, the Netherlands (if vested options are exchanged) and Israel (if vested options are exchanged and the Company fails to obtain a tax ruling confirming that the exchange will not be taxable) will be fully vested on the restricted stock unit grant date to cover taxes due on the exchange. If you do not remain a service provider with us through the date your restricted stock units vest, you will not receive the shares subject to those restricted stock units. Instead, your restricted stock units generally will expire immediately upon your termination. As a result, you will not receive full value from your restricted stock units.

Tax-Related Risks

Eligible employees who are U.S. taxpayers and do not participate in this exchange may be required to restart the measurement periods required for favorable U.S. tax treatment for their incentive stock options.

In order to receive favorable U.S. tax treatment for incentive stock options, the shares subject to the option must be held more than two (2) years after the grant date and more than one (1) year after you exercise the option. If this offer is open for thirty (30) days or more, employees will not receive any credit for the time in which their eligible options were held. As a result, if this offer is open for thirty (30) or more calendar days, in order for your eligible options to be eligible for favorable U.S. federal tax treatment, you must wait to sell the shares that you acquire upon exercise of your option until the passage of more than two (2) years from the date this offer commenced (that is, more than two (2) years from November 20, 2008) and more than one (1) year after the exercise of the option (even if you do not exchange your eligible incentive stock options for new restricted stock units). If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under the section entitled “Material income tax consequences.” If the offer expires on December 18, 2008, the scheduled expiration date, the offer will have been open less than thirty (30) days and this risk will not be realized.

Tax related risks for tax residents of multiple countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these tax consequences.

Tax effects of restricted stock units for U.S. taxpayers.

If you participate in the offer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange and on the restricted stock unit grant date. However, you generally will have taxable ordinary income when your restricted stock units vest, at which time Magma generally also will have a tax withholding obligation. The Company will satisfy all tax withholding obligations in the manner specified in your restricted stock unit agreement. The restricted stock unit agreement generally provides that the Company will satisfy any withholding obligations by reducing the number of shares issuable for vested restricted stock units by an amount necessary to satisfy such withholding requirements at the minimum statutory rate. Alternatively, or in addition, the Company may in its sole discretion sell or arrange for the sale of shares to be issued on the vesting of your restricted stock units to satisfy the withholding obligation or withhold applicable taxes from your wages or other cash compensation payable to you by the Company.

You also may have taxable capital gains when you sell the shares underlying the restricted stock unit. Note that the tax treatment of restricted stock units differs significantly from the tax treatment of your options and as a result of your participating in this offer, your tax liability could be higher than if you had kept your eligible options. Please see Section 14 of the Offer to Exchange for a reminder of the general tax consequences associated with options.

Tax effects of restricted stock units for tax residents of Canada, China, France, Germany, India, Israel, Italy, Japan, Korea, the Netherlands, Taiwan or the United Kingdom

Non-U.S. employees should carefully review Schedules C through N attached to this offer for their country of residence to determine whether participation in the offer could trigger any negative tax consequences.

Risks Relating to Our Business, Generally

Our limited operating history makes it difficult to evaluate our business and prospects.

We were incorporated in April 1997. We have a limited history of generating revenue from our software products, and the revenue and income potential of our business and market is still unproven. As a result of our relatively short operating history, we have limited financial data that can be used to evaluate our business. We have only been profitable in fiscal 2003 and fiscal 2004. Our software products represent a new approach to the challenges presented in the electronic design automation market, which to date has been dominated by established companies with longer operating histories. Key markets within the electronic design automation industry may fail to adopt our proprietary technologies and use our software products. Any evaluation of our business and our prospects must be considered in light of our limited operating history and the risks and uncertainties often encountered by relatively young companies.

We have a history of losses, except for fiscal 2003 and fiscal 2004, and had an accumulated deficit of approximately $260.7 million as of August 3, 2008. If we continue to incur losses, the trading price of our stock would likely decline.

We had an accumulated deficit of approximately $260.7 million as of August 3, 2008. Except for fiscal 2003 and fiscal 2004, we incurred losses in all other fiscal years. If we continue to incur losses, or if we fail to achieve profitability at levels expected by securities analysts or investors, the market price of our common stock is likely to decline. If we continue to incur losses, we may not be able to maintain or increase our number of employees or our investment in capital equipment, sales, marketing, and research and development programs. Further, we may not be able to continue to operate.

Our quarterly results are difficult to predict, and if we fail to reach certain quarterly financial expectations, our stock price is likely to decline.

Our quarterly revenue and operating results fluctuate from quarter to quarter and are difficult to predict. It is likely that our operating results in some periods will be below investor expectations. If this happens, the market price of our common stock is likely to decline. Fluctuations in our future quarterly operating results may be caused by many factors, including:

•	size and timing of customer orders, which are received unevenly and unpredictably throughout a fiscal year;

•	the mix of products licensed and types of license agreements;

•	our ability to recognize revenue in a given quarter;

•	higher-than-anticipated costs in connection with litigation;

•	timing of customer license payments;

•	the relative mix of time-based licenses bundled with maintenance, unbundled time-based license agreements and perpetual license agreements, each of which has different revenue recognition practices;

•

size and timing of revenue recognized in advance of actual customer billings and customers with graduated payment schedules which may result in higher accounts receivable balances and days sales outstanding (“DSO”);

•	the relative mix of our license and services revenue;

•	our ability to win new customers and retain existing customers;

•	changes in our pricing and discounting practices and licensing terms and those of our competitors;

•	changes in the level of our operating expenses, including general compensation levels as well as increases in incentive compensation payments that may be associated with future revenue growth;

•	changes in the interpretation of the authoritative literature under which we recognize revenue;

•	the timing of product releases or upgrades by us or our competitors; and

•	the integration, by us or our competitors, of newly-developed or acquired products or businesses.

We have faced lawsuits related to patent infringement and other claims, and we may face additional intellectual property infringement claims or other litigation. Lawsuits can be costly to defend, can take the time of our management and employees away from day-to-day operations, and could result in our losing important rights and paying significant damages.

We have faced lawsuits related to patent infringement and other claims in the past. For example, Synopsys previously filed various suits, including an action for patent infringement, against us. In addition, a putative shareholder class action lawsuit and a putative derivative lawsuit have been filed against us. All claims brought against us by Synopsys have been fully resolved by a settlement and a license under the asserted patents, although other similar litigation involving Synopsys or other parties may follow (subject, in the case of Synopsys, to the terms of the settlement agreement with Synopsys pursuant to which we and Synopsys agreed not to initiate future patent litigation against each other for a period of two years commencing on March 29, 2007 provided certain terms are met). In the future other parties may assert intellectual property infringement claims against us or our customers. We may have acquired or may in the future acquire software as a result of our acquisitions, and we could be subject to claims that such software infringes the intellectual property rights of third parties. We also license technology from certain third parties and could be subject to claims if the software which we license is deemed to infringe the rights of others. In addition, we are often involved in or threatened with commercial litigation unrelated to intellectual property infringement claims such as labor litigation and contract claims, and we may acquire companies that are actively engaged in such litigation.

Our products may be found to infringe intellectual property rights of third parties, including third-party patents. In addition, many of our contracts contain provisions in which we agree to indemnify our customers from third-party intellectual property infringement claims that are brought against them based on their use of our products. Also, we may be unaware of filed patent applications that relate to our software products. We believe that the patent portfolios of our competitors generally are far larger than ours. This disparity between our patent portfolio and the patent portfolios of our competitors may increase the risk that they may sue us for patent infringement and may limit our ability to counterclaim for patent infringement or settle through patent cross-licenses.

The outcome of intellectual property litigation and other types of litigation could result in our loss of critical proprietary rights and unexpected operating costs and substantial monetary damages. Intellectual property litigation and other types of litigation are expensive and time-consuming and could divert our management’s attention from our business. If there is a successful claim against us for infringement, we may be ordered to pay substantial monetary damages (including punitive damages), we may also be prevented from distributing all or some of our products, and we may also be required to develop non-infringing technology or enter into royalty or license agreements, which may not be available on acceptable terms, if at all. Our failure to develop non-infringing technologies or license the proprietary rights on a timely basis could harm our business.

Publicly announced developments in our litigation matters may cause our stock price to decline sharply and suddenly. Other factors may reduce the market price of our common stock, and we are subject to ongoing risks of securities class action litigation related to volatility in the market price for our common stock.

We may not be successful in defending some or all claims that may be brought against us. Regardless of the outcome, litigation can result in substantial expense and could divert the efforts of our management and technical personnel from our business. In addition, the ultimate resolution of the lawsuits could have a material adverse effect on our financial position, results of operations and cash flows, and harm our ability to execute our business plan.

The price of our common stock may fluctuate significantly, which may make it difficult for our stockholders to resell our stock at attractive prices.

Our common stock trades on the Nasdaq Global Market under the symbol “LAVA”. There have been previous quarters in which we have experienced shortfalls in revenue and earnings from levels expected by securities analysts and investors, which have had an immediate and significant adverse effect on the trading price of our common stock. Furthermore, the price of our common stock has fluctuated significantly in recent periods.

The market price of our stock is subject to significant fluctuations in response to the risk factors set forth herein, many of which are beyond our control. Such fluctuations, as well as economic conditions generally, may adversely affect the market price of our common stock.

In addition, the stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our common stock, regardless of our operating performance. Recent problems with the financial system, such as problems involving banks as well as the mortgage markets, might increase such market fluctuations.

We may not be able to hire and/or retain the number of qualified personnel required for our business, particularly engineering personnel, which would harm the development and sales of our products and limit our ability to grow.

Competition in our industry for senior management, technical, sales, marketing and other key personnel is intense. If we are unable to retain our existing personnel, or attract and train additional qualified personnel, our growth may be limited due to a lack of capacity to develop and market our products.

In particular, we continue to experience difficulty in hiring and retaining skilled engineers with appropriate qualifications to support our growth strategy. Our success depends on our ability to identify, hire, train and retain qualified engineering personnel with experience in integrated circuit design. Specifically, we need to continue to attract and retain field application engineers to work with our direct sales force to qualify new sales opportunities technically and perform design work to demonstrate our products’ capabilities to customers during the benchmark evaluation process. Competition for qualified engineers is intense, particularly in the Silicon Valley area where our headquarters are located.

Furthermore, in light of our adopting SFAS 123R, “Share-Based Payment” in the first quarter of our fiscal year 2007, we changed our employee compensation practices, and those changes could make it harder for us to retain existing employees and attract qualified candidates. If we lose the services of a significant number of our employees and/or if we cannot hire additional employees of the same caliber, we will be unable to increase our sales or implement or maintain our growth strategy.

Our success is highly dependent on the technical, sales, marketing and managerial contributions of key individuals who we may be unable to recruit and retain.

We depend on our senior executives and certain key research and development and sales and marketing personnel, who are critical to our business. We do not have long-term employment agreements with our key employees, and we do not maintain any key person life insurance policies. Furthermore, our larger competitors may be able to offer more generous compensation packages to executives and key employees, and therefore we risk losing key personnel to those competitors. If we lose the services of any of our key personnel, our product development processes and sales efforts could be slowed. We may also incur increased operating expenses and be required to divert the attention of our senior executives to search for their replacements. The integration of new executives or new personnel could disrupt our ongoing operations.

Customer payment defaults may cause us to be unable to recognize revenue from backlog, and changes in the type of orders comprising backlog could affect the proportion of revenue recognized from backlog each quarter, which could have a material adverse effect on our financial condition and results of operations.

A portion of our revenue backlog is variable based on volume of usage of our products by the customers or includes specific future deliverables or is recognized in revenue on a cash receipts basis. Our management has estimated variable usage based on customers’ forecasts, but there can be no assurance that these estimates will be realized. In addition, it is possible that customers from whom we expect to derive revenue from backlog will default and as a result we may not be able to recognize expected revenue from backlog. If a customer defaults and fails to pay amounts owed, or if the level of defaults increases, our bad debt expense is likely to increase. Any material payment default by our customers could have a material adverse effect on our financial condition and results of operations.

Our lengthy and unpredictable sales cycle and the large size of some orders make it difficult for us to forecast revenue and increase the magnitude of quarterly fluctuations, which could harm our stock price.

Customers for our software products typically commit significant resources to evaluate available software. The complexity of our products requires us to spend substantial time and effort to assist potential customers in evaluating our software and in benchmarking our products against those of our competitors. As the complexity of the products we sell increases, we expect our sales cycle to lengthen. In addition, potential customers may be limited in their current spending by existing time-based licenses with their legacy vendors. In these cases, customers delay a significant new commitment to our software until the term of the existing license has expired. Also, because our products require our customers to invest significant time and incur significant costs, we must target those individuals within our customers’ organizations who are able to make these decisions on behalf of their companies. These individuals tend to be senior management in an organization, typically at the vice president level. We may face difficulty identifying and establishing contact with such individuals. Even after those individuals decide to purchase our products, the negotiation and documentation processes can be lengthy and could lead the decision-maker to reconsider the purchase. Our sales cycle typically ranges between three and nine months but can be longer. Any delay in completing sales in a particular quarter could cause our operating results to fall below expectations. Furthermore, technological changes, litigation risk or other competitive factors could cause some customers to shorten the terms of their licenses significantly, and such shorter terms could in turn have an impact on our total results for orders for this fiscal year. In addition, the precise mix of orders is subject to substantial fluctuation in any given quarter or multiple quarter periods, and the actual mix of licenses sold affects the revenue we recognize in the period. Even if we achieve the target level of total orders, we may not meet our revenue targets if we are unable to achieve our target license mix. In particular, we may fall short of our revenue targets if we deliver more long-term or ratable licenses than expected, or we may exceed our revenue targets if we deliver more short-term licenses than expected.

We may be unable to make payments to satisfy our indemnification obligations.

We enter into standard license agreements in the ordinary course of business. Pursuant to these agreements, we agree to indemnify certain of our customers for losses suffered or incurred by them as a result of any patent, copyright, or other intellectual property infringement claim by any third party with respect to our products. These indemnification obligations have perpetual terms. Our normal business practice is to limit the maximum amount of indemnification to the amount received from the customer. On occasion, the maximum amount of indemnification we may be required to make may exceed our normal business practices. We estimate that the fair value of our indemnification obligations is insignificant, based upon our historical experience concerning product and patent infringement claims. Accordingly, we have no liabilities recorded for indemnification under these agreements. If an indemnification event were to occur, we might not have enough funds to pay our indemnification obligations. Further, any material indemnification payment could have a material adverse effect on our financial condition and the results of our operations.

We have entered into certain indemnification agreements whereby certain of our officers and directors are indemnified for certain events or occurrences while the officer or director is, or was, serving at our request in such capacity. Additionally, in connection with certain of our recent business acquisitions, we agreed to assume, or cause our subsidiaries to assume, indemnification obligations to the officers and directors of the acquired companies. While we have directors and officers insurance that reduces our exposure and enables us to recover a portion of any future amounts paid pursuant to our indemnification obligations to our officers and directors, the maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited. However, as a result of our directors and officers insurance coverage and our belief that our estimated potential exposure to our officers and directors for indemnification liabilities is minimal, no liabilities have been recorded for these agreements as of August 3, 2008. Therefore, if an indemnification event were to occur, we might not have enough funds to pay our indemnification obligations. Further, any material indemnification payment could have a material adverse effect on our financial condition and the results of our operations.

We rely on a small number of customers for a significant portion of our revenue, and our revenue could decline due to delays of customer orders or the failure of existing customers to renew licenses or if we are unable to maintain or develop relationships with current or potential customers.

Our business depends on sales to a small number of customers. For the first quarter of fiscal 2009, our top customer accounted for approximately 22% of our revenue.

We expect that we will continue to depend upon a relatively small number of customers for a substantial portion of our revenue for the foreseeable future. If we fail to sell sufficient quantities of our products and services to one or more customers in any particular period, or if a large customer reduces purchases of our products or services, defers orders, or fails to renew licenses, our business and operating results could be harmed.

Most of our customers license our software under time-based licensing agreements, with terms that typically range from 15 months to 48 months. Most of our license agreements automatically expire at the end of the term unless the customer renews the license with us or purchases a perpetual license. If our customers do not renew their licenses, we may not be able to maintain our current revenue or may not generate additional revenue. Some of our license agreements allow customers to terminate an agreement prior to its expiration under limited circumstances—for example, if our products do not meet specified performance requirements or goals. If these agreements are terminated prior to expiration or we are unable to collect under these agreements, our revenue may decline.

Some contracts with extended payment terms provide for payments which are weighted toward the latter part of the contract term. Accordingly, for bundled agreements, as the payment terms are extended, the revenue from these contracts is not recognized evenly over the contract term, but is recognized as the lesser of the cumulative amounts due and payable or ratably. For unbundled agreements, as the payment terms are extended, the revenue from these contracts is recognized as amounts become due and payable. Revenue recognized under these arrangements will be higher in the latter part of the contract term, which potentially puts our future revenue recognition at greater risk of the customer’s continued credit-worthiness. In addition, some of our customers have extended payment terms, which creates additional credit risk.

We compete against companies that hold a large share of the EDA market and competition is increasing among EDA vendors as customers tightly control their EDA spending and use fewer vendors to meet their needs. If we cannot compete successfully, we will not gain market share and our revenue could decline.

We currently compete with companies that hold dominant shares in the electronic design automation market, such as Cadence, Synopsys and Mentor. Each of these companies has a longer operating history and significantly greater financial, technical and marketing resources than we do, as well as greater name recognition and a larger installed customer base. Our competitors are better able to offer aggressive discounts on their products, a practice they often employ. Competition and corresponding pricing pressures among EDA vendors or other factors might be causing or might cause in the future the overall market for EDA products to have low growth rates, remain relatively flat or even decrease in terms of overall dollars. Our competitors offer a more comprehensive range of products than we do; for example, we do not offer logic simulation which can sometimes be an impediment to our winning a particular customer order. In addition, our industry has traditionally viewed acquisitions as an effective strategy for growth in products and market share and our competitors’ greater cash resources and higher market capitalization may give them a relative advantage over us in acquiring companies with promising new chip design products or companies that may be too large for us to acquire without a strain on our resources and liquidity.

Competition in the EDA market has increased as customers rationalized their EDA spending by using products from fewer EDA vendors. Continued consolidation in the electronic design automation market could intensify this trend. Also, many of our competitors, such as Cadence, Synopsys and Mentor, have established relationships with our current and potential customers and can devote substantial resources aimed at preventing us from establishing or enhancing our customer relationships. Competitive pressures may prevent us from obtaining new customers and gaining market share, may require us to reduce the price of products and services or cause us to lose existing customers, which could harm our business. To execute our business strategy successfully, we must continue our efforts to increase our sales worldwide. If we fail to do so in a timely manner or at all, we may not be able to gain market share and our business and operating results could suffer.

Also, a variety of small companies continue to emerge, developing and introducing new products which may compete with our products. Any of these companies could become a significant competitor in the future. We also compete with the internal chip design automation development groups of our existing and potential customers. Therefore, these customers may not require, or may be reluctant to purchase, products offered by independent vendors.

Our competitors may develop or acquire new products or technologies that have the potential to replace our existing or new product offerings. The introduction of these new or additional products by competitors may either cause potential customers to defer purchases of our products or cause potential customers to decide against purchasing our products. If we fail to compete successfully, we will not gain market share, or our market share may decrease, and our business may fail.

Acquisitions are an important element of our strategy. We may not find suitable acquisition candidates and we may not be successful in integrating the operations of acquired companies and acquired technology.

Part of our growth strategy is to pursue acquisitions. We expect to continuously evaluate the possibility of accelerating our growth through acquisitions, as is customary in the electronic design automation industry. Achieving the anticipated benefits of past and possible future acquisitions will depend in part upon whether we can integrate the operations, products and technology of acquired companies with our operations, products and technology in a timely and cost-effective manner. The process of integrating acquired companies and acquired technology is complex, expensive and time consuming, and may cause an interruption of, or loss of momentum in, the product development and sales activities and operations of both companies. In addition, the earnout arrangements we use, and expect to continue to use, to consummate some of our acquisitions, pursuant to which we agreed to pay additional amounts of contingent consideration based on the achievement of certain revenue, bookings or product development milestones, can sometimes complicate integration efforts. We cannot be sure that we will find suitable acquisition candidates or that acquisitions we complete will be successful. Assimilating previously acquired companies such as Sabio Labs, Inc. (“Sabio”), Rio Design Automation, Inc. (“Rio”), Knights Technology, Inc. (“Knights”), ACAD Corporation (“ACAD”), Mojave, Silicon Metrics Corporation, or any other companies we have acquired or may seek to acquire in the future, involves a number of other risks, including, but not limited to:

•	adverse effects on existing customer relationships, such as cancellation of orders or the loss of key customers;

•	adverse effects on existing licensor or supplier relationships, such as termination of certain license agreements;

•	difficulties in integrating or retaining key employees of the acquired company;

•	the risk that earnouts based on revenue will prove difficult to administer due to the complexities of revenue recognition accounting;

•	the risk that actions incentivized by earnout provisions will ultimately prove not to be in our best interest if our interests change over time;

•	difficulties in integrating the operations of the acquired company, such as information technology resources, manufacturing processes, and financial and operational data;

•	difficulties in integrating the technologies of the acquired company into our products;

•	diversion of our management’s attention;

•	potential incompatibility of business cultures;

•	potential dilution to existing stockholders if we incur debt or issue equity securities to finance acquisitions; and

•	additional expenses associated with the amortization of intangible assets.

Our operating results may be harmed if our customers do not adopt, or are slow to adopt, 65-nanometer and smaller design geometries on a large scale.

Our customers are currently working on a range of design geometries, including without limitation 45-nanometer, 65-nanometer and 90-nanometer designs. We continue to work toward developing and enhancing our product line in anticipation of increased customer demand for 65-nanometer and other smaller design geometries. Notwithstanding our efforts to support 65-nanometer and other smaller design geometries, customers may fail to adopt these geometries on a large scale and we may be unable to persuade our customers to purchase our related software products. Accordingly, any revenues we receive from enhancements to our products or acquired technologies may be less than the development or acquisition costs. If customers fail to adopt 65-nanometer and other smaller design geometries on a large scale, our operating results may be harmed. In addition, if customers are not able successfully to generate profits as they adopt smaller geometries, demand for our products may be adversely affected, and our operating results may be harmed.

Our operating results will be harmed if chip designers do not adopt or continue to use Blast Fusion, Talus, FineSim, the Quartz family of products, Titan or our other current and future products.

Blast Fusion has accounted for the largest portion of our revenue since our inception and we believe that revenue from Blast Fusion, Talus, FineSim, the Quartz family of products and Titan will account for most of our revenue for the foreseeable future. To the extent that our customer base discontinues use of Blast Fusion and does not upgrade to our Talus products, our operating results may be significantly harmed. In addition, we have dedicated significant resources to developing and marketing Talus, Titan and other products. We must gain market penetration of Talus, FineSim, the Quartz family of products, Titan and other products in order to achieve our growth strategy and financial success. Moreover, if integrated circuit designers do not continue to adopt or use Blast Fusion, Talus, FineSim, the Quartz family of products, Titan or our other current and future products, our operating results will be significantly harmed.

In the event that the changes we made to our organizational structure in fiscal 2006 and in fiscal 2008 and the restructuring plan that we initiated in May 2008 result in ineffective interoperability between our products or ineffective collaboration among our employees, then our operating results may be harmed.

We changed our organizational structure in fiscal 2006 to establish major business units that are responsible for our various products, and we made some additional changes to our organizational structure in fiscal 2008. In addition, we initiated a restructuring plan in May 2008. If this organizational structure or restructuring plan results in ineffective interoperability between our products or ineffective collaboration among our employees, then our operating results may be harmed. For example, if this organizational structure or restructuring plan is not successful, we could experience delays in new product development that could cause us to lose customer orders and thereby could harm our operating results.

If the industries into which we sell our products experience a recession or other cyclical effects affecting our customers’ research and development budgets, our revenue would be likely to decline.

Demand for our products is driven by new integrated circuit design projects. The demand from semiconductor and systems companies is uncertain and difficult to predict. Slower growth in the semiconductor and systems industries, a reduced number of design starts, reduction of electronic design automation budgets or consolidation among our customers would harm our business and financial condition.

The primary customers for our products are companies in the communications, computing, consumer electronics, networking and semiconductor industries. Any significant downturn in our customers’ markets or in general economic conditions that results in the cutback of research and development budgets or the delay of software purchases would likely result in lower demand for our products and services and could harm our business. The continuing threat of terrorist attacks in the United States, the ongoing events in Afghanistan, Iraq, Iran, the Middle East, North Korea and other parts of the world, recent problems with the financial system, such as problems involving banks as well as the mortgage markets and the recent financial crisis, global climate change and other worldwide events have increased uncertainty in the United States economy. If the economy declines as a result of this economic, financial, political, social and environmental turmoil, existing customers may decrease their purchases of our software products or delay their implementation of our software products and prospective customers may decide not to adopt our software products, any of which could negatively impact our business and operating results.

The electronics industry has historically been subject to seasonal and cyclical fluctuations in demand for its products, and this trend may continue in the future. These industry downturns have been and may continue to be characterized by diminished product demand, excess manufacturing capacity and subsequent erosion of average selling prices. Any such seasonal or cyclical industry downturns could harm our operating results.

Difficulties in developing and achieving market acceptance of new products and delays in planned release dates of our software products and upgrades may harm our business.

To succeed, we will need to develop or acquire innovative new products. We may not have the financial resources necessary to fund all required future innovations. Expanding into new technologies or extending our product line into areas we have not previously addressed may be more costly or difficult than we presently anticipate. Also, any revenue that we receive from enhancements or new generations of our proprietary software products may be less than the costs that we incur to develop or acquire those technologies and products. If we fail to develop and market new products in a timely manner, or if new products do not meet performance features as marketed, our reputation and our business could suffer.

Our costs of customer engagement and support are high, so our gross margin may decrease if we incur higher-than-expected costs associated with providing support services in the future or if we reduce our prices.

Because of the complexity of our products, we typically incur high field application engineering support costs to engage new customers and assist them in their evaluations of our products. If we fail to manage our customer engagement and support costs, our operating results could suffer. In addition, our gross margin may decrease if we are unable to manage support costs associated with the services revenue we generate or if we reduce prices in response to competitive pressure.

Product defects could cause us to lose customers and revenue, or to incur unexpected expenses.

Our products depend on complex software, which we either developed internally or acquired or licensed from third parties. Our customers may use our products with other companies’ products, which also contain complex software. If our software does not meet our customers’ performance requirements or meet the performance features as marketed, our customer relationships may suffer. Also, a limited number of our contracts include specified ongoing performance criteria. If our products fail to meet these criteria, it may lead to termination of these agreements and loss of future revenue. Complex software often contains errors. Any failure or poor performance of our software or the third-party software with which it is integrated could result in:

•	delayed market acceptance of our software products;

•	delays in product shipments;

•	unexpected expenses and diversion of resources to identify the source of errors or to correct errors;

•	damage to our reputation;

•	delayed or lost revenue; and

•	product liability claims.

Our product functions are often critical to our customers, especially because of the resources our customers expend on the design and fabrication of integrated circuits. Many of our licensing agreements contain provisions to provide a limited warranty. In addition, some of our licensing agreements provide the customer with a right of refund for the license fees if we are unable to correct errors reported during the warranty period. If our contractual limitations are unenforceable in a particular jurisdiction or if we are exposed to claims that are not covered by insurance, a successful claim could harm our business. We currently carry insurance coverage and limits that we believe are consistent with similarly situated companies within the EDA industry, however, our insurance coverage may prove insufficient to protect against any claims that we may experience.

Because much of our business is international, we are exposed to risks inherent to doing business internationally that could harm our business. We also intend to expand our international operations. If our revenue from this expansion does not exceed the expenses associated with this expansion, our business and operating results could suffer.

In fiscal 2008, we generated 40% of our total revenue from sales outside North America, compared to 32% in fiscal 2007 and 33% in fiscal 2006. While most of our international sales to date have been denominated in U.S. dollars, our international operating expenses have been denominated in foreign currencies. As a result, a decrease in the value of the U.S. dollar relative to the foreign currencies could increase the relative costs of our overseas operations, which could reduce our operating margins.

As we expand our international operations, we will need to maintain sales offices in Europe, the Middle East, and the Asia Pacific region. If our revenue from international operations does not exceed the expense of establishing and maintaining our international operations, our business could suffer. Additional risks we face in conducting business internationally include:

•	difficulties and costs of staffing and managing international operations across different geographic areas;

•	changes in currency exchange rates and controls;

•	uncertainty regarding tax and regulatory requirements in multiple jurisdictions;

•	the possible lack of financial and political stability in foreign countries, preventing overseas sales growth;

•	current events in North Korea, Iran, Iraq, the Middle East, and other parts of the world;

•	the effects of terrorist attacks in the United States;

•	recent problems with the financial system, such as problems involving banks as well as the mortgage markets and the recent financial crisis; and

•	any related conflicts or similar events worldwide.

Future changes in accounting standards, specifically changes affecting revenue recognition, could cause unexpected adverse revenue fluctuations for us.

Future changes in accounting standards or interpretations thereof, specifically those changes affecting software revenue recognition, could require us to change our methods of revenue recognition. These changes could result in deferral of revenue recognized in current periods to subsequent periods or in accelerated recognition of deferred revenue to current periods, each of which could cause shortfalls in meeting the expectations of investors and securities analysts. Our stock price could decline as a result of any shortfall. Implementation of internal controls reporting and attestation requirements, as further described below, will continue to impose additional financial and administrative obligations on us and may continue to cause us to incur substantial implementation costs from third party consultants, which could adversely affect our results.

We have incurred and will continue to incur significant costs as a result of being a public company.

As a public company, we incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the Securities and Exchange Commission and the Nasdaq Global Market, required changes in the corporate governance practices of public companies, which increased our legal and financial compliance costs. In particular, we have incurred and will continue to incur administrative expenses relating to compliance with Section 404 of the Sarbanes-Oxley Act, which requires that we implement and maintain an effective system of internal controls and annual certification of our compliance by our independent registered public accounting firm. In addition, we incur other costs associated with our public company reporting requirements.

We are required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on our stock price.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), we are required to report on, and our independent registered public accounting firm is to attest to, the effectiveness of our internal control over financial reporting. Our assessment of the effectiveness of our internal control over financial reporting must include disclosure of any material weaknesses in our internal control over financial reporting identified by management. We have an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements. Effective internal controls are necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports, there could be an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our financial statements, which ultimately could negatively impact our stock price.

In addition, we must continue to monitor and assess our internal control over financial reporting because a failure to comply with Section 404 could cause us to delay filing our public reports, potentially resulting in de-listing by the Nasdaq Global Market and penalties or other adverse consequences under our existing contractual arrangements. In particular, pursuant to the indenture for the 2% Convertible Senior Notes due May 15, 2010 (the “2010 Notes”), if we fail to file our annual or quarterly reports in accordance with the terms of that indenture, or if we do not comply with certain provisions of the Trust Indenture Act specified in the indenture, after the passage of certain periods of time at the election of a certain minimum number of holders of the 2010 Notes, we may be in default under the indenture unless we pay a fee equal to 1% per annum of the aggregate principal amounts of the 2010 Notes, or the extension fee, to extend the default date. Even if we pay the applicable extension fee, we will eventually be in default for these filing failures if sufficient time passes and we have not made the applicable filing.

The effectiveness of disclosure controls is inherently limited.

We do not expect that our disclosure controls and procedures, or our internal control over financial reporting, will prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system objectives will be met. The design of a control system must also reflect applicable resource constraints, and the benefits of controls must be considered relative to their costs. As a result of these inherent limitations, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our company have been detected. Failure of the control systems to prevent error or fraud could materially adversely impact our financial results and our business.

Forecasting our tax rates is complex and subject to uncertainty.

Our management must make significant assumptions, judgments and estimates to determine our current provision for income taxes, deferred tax assets and liabilities, and any valuation allowance that may be recorded against our deferred tax assets. These assumptions, judgments and estimates are difficult to make due to their complexity, and the relevant tax law is often changing.

Our future effective tax rates could be adversely affected by the following:

•	an increase in expenses that are not deductible for tax purposes, including stock-based compensation and write-offs of acquired in-process research and development;

•	changes in the valuation of our deferred tax assets and liabilities;

•	future changes in ownership that may limit realization of certain assets;

•	changes in forecasts of pre-tax profits and losses by jurisdiction used to estimate tax expense by jurisdiction;

•	assessment of additional taxes as a result of federal, state, or foreign tax examinations; or

•	changes in tax laws or interpretations of such tax laws.

Our success will depend on our ability to keep pace with the rapidly evolving technology standards of the semiconductor industry. If we are unable to keep pace with these evolving technology standards, our products could be rendered obsolete, which would cause our operating results to decline.

The semiconductor industry has made significant technological advances. In particular, recent advances in deep sub-micron technology have required electronic design automation companies to develop or acquire new products and enhance existing products continuously. The evolving nature of our industry could render our existing products and services obsolete. Our success will depend, in part, on our ability to:

•	enhance our existing products and services;

•	develop and introduce new products and services on a timely and cost-effective basis that will keep pace with technological developments and evolving industry standards;

•	address the increasingly sophisticated needs of our customers; and

•	acquire other companies that have complementary or innovative products.

If we are unable, for technical, legal, financial or other reasons, to respond in a timely manner to changing market conditions or customer requirements, our business and operating results could be seriously harmed.

If we fail to offer and maintain competitive equity compensation packages for our employees, or if our stock price declines materially for a protracted period of time, we might have difficulty retaining our employees and our business may be harmed.

In today’s competitive technology industry, employment decisions of highly skilled personnel are influenced by equity compensation packages, which offer incentives above traditional compensation only where there is a consistent, long-term upward trend over time of a company’s stock price. Our stock price declined significantly for several years due to market conditions and had recently been negatively affected by uncertainty surrounding the outcome of our litigation with Synopsys, Inc. discussed above. In addition, our stock price has declined significantly in light of our financial results for fiscal year 2008 (including our backlog as of April 6, 2008, which backlog is described in Item 1 of our Annual Report for the fiscal year ended April 6, 2008, as well as our outlook for fiscal year 2009) and in light of our recent financial results.

As a result, many of our outstanding stock options have exercise prices per share that are currently below the trading price per share of our common stock. Therefore, we may be forced to grant additional options to retain employees. This in turn could result in:

•	immediate and substantial dilution to investors resulting from the grant of additional options necessary to retain employees; and

•	compensation charges against us, which would negatively impact our operating results.

In addition, the new accounting requirements for employee stock options discussed below has adversely affected our option grant practices and may affect our ability to recruit and retain employees.

Due to changes in the accounting treatment for employee stock options, we have changed our employee compensation practices, and our reported results of operations have been and will likely continue to be adversely affected.

Until April 2, 2006, we accounted for the issuance of employee stock options under principles that did not require us to record compensation expense for options granted at fair market value. In December 2004, the FASB issued SFAS 123R, “Share-Based Payment,” which eliminates the ability to account for share-based compensation transactions using APB 25, and generally requires instead that such transactions be accounted for using a fair-value based method. Under SFAS 123R, companies are required to recognize an expense for compensation cost related to share-based payment arrangements including stock options and employee stock purchase plans. We adopted the new rules in the first quarter of our fiscal year 2007. This change in accounting treatment has resulted and will continue to result in significant additional compensation expense compared to prior periods and has adversely affected and will likely continue to adversely affect our reported results of operations and hinder our ability to achieve profitability. We are continuing to assess the full impact of the adoption of SFAS 123R on our business practices and, as part of that assessment, have changed our employee compensation practices by, for example, issuing more restricted stock and fewer stock options. These changes could make it harder for us to retain existing employees and attract qualified candidates.

If our sales force compensation arrangements are not designed effectively, we may lose sales personnel and resources.

Designing an effective incentive compensation structure for our sales force is critical to our success. We have experimented, and continue to experiment, with different systems of sales force compensation. If our incentives are not well designed, we may experience reduced revenue generation, and we may also lose the services of our more productive sales personnel, either of which would reduce our revenue or potential revenue.

Fluctuations in our growth place a strain on our management systems and resources, and if we fail to manage the pace of our growth, our business could be harmed.

Periods of growth followed by efforts to realign costs when revenue growth is slower than anticipated have placed a strain on our management, administrative and financial resources. Over time we have significantly expanded our operations in the United States and internationally, and we plan to continue to expand the geographic scope of our operations. However, in the first quarter of fiscal 2008, we decreased our workforce by 21 employees; and in May 2008, we initiated a restructuring plan for which we have incurred restructuring charges of just over $2.0 million in the first quarter of fiscal 2009 primarily for employee termination costs. In addition, it is possible that we will continue to restructure our company and to incur additional associated expenses for the remainder of fiscal year 2009. To pace the growth of our operations with the growth in our revenue, we must continue to improve administrative, financial and operations systems, procedures and controls. Failure to improve our internal procedures and controls could hinder our efforts to manage our growth adequately, disrupt operations, lead to expenses associated with restructurings, lead to deficiencies in our internal controls and financial reporting and otherwise harm our business.

If chip designers and manufacturers do not integrate our software into existing design flows, or if other software companies do not cooperate in working with us to interface our products with their design flows, demand for our products may decrease.

To implement our business strategy successfully, we must provide products that interface with the software of other electronic design automation software companies. Our competitors may not support efforts by us or by our customers to integrate our products into their existing design flows. We must develop cooperative relationships with competitors so that they will work with us to integrate our software into customers’ design flow. Currently, our software is designed to interface with the existing software of Cadence, Synopsys and others. If we are unable to persuade customers to adopt our software products instead of those of competitors (including competitors offering a broader set of products), or if we are unable to persuade other software companies to work with us to interface our software to meet the demands of chip designers and manufacturers, our business and operating results will suffer.

We may not obtain sufficient patent protection, which could harm our competitive position and increase our expenses.

Our success and ability to compete depends to a significant degree upon the protection of our software and other proprietary technology. We currently have a number of issued patents in the United States, but this number is relatively small in comparison to our competitors.

These legal protections afford only limited protection for our technology. In addition, rights that may be granted under any patent application that may issue in the future may not provide competitive advantages to us. Further, patent protection in foreign jurisdictions where we may need this protection may be limited or unavailable. It is possible that:

•	our pending U.S. and non-U.S. patents may not be issued;

•	competitors may design around our present or future issued patents or may develop competing non-infringing technologies;

•	present and future issued patents may not be sufficiently broad to protect our proprietary rights; and

•	present and future issued patents could be successfully challenged for validity and enforceability.

We believe the patent portfolios of our competitors are far larger than ours, and this may increase the risk that they may sue us for patent infringement and may limit our ability to counterclaim for patent infringement or settle through patent cross-licenses.

We rely on trademark, copyright and trade secret laws and contractual restrictions to protect our proprietary rights, and if these rights are not sufficiently protected, it could harm our ability to compete and generate income.

To establish and protect our proprietary rights, we rely on a combination of trademark, copyright and trade secret laws, and contractual restrictions, such as confidentiality agreements and licenses. Our ability to compete and grow our business could suffer if these rights are not adequately protected. We seek to protect our source code for our software, documentation and other written materials under trade secret and copyright laws. We license our software pursuant to agreements, which impose certain restrictions on the licensee’s ability to utilize the software. We also seek to avoid disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements. Our proprietary rights may not be adequately protected because:

•	laws and contractual restrictions in U.S. and foreign jurisdictions may not prevent misappropriation of our technologies or deter others from developing similar technologies;

•	competitors may independently develop similar technologies and software;

•	for some of our trademarks, federal U.S. trademark protection may be unavailable to us;

•	our trademarks might not be protected or protectable in some foreign jurisdictions;

•	the validity and scope of our U.S. and foreign trademarks could be successfully challenged; and

•	policing unauthorized use of our products and trademarks is difficult, expensive and time-consuming, and we may be unable to determine the extent of this unauthorized use.

The laws of some countries in which we market our products may offer little or no protection of our proprietary technologies. Reverse engineering, unauthorized copying or other misappropriation of our proprietary technologies could enable third parties to benefit from our technologies without paying us for them, which would harm our competitive position and market share.

Our directors, executive officers and principal stockholders own a substantial portion of our common stock and as a result of this concentration of ownership may be able to elect most of our directors and delay or prevent a change in control of Magma.

Our directors, executive officers and stockholders who currently own over 5% of our common stock beneficially own a substantial portion of our outstanding common stock. These stockholders, in a combined vote, will be able to influence significantly all matters requiring stockholder approval. For example, they may be able to elect most of our directors, delay or prevent a transaction in which stockholders might receive a premium over the market price for their shares or prevent changes in control or management.

We may need additional capital in the future, but there is no assurance that funds would be available on acceptable terms.

In the future we may need to raise additional capital in order to achieve growth or other business objectives. This financing may not be available in sufficient amounts or on terms acceptable to us and may be dilutive to existing stockholders. If adequate funds are not available or are not available on acceptable terms, our ability to expand, develop or enhance services or products, or respond to competitive pressures would be limited.

Our certificate of incorporation, bylaws and Delaware corporate law contain anti-takeover provisions which could delay or prevent a change in control even if the change in control would be beneficial to our stockholders. We could also adopt a stockholder rights plan, which could also delay or prevent a change in control.

Delaware law, as well as our certificate of incorporation and bylaws, contain anti-takeover provisions that could delay or prevent a change in control of our company, even if the change of control would be beneficial to the stockholders. These provisions could lower the price that future investors might be willing to pay for shares of our common stock. These anti-takeover provisions:

•

authorize our Board of Directors to create and issue, without prior stockholder approval, preferred stock that can be issued increasing the number of outstanding shares and deter or prevent a takeover attempt;

•	prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

•	establish a classified Board of Directors requiring that not all members of the board be elected at one time;

•	prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	limit the ability of stockholders to call special meetings of stockholders; and

•	require advance notice requirements for nominations for election to the Board of Directors and proposals that can be acted upon by stockholders at stockholder meetings.

In addition, Section 203 of the Delaware General Corporation Law and the terms of our stock option plans may discourage, delay or prevent a change in control of our company. That section generally prohibits a Delaware corporation from engaging in a business combination with an interested stockholder for three years after the date the stockholder became an interested stockholder. Also, our stock option plans include change-in-control provisions that allow us to grant options or stock purchase rights that will become vested immediately upon a change in control.

Our board of directors also has the power to adopt a stockholder rights plan, which could delay or prevent a change in control of us even if the change in control is generally beneficial to our stockholders. These plans, sometimes called “poison pills,” are sometimes criticized by institutional investors or their advisors and could affect our rating by such investors or advisors. If our board were to adopt such a plan it might have the effect of reducing the price that new investors are willing to pay for shares of our common stock.

We are subject to risks associated with changes in foreign currency exchange rates.

We transact some portions of our business in various foreign currencies. Accordingly, we are subject to exposure from adverse movements in foreign currency exchange rates. This exposure is primarily related to a portion of revenue in Japan and operating expenses in Europe, Japan and Asia-Pacific, which are denominated in the respective local currencies. As of August 3, 2008, we had approximately $3.7 million of cash and money market funds in foreign currencies. During the third quarter of fiscal 2008, we entered into foreign exchange forward contracts to mitigate the effects of our currency exposure risk for foreign currency transactions in Japanese Yen. While we assess the need to utilize financial instruments to hedge currency exposures on an ongoing basis, our assessments may prove incorrect. Therefore, movements in exchange rates could negatively impact our business operating results and financial condition.

A portion of our marketable securities is invested in auction rate securities. Failures in these auctions may affect our liquidity and value of these investments.

A portion of our marketable securities portfolio is invested in auction rate securities which are structured to provide liquidity through an auction process that resets the applicable interest rate generally every 28 days. Starting with the fourth quarter of fiscal 2008, the $18.35 million auction rate securities held by us failed at auction and have continued to fail at auction due to sell orders exceeding buy orders. These auctions have historically provided a liquid market for these securities. All of the auction rate securities that failed are AAA rated and are secured by pools of student loans guaranteed by state regulated higher education agencies and reinsured by the U.S. Department of Education. However, the liquidity and fair value of these investments have been impacted primarily by the uncertainty of the credit markets. In the event we need to liquidate our investments in these types of securities, we will not be able to do so until a successful auction occurs, a buyer is found outside of the auction process or the underlying securities have matured or are redeemed by the issuer prior to maturity. Given these circumstances and the lack of liquidity, we have classified all of our auction rate securities as long-term investments as of August 3, 2008. Based on an impairment analysis we have recorded temporary unrealized losses of $0.9 million in other comprehensive income as a reduction in stockholders’ equity. If a certain concentration of the underlying reference portfolios default, if the issuing agent fails to make the required interest payments or the final principal payment upon the ultimate maturity of the notes, or if the credit ratings on the underlying reference portfolios deteriorate significantly, we may be required to adjust the carrying value of these investments through an other-than-temporary impairment charge, which could materially affect our results of operations and financial condition. In October 2008, we agreed to a settlement agreement with UBS, the bank that had provided us the $18.35 million auction rate securities. Pursuant to this settlement agreement, UBS is obligated to purchase back from us between June 2010 and June 2012 at par value the $18.35 million auction rate securities held by us. In addition, UBS has recently loaned to us $12.55 million, secured by said auction rate securities. If UBS does not purchase back from us said $18.35 million auction rate securities per the settlement agreement, then our liquidity of such investments may be adversely affected.

The convertible notes we issued in March 2007 must be repaid in cash in May 2010, if they are not redeemed or converted into shares of our common stock at an earlier date, which is unlikely to occur if the price of our common stock does not exceed the conversion price.

In May 2003, we issued $150.0 million principal amount of the Zero Coupon Convertible Subordinated Notes due May 15, 2008 (the “2008 Notes”). In May 2005, we repurchased, in privately negotiated transactions, $44.5 million face amount (or approximately 29.7% of the total) of the 2008 Notes at an average discount to face value of approximately 22%. In addition, in May 2006, we repurchased another $40.3 million face amount (approximately 38.2% of the remaining principal) of the 2008 Notes at an average discount to face value of approximately 13%. We spent an aggregate of approximately $34.8 million and $35.0 million, respectively, on the repurchases in May 2005 and May 2006. In March 2007, we exchanged, in privately negotiated transactions, an aggregate principal amount of $49.9 million of the 2008 Notes for an equal aggregate principal amount of the 2010 Notes. We repaid the $15.2 million remaining principal amount of the 2008 Notes in full in May 2008 and we will be required to repay the $49.9 million principal amount of the 2010 Notes in full in May 2010 unless the holders of those notes elect to convert them into shares of our common stock before the repayment dates or these notes are otherwise redeemed. The conversion price is $15.00 for the 2010 Notes, subject to adjustment in certain circumstances. If the price of our common stock does not rise above the applicable conversion price, conversion of the notes is unlikely and we would be required to repay the principal amounts of the notes in cash.

We may have insufficient cash flow to meet our debt service obligations, including payments due on our convertible notes.

We will be required to generate cash sufficient to conduct our business operations and pay our indebtedness and other liabilities, including all amounts, both principal and interest, due on our outstanding 2010 Notes. The 2010 Notes have an aggregate outstanding principal amount of $49.9 million and bear interest at 2% per annum, with interest payable on May 15 and November 15 of each year, commencing on May 15, 2007. We may not be able to cover our anticipated debt service obligations from our cash flow. This may materially hinder our ability to make payments on the 2010 Notes. Our ability to meet our future debt service obligations will depend upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control. Accordingly, we cannot assure that we will be able to make required principal and interest payments on the 2010 Notes when due.

The conversion of our outstanding convertible notes would result in dilution to our current stockholders, and there may be additional dilution to our current stockholders upon achievement of various milestones pursuant to our mergers and acquisitions.

The terms of the 2010 Notes permit the holders to convert the 2010 Notes into shares of our common stock. The 2010 Notes are convertible into shares of our common stock at an initial conversion price of $15.00 per share, which would result in an aggregate of approximately 3.3 million shares of our common stock being issued upon conversion, subject to adjustment. Upon the occurrence of certain triggering events, approximately 1.1 million additional shares of our common stock may be issued upon conversion of the 2010 Notes. The conversion of some or all of the 2010 Notes will dilute the voting power and ownership interest of our existing stockholders. Sales in the public market of a substantial number of shares of our common stock issuable upon conversion of the 2010 Notes, or the perception that such sales may occur, could cause the market price of our common stock to decline and could increase the fluctuations in our stock price. In addition, there may be additional dilution to our current stockholders upon achievement of various milestones pursuant to our mergers and acquisitions, and such dilution would also dilute the voting power and ownership interest of our existing stockholders and could cause the market price of our common stock to decline and could increase the fluctuations in our stock price.

We may be unable to meet the requirements under the indentures to purchase our 2010 Notes upon a change in control.

Upon a change in control, which is defined in the indentures relating to the 2010 Notes to include some cash acquisitions and private company mergers, note holders may require us to purchase all or a portion of the notes they hold. If a change in control were to occur, we might not have enough funds to pay the purchase price for all tendered notes. Future credit agreements or other agreements relating to our indebtedness might prohibit the redemption or repurchase of the notes and provide that a change in control constitutes an event of default. If a change in control occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our lenders to purchase the notes or could attempt to refinance this debt. If we do not obtain a consent, we could not purchase the notes. Our failure to purchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other debt. In such circumstances, or if a change in control would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would possibly limit or prohibit payments to note holders. Our obligation to offer to purchase the notes upon a change in control would not necessarily afford note holders protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

Failure to obtain export licenses could harm our business by preventing us from licensing or transferring our technology outside of the United States.

We are required to comply with U.S. Department of Commerce regulations when shipping our software products and/or transferring our technology outside of the United States or to certain foreign nationals. We believe we have complied with applicable export regulations, however, these regulations are subject to change, and future difficulties in obtaining export licenses for current, future developed and acquired products and technology, or any failure (if any) by us to comply with such requirements in the past, could harm our business, financial conditions and operating results.

Our business operations may be adversely affected in the event of an earthquake or other natural disaster.

Our corporate headquarters and much of our research and development operations are located in San Jose, California, in California’s Silicon Valley region, which is an area known for its seismic activity. An earthquake, fire or other significant natural disaster could have a material adverse impact on our business, financial condition and/or operating results.

THE OFFER

1.	Eligibility.

You are an “eligible employee” if you are an employee of Magma and you remain employed by Magma or a successor entity through the date on which the exchanged options are cancelled. However, none of our executive officers, the members of our board of directors, or our consultants are eligible to participate in the offer. Our directors and executive officers are listed on Schedule A to this Offer to Exchange.

To receive a grant of restricted stock units, you must remain an employee of Magma or a successor entity through the restricted stock unit grant date, which will be the same U.S. calendar day as the cancellation date. If you do not remain employed by Magma or a successor entity through the restricted stock unit grant date, you will keep your current eligible options and they will vest and expire in accordance with their terms. If we do not extend the offer, the restricted stock unit grant date will be December 18, 2008. Except as provided by applicable law and/or any employment agreement between you and Magma, your employment with Magma will remain “at-will” and can be terminated by you or Magma at any time, with or without cause or notice. In order to vest in your restricted stock units and receive the shares subject to the option, you generally must remain a service provider through each relevant vesting date. If your service with Magma terminates for any reason before your restricted stock units vest, your restricted stock units will expire unvested and you will not be issued any shares of common stock pursuant to your restricted stock unit award.

2.	Number of options; expiration date.

Subject to the terms and conditions of this offer, we will accept for exchange options granted with an exercise price greater than $4.00 per share and held by eligible employees, that were granted under either the Company’s 2001 Stock Incentive Plan, 1998 Stock Incentive Plan, or 2004 Employment Inducement Award Plan or the Moscape, Inc. 1997 Incentive Stock Plan, are outstanding and unexercised as of the expiration date of the offer, and that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date of the offer. In order to be eligible, options must be outstanding on the expiration date of the offer. For example, if a particular option expires during the offering period, that particular option is not eligible for exchange. In addition, the exercise price of an option must be equal to or greater than the fair market value of Magma’s common stock on the cancellation date. If, on the cancellation date, the exercise price of the option is less than the fair market value of Magma’s common stock, the option will not be eligible for exchange (and any election with regard to such option will be disregarded). Further, if you are an employee in the Netherlands, any option that first vested prior to January 1, 2005 is not an eligible option for purposes of this Offer to Exchange, irrespective of the exercise price of the option (please refer to Schedule L, Guide to Tax Issues in the Netherlands, for more details).

Participation in this offer is completely voluntary. You may decide which of your eligible options you wish to exchange. If you hold more than one eligible option, however, you may choose to exchange one or more of such eligible options without having to exchange all of your eligible options. If you elect to participate in this offer, you must exchange all of the shares subject to any particular eligible option that you choose to exchange. However, if you elect to participate in this offer with respect to any partially exercised eligible option, you must exchange the entire remaining portion of such option.

For example (and except as otherwise described below), if you hold (1) an eligible option to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option to purchase 1,000 shares, and (3) an eligible option to purchase 3,000 shares, you may choose to exchange all three options, or only two of the three options, or only one of the three options, or none at all. You may not elect to exchange a partial amount under any option (such as an election to exchange only 150 shares of the remaining 300 shares under the first option).

If you have an eligible option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that eligible option, you may accept this offer with respect to the entire remaining outstanding portion of the eligible option if so directed by the beneficial owner as to his or her portion in accordance with the applicable domestic relations order or comparable legal documents. As described in Question and Answer 11, we are not accepting partial tenders of options, so you may not accept this offer with respect to a portion of an eligible option that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else. Since you are the legal owner of the eligible option, Magma will respect an election properly made by you and accepted by the Company and will not be responsible to you or the beneficial owner of the eligible option for any errors made by you with respect to such an election.

Subject to the terms of this offer and upon our acceptance of your properly tendered options, your exchanged options will be cancelled and you will be granted restricted stock units as follows:

Per Share Exercise Price of Eligible Option	Restricted Stock Units for Exchanged Options
$4.01 - $8.00	One (1) restricted stock unit for every two (2) exchanged options.
$8.01 - $11.00	One (1) restricted stock unit for every three (3) exchanged options.
$11.01 - $14.00	One (1) restricted stock unit for every four (4) exchanged options.
Above $14.00	One (1) restricted stock unit for every five (5) exchanged options.

For purposes of applying the exchange ratios, fractional restricted stock units will be rounded down to the nearest whole restricted stock unit on a grant-by-grant basis.

The exchange ratios apply to each of your eligible options separately. This means that the various options you have received may be subject to different exchange ratios.

Example 1

If you exchange an eligible option covering 1,000 shares with an exercise price per share of $5.00, you will receive 500 restricted stock units.

Example 2

If you exchange an eligible option covering 1,000 shares with an exercise price per share of $8.50, you will receive 333 restricted stock units.

Example 3

If you exchange an eligible option covering 1,000 shares with an exercise price per share of $12.00, you will receive 250 restricted stock units.

Example 4

If you exchange an eligible option covering 1,000 shares with an exercise price per share of $14.50, you will receive 200 restricted stock units.

All restricted stock units will be subject to the terms of the Plan and of the restricted stock unit agreement between you and Magma, including any country-specific appendix thereto. The current forms of restricted stock unit agreement under the Plan for U.S. and Non-U.S. employees are each attached as an exhibit to the Schedule TO with which this Offer to Exchange has been filed and are available on Magma’s website at http://investor.magma-da.com/sec.cfm and the SEC website at www.sec.gov.

The expiration date for this offer will be 9:00 p.m., Pacific Time, on December 18, 2008 unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate and amend the offer.

3.	Purposes of the offer.

The primary purpose of this offer is to restore the retention and incentive benefits of our equity awards. We believe this offer will foster retention of our valuable employees and better align the interests of our employees and shareholders by incenting employees to maximize shareholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees. Our stock price, like that of many other companies in the software industries, has declined significantly in the past few years. We and other software design companies have been impacted by the volatility in the financial and stock markets and declining consumer confidence, as well as other macro-economic factors. In addition, our stock price has declined in light of our recent financial performance (as described in further detail in our quarterly report on Form 10-Q for the fiscal quarter ended August 3, 2008, and other public filings that are available on Magma’s website at http://investor.magma-da.com/sec.cfm and the SEC website at www.sec.gov) and analysts’ expectations regarding our future financial performance. As a result of these factors, some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” The restricted stock units may have greater employee retention value than the exchanged options and therefore benefit Magma in its efforts to retain valuable employees.

The offer also will have the added benefit of reducing the overhang represented by the outstanding eligible options. Further, the exchange program will help to remedy the fact that we are obligated to recognize compensation expense for the underwater options, even though they are not providing their intended incentive and retention benefits, which we feel is not an efficient use of the Company’s resources. As a result, the exchange program will allow the Company to realize real incentive and retention benefits from the restricted stock units issued, while reducing our overhang.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans, proposals, or negotiations that relate to or would result in:

•	Any extraordinary transaction, such as a merger, reorganization or liquidation, involving Magma;

•	Any purchase, sale or transfer of a material amount of our assets;

•	Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•

Any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	Any other material change in our corporate structure or business;

•	Our common stock being delisted from the Nasdaq Global Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	The acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities; or

•	Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

In the ordinary course of business, from time to time, Magma evaluates acquisition or investment opportunities. At the present time, we may be reviewing a number of opportunities. These transactions may be announced or completed in the ordinary course of business during the pendency of this offer, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity.

In the ordinary course of business, Magma makes changes in the composition and structure of its board of directors and/or management. Magma expects that it will continue to make changes in this regard.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your investment and tax advisors. You must make your own decision about whether to participate in this offer.

4.	Procedures for electing to exchange options.

Proper election to exchange options.

Participation in this offer is voluntary. If you choose to participate in the offer, you must deliver the properly completed election form via facsimile, e-mail (via PDF only) or by hand delivery before 9:00 p.m., Pacific Time, on December 18, 2008 to:

Susan Berry

Magma Design Automation, Inc.

1650 Technology Drive

San Jose, California 95110

Fax: (408) 565-7980

E-mail: stock@magma-da.com

Please note that responses submitted via e-mail must be sent to stock@magma-da.com (as described above). Responses submitted to Susan Berry’s e-mail address at Magma will not be accepted.

Susan Berry must receive your properly completed and signed election form before the expiration date of this offer. The expiration date will be 9:00 p.m., Pacific Time, on December 18, 2008 unless we extend the offer.

If you participate in this offer, you can decide which of your eligible options you wish to exchange. To help you recall your outstanding eligible options and give you the information necessary to make an informed decision, you may obtain information concerning your outstanding options by contacting E*TRADE or accessing your account at E*TRADE at www.etrade.com/stockplans.

Your election to participate becomes irrevocable after 9:00 p.m., Pacific Time, on December 18, 2008 unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date. The exception to this rule is that if we have not accepted your properly tendered options by 9:00 p.m., Pacific Time, on January 20, 2009, you may withdraw your options at any time thereafter. You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date of this offer, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal form we receive before the expiration date of this offer.

You also may change your mind about which of your eligible options you wish to have exchanged. If you wish to add additional eligible options to your election, you must properly complete and submit a new election form before the expiration date of this offer by following the procedures described above. This new election form must be properly completed, signed and dated after your prior election form and after any withdrawal form you have submitted and must list all eligible options you wish to exchange. Any prior election form will be disregarded. If, instead, you wish to withdraw some or all of the eligible options you elected for exchange, you may do so at any time before the expiration date of this offer by following the procedures described in Section 5.

The delivery of all documents, including election and withdrawal forms, is at your risk. We intend to confirm the receipt of your election form and/or any withdrawal form by e-mail within three (3) U.S. business days. If you have not received an e-mail confirmation, it is your responsibility to confirm that we have received your election form and/or any withdrawal form. Only responses that are complete, signed and actually received by Susan Berry by the deadline will be accepted. Responses submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer.

Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the optionholders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, e-mail or other form of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be December 18, 2008.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular optionholder, provided that if we grant any such waiver, it will be granted with respect to all optionholders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering optionholder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the offering period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between Magma and you upon the terms and subject to the conditions of this offer.

5.	Withdrawal rights and change of election.

You may withdraw some or all of the options that you previously elected to exchange only in accordance with the provisions of this section.

You may withdraw some or all of the options that you previously elected to exchange at any time before the expiration date of this offer, which is expected to be 9:00 p.m., Pacific Time, on December 18, 2008. If we extend the offer, you may withdraw your options at any time until the extended expiration date.

In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on January 20, 2009, you may withdraw your options at any time thereafter.

To withdraw some or all of the options that you previously elected to exchange, you must deliver a valid withdrawal form for some or all of the options you wish to withdraw from the offer while you still have the right to withdraw the options.

To withdraw your election, you must do the following before the expiration date of the offer:

1. Properly complete and sign the attached withdrawal form.

2. Deliver the properly completed and attached withdrawal form via facsimile, e-mail (via PDF only) or by hand delivery to:

Susan Berry

Magma Design Automation, Inc.

1650 Technology Drive

San Jose, California 95110

Fax: (408) 565-7980

E-mail: stock@magma-da.com

Please note that responses submitted via e-mail must be sent to stock@magma-da.com (as described above). Responses submitted to Susan Berry’s e-mail address at Magma will not be accepted.

You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal form we receive before the expiration date of this offer. Any options that you do not withdraw will be bound pursuant to your prior election form.

If you withdraw some or all of your eligible options, you may elect to exchange the withdrawn options again at any time before the expiration date of this offer. All options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange such eligible options before the expiration date of this offer. To re-elect to exchange some or all of your eligible options, you must submit a new election form to Magma before the expiration date of this offer by following the procedures described in Section 4 of this Offer to Exchange. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form and must list all eligible options you wish to exchange. Any prior election form will be disregarded.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be final and binding.

The delivery of all documents, including any withdrawal forms and any new election forms, is at your risk. We intend to confirm the receipt of your withdrawal form and/or any election form by e-mail within three (3) U.S. business days. If you have not received an e-mail confirmation, it is your responsibility to confirm that we have received your withdrawal form and/or any election form. Only responses that are complete, signed and actually received by Magma by the deadline will be accepted. Responses submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

6.	Acceptance of options for exchange and issuance of restricted stock units.

Upon the terms and conditions of this offer and promptly following the expiration date of this offer, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the cancellation date, which we anticipate to be December 18, 2008.

Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Exchange, we will accept promptly after the expiration date of this offer all properly tendered options that are not validly withdrawn. We will give oral or written notice to the optionholders generally of our acceptance for exchange of the options. This notice may be made by press release, e-mail or other method of communication.

We will grant the restricted stock units on the restricted stock unit grant date, which is the same U.S. calendar day as the cancellation date. We expect the restricted stock unit grant date to be December 18, 2008. All restricted stock units will be granted under the Plan, and will be subject to a restricted stock unit agreement between you and Magma, including any country-specific appendix thereto. The number of restricted stock units you will receive will be determined in accordance with the exercise price of your exchanged options as described in Section 2 of this Offer to Exchange. Promptly after the expiration date of this offer, we will provide you your restricted stock unit grant agreement via your E*TRADE account. You will receive the shares subject to the restricted stock units when and if your restricted stock units vest, in accordance with the vesting schedule described in Section 9 of this Offer to Exchange.

Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

7.	Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date of this offer, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•

There will have been threatened in writing or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•

Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

•	There will have occurred:

-	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

-	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

-	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

-	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 20% in either the Dow Jones Industrial Average, the Nasdaq Index or the Standard & Poor’s 500 Index from the date of commencement of the offer,

-	the commencement, continuation, or escalation of a war or other national or international calamity directly or indirectly involving the United States, which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of the offer, or

-	if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;

•

A tender or exchange offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been disclosed publicly or we will have learned that:

-	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

-	any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or

-	any new group will have been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible options;

•

There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

•	Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•

Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us); or

•

Any rules or regulations by any governmental authority, the Nasdaq Global Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to Magma.

If any of the above events occur, we may:

•	Terminate the offer and promptly return all tendered eligible options to tendering holders;

•	Complete and/or extend the offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended offer expires;

•	Amend the terms of the offer; or

•	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date of this offer. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date of this offer, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	Price range of shares underlying the options.

The Magma common stock that underlies your options is traded on the Nasdaq Global Market under the symbol “LAVA.” The following table shows, for the periods indicated, the high and low intraday sales price per share of our common stock as reported by the Nasdaq Global Market.

	High	Low
Fiscal Year Ended May 3, 2009
3rd Quarter (through November 19, 2008)	$3.20	$1.71
2nd Quarter	$7.00	$1.53
1st Quarter	$10.23	$6.07

Fiscal Year Ended April 6, 2008
4th Quarter	$13.42	$8.48
3rd Quarter	$15.40	$11.35
2nd Quarter	$15.44	$12.02
1st Quarter	$15.70	$11.64

Fiscal Year Ended April 1, 2007
4th Quarter	$8.95	$6.50
3rd Quarter	$9.58	$6.49
2nd Quarter	$9.89	$8.28
1st Quarter	$12.35	$8.13

Fiscal Year Ended April 2, 2006
4th Quarter	$10.85	$8.31
3rd Quarter	$9.20	$7.55
2nd Quarter	$9.63	$7.96
1st Quarter	$12.05	$5.43

On November 19, 2008, the last reported sale price of our common stock, as reported by the Nasdaq Global Market was $1.72 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9.	Source and amount of consideration; terms of restricted stock units.

Consideration.

We will issue restricted stock units in exchange for eligible options properly elected to be exchanged by you and accepted by us for such exchange. Restricted stock units are equity awards under which Magma promises to issue common stock in the future, provided the vesting criteria are satisfied. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive restricted stock units based on the exercise price of your exchanged options as described in Section 2 of this Offer to Exchange. Fractional restricted stock units will be rounded down to the nearest whole restricted stock unit on a grant-by-grant basis. You do not have to make any cash payment to Magma to receive your restricted stock units or the common stock upon vesting.

If we receive and accept tenders from eligible employees of all options eligible to be tendered (a total of options to purchase 6,223,830 shares) subject to the terms and conditions of this offer, we will grant restricted stock units covering a total of approximately 2,076,995 shares of our common stock, or approximately 4.7% of the total shares of our common stock outstanding as of November 14, 2008.

General terms of restricted stock units.

Restricted stock units will be granted under the Plan, and subject to a restricted stock unit agreement between you and Magma, including any country-specific appendix thereto. Restricted stock units are a different type of equity award than stock options and therefore, the terms and conditions of the restricted stock units will vary from the terms and conditions of the options that you tendered for exchange. However, you should note that the vesting schedule of your restricted stock unit will differ from your exchanged option, as described below, and, if you are an employee in India (and are not subject to U.S. taxation), you will be required to pay the employer’s fringe benefits tax due in respect of the restricted stock units, although you may or may not have been required to pay such fringe benefits tax in respect of your exchanged options.

A form of restricted stock unit agreement for U.S. employees and a separate form of restricted stock unit agreement for Non-U.S. employees are each attached to the filing of this Offer to Exchange and are available on Magma’s website at http://investor.magma-da.com/sec.cfm and the SEC website at www.sec.gov. Your acceptance of this offer will be deemed your acceptance of the applicable restricted stock unit agreement (i.e., the U.S. form of restricted stock unit agreement for employees in the U.S. and the Non-U.S. form of restricted stock unit agreement including any country-specific appendix thereto for employees outside the U.S.), each as modified to reflect the terms of this offer (including but not limited to the number of restricted stock units issued for exchanged options and the applicable vesting schedule).

The following description summarizes the material terms of the Plan. Our statements in this Offer to Exchange concerning the Plan and the restricted stock units are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to the Plan, which is available on Magma’s website at http://investor.magma-da.com/sec.cfm and the SEC website at www.sec.gov, and the applicable form of restricted stock unit agreement under such plan (i.e., the U.S. form of restricted stock unit agreement for employees in the U.S. and the Non-U.S. form of restricted stock unit agreement including any country-specific appendix thereto for employees outside the U.S.), which has been filed as an exhibit to the Schedule TO of which this Offer to Exchange is a part. Please contact Susan Berry to receive a copy of the Plan, and the applicable form of restricted stock unit agreement thereunder. We will promptly furnish to you copies of these documents upon request at our expense.

2001 Stock Incentive Plan

The Plan permits the granting of options, restricted stock, restricted stock units (referred to as “stock units” under the Plan), and stock appreciation rights. The Plan is administered by our board of directors or a committee appointed by our board of directors, which we refer to as the “Administrator.” Subject to the other provisions of the Plan, the Administrator has the power to determine the terms, conditions and restrictions of the restricted stock units granted, including the number of restricted stock units and the vesting criteria.

Purchase price.

The purchase price, if any, of a restricted stock unit granted under the Plan generally is determined by the Administrator. For purposes of this offer, the purchase price of a restricted stock unit will be the par value of our common stock which is equal to $0.0001 per share and the par value will be deemed paid by your services rendered to Magma. As a result, you do not have to make any cash payment to Magma to receive your restricted stock units or the common stock upon vesting.

Vesting.

The vesting applicable to restricted stock units granted under the Plan generally is determined by the Administrator in accordance with the terms of the plan. The restricted stock units granted under this offer will be subject to a set vesting schedule. Each restricted stock unit will vest as follows, subject to your continuing to be a service provider of Magma through each relevant vesting date (although please note the vesting schedule variation noted below that may apply for employees in Canada, the Netherlands and Israel):

•	The vesting schedule of the restricted stock units will be determined on a grant-by-grant basis, based on your length of service with Magma as of the date the offer commences:

Years of Service	Vesting Schedule

Less than one (1) year	Quarterly over forty-eight (48) months (16 quarters)

At least one (1) year but less than two (2) years	Quarterly over thirty-six (36) months (12 quarters)

At least two (2) years but less than three (3) years	Quarterly over twenty-eight (28) months (9 quarters and 1 month)

Between three (3) years and four (4) years	Quarterly over twenty (20) months (6 quarters and 2 months)

Greater than four (4) years	Quarterly over twelve (12) months (4 quarters)

•

None of the restricted stock units will be vested on the restricted stock unit grant date (unless you are an eligible employee in Canada, the Netherlands or Israel and vesting of a portion of your new restricted stock units is necessary to cover tax liability at grant or upon exchange, as discussed below).

•

The restricted stock units generally will be scheduled to vest in equal installments on a quarterly basis over the vesting schedule. However, if you are scheduled to vest on a quarterly basis over twenty-eight (28) months or twenty (20) months (as described above), the restricted stock units will generally be scheduled to vest in equal installments on a quarterly basis for the first twenty-seven (27) months or eighteen (18) months, respectively, with the remaining unvested restricted stock units vesting on the last day of the vesting schedule.

•

The first quarterly vesting date will be the three (3) month anniversary of the restricted stock unit grant date, and the remaining vesting dates generally will be on the quarterly anniversaries of such date (for example, if the first quarterly vesting date is March 18, 2009, the second quarterly vesting date will be June 18, 2009). However, if you are scheduled to vest on a quarterly basis over twenty-eight (28) months or twenty (20) months (as described above), the remaining vesting dates will be on the quarterly anniversaries of the three (3) month anniversary of the restricted stock unit grant date for the first twenty-seven (27) months or eighteen (18) months, respectively, with the last vesting date occurring on the last day of the twenty-eighth (28th) month or twentieth (20th) month, respectively.

•

Eligible employees in Canada will have a portion of their new restricted stock units fully vested on the restricted stock unit grant date, with such portion having a value sufficient to cover their tax liability on that date. The same will apply for employees in the Netherlands and Israel, to the extent that they are subject to tax upon the exchange of eligible options for restricted stock units, which will be the case if the eligible options are vested at the time of the exchange and, for employees in Israel, if the Company fails to obtain a tax ruling confirming that the exchange will not be taxable. In each case, the remaining portion of the restricted stock units will vest on the same schedule noted above. See Schedules C, H and L for details.

We expect the restricted stock unit grant date will be December 18, 2008. Vesting of your restricted stock units is subject to the following conditions:

•

Vesting on any given vesting date is subject to your continued service with Magma or one of its subsidiaries through that vesting date. If your service with us terminates for any reason before your restricted stock units vest, your restricted stock units will expire unvested and you will not be issued any shares of common stock pursuant to your restricted stock unit award.

•	After the restricted stock units vest, continued service with us is not required to retain the common stock issued under the restricted stock units.

•

We will make minor modifications to the vesting schedule of any restricted stock units to eliminate fractional vesting (such that a whole number of restricted stock units will vest on each vesting date); this will be done by rounding down to the nearest whole number of restricted stock units that will vest on each vesting date other than the last vesting date and rounding up to the nearest whole number of restricted stock units that will vest on the last vesting date.

Example:

Assume that an eligible employee elects to exchange an eligible option covering 1,000 shares with an exercise price of $8.01 per share, and the eligible employee has been an employee of Magma for four (4) years.

Assume that on December 18, 2008 (approximately 20 business days after the start of the exchange program), the eligible employee surrenders the option and, in accordance with the exchange ratios listed above, receives 333 restricted stock units. Subject to the eligible employee remaining a service provider of the Company through each such relevant date, the vesting schedule of the restricted stock units will be as follows:

Vesting Schedule

0 shares will be vested as of December 18, 2008

83 shares will be scheduled to vest on March 18, 2009

83 shares will be scheduled to vest on June 18, 2009

83 shares will be scheduled to vest on September 18, 2009

84 shares will be scheduled to vest on December 18, 2009

Restricted stock units that do not vest will be forfeited to Magma.

Form of payout.

Restricted stock units granted under this offer and subsequently earned by a recipient will be paid out in shares of our common stock. The Company will satisfy all tax withholding obligations in the manner specified in your restricted stock unit agreement. The restricted stock unit agreement generally provides that the Company will satisfy any withholding obligations by reducing the number of shares issuable for vested restricted stock units by an amount necessary to satisfy such withholding requirements at the minimum statutory rate. Alternatively, or in addition, the Company may in its sole discretion sell or arrange for the sale of shares to be issued on the vesting of your restricted stock units to satisfy the withholding obligation or withhold applicable taxes from your wages or other cash compensation payable to you by the Company.

Adjustments upon certain events.

Events Occurring Before the Restricted Stock Unit Grant Date. If we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the applicable stock plan under which your option was granted and your option agreement. Further, if we are acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no restricted stock units in exchange for them. If we are acquired prior to the expiration of the offer but do not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new restricted stock units, including any adjustments to the purchase price and number of shares that will be subject to the restricted stock units. Under such circumstances, the type of security and the number of shares covered by your restricted stock unit award would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive restricted stock units covering more or fewer shares of the acquirer’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the restricted stock units if no acquisition had occurred.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, optionholders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those optionholders who did not participate in this offer and retained their option awards.

Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate the employment of some or all of our employees before the completion of this offer. Termination of your employment for this or any other reason before the restricted stock unit grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any restricted stock units or other benefit for your tendered options.

Events Occurring After the Restricted Stock Unit Grant Date. If, through or as a result of any subdivision of our outstanding stock, a declaration of a dividend payable in shares of our stock, a declaration of a dividend payable in a form other than shares of our stock in an amount that has a material effect on the price of our shares, a combination or consolidation of our outstanding stock (by reclassification or otherwise) into a lesser number of our shares, a recapitalization, or a similar occurrence, the Administrator will make an adjustment as it deems appropriate in the number of awards available for future grant, any limitations under the Plan on the number of shares covering awards to be or that may be granted to participants, the number of our shares covering outstanding awards and the exercise price of outstanding awards.

Under the 2001 Stock Incentive Plan and 2004 Employment Inducement Award Plan, in the event of a transaction described in the applicable plan, such as a consolidation, merger or other reorganization or a sale, transfer or other disposition of all or substantially all of the assets of the Company, the plan’s administrator may determine that awards will become vested as to all or part of the shares subject to the award, except that under the 2001 Stock Incentive Plan, incentive stock options will not accelerate without the optionholder’s consent and options and restricted stock units will not accelerate if Magma and the other party to the transaction agree that such transaction is to be treated as a “pooling of interests” for financial reporting purposes, to the extent such acceleration would preclude the use of “pooling of interests” accounting.

In the event of a merger or similar transaction, outstanding awards will be subject to the agreement of merger or reorganization and, except for awards granted under the 1998 Stock Incentive Plan, such agreement will provide for continuation of the awards, assumption or substitution of the awards, accelerated vesting and expiration of awards, or settlement of the full value of the awards in cash or cash equivalents followed by cancellation of such awards. Under the 2001 Stock Incentive Plan and the 2004 Employment Inducement Award Plan, in the event of a dissolution or liquidation of the Company, awards not previously exercised or settled will be terminated immediately prior to such transaction.

Transferability of restricted stock units and eligible options.

Restricted stock units you receive in connection with this offer will be subject to a restricted stock unit agreement which generally will provide that restricted stock units may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of. Eligible options generally may not be transferred other than by will or the laws of descent and distribution and may be exercised during the lifetime of the optionholder only by the optionholder.

Registration and sale of shares underlying restricted stock units.

All of Magma’s shares of common stock issuable upon the vesting of the restricted stock units have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Magma for purposes of the Securities Act, you will be able to sell the shares issuable upon receipt of your restricted stock units free of any transfer restrictions under applicable U.S. securities laws. Employees residing in certain countries outside of the U.S., including China, India and Korea, may be required to repatriate the proceeds of the sale of shares to their country of residence. Please see Schedules C through N for additional details.

United States federal income tax consequences.

You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the restricted stock units and exchanged options, as well as the consequences of accepting or rejecting this offer. If you are a taxpayer of the United States, but also are subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

Income tax consequences in Canada, China, France, Germany, India, Israel, Italy, Japan, Korea, the Netherlands, Taiwan or the United Kingdom.

If you are an employee residing outside the U.S., you should refer to Schedules C through N attached to this Offer to Exchange for a discussion of the tax consequences of your participation in the offer and the restricted stock units and exchanged options. If you are a taxpayer of one of these Non-U.S. jurisdictions, but also are subject to the tax laws of the U.S. or of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

10.	Information concerning Magma.

We provide electronic design automation software products and related services. Our software enables chip designers to reduce the time it takes to design and produce complex integrated circuits used in the communications, computing, consumer electronics, networking and semiconductor industries. Our products comprise a digital integrated solution for the chip development cycle, from initial design through physical implementation.

Our software products allow chip designers to meet critical time-to-market objectives, improve chip performance and handle chip designs involving millions of components. Our flagship Blast and Talus family of products and our Quartz family of sign-off and verification tools combine into one integrated chip design and verification flow, from what traditionally had been separate logic design, physical design, and analysis and sign-off processes. This integrated flow significantly reduces design iterations, allowing our customers to accelerate the time it takes to design and produce deep submicron integrated circuits. Our Titan platform for custom integrated chip design provides an integrated chip-finishing solution for mixed-signal designs.

We provide consulting, training and services to help our customers more rapidly adopt our technology. We also provide post-contract support, or maintenance, for our products.

Our principal executive offices are located at 1650 Technology Drive, San Jose, California 95110, and our telephone number is (408) 565-7500. Questions regarding this offer should be directed to:

Susan Berry

Magma Design Automation, Inc.

1650 Technology Drive

San Jose, California 95110

Phone: (408) 565-6196

E-mail: stock@magma-da.com

The financial information included in our annual report on Form 10-K for the fiscal year ended April 6, 2008, and our quarterly report on Form 10-Q for the fiscal quarter ended August 3, 2008, is incorporated herein by reference. Please see Section 17 of this Offer to Exchange entitled, “Additional information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

We had a book value per share of $1.96 on August 3, 2008 (calculated using the book value as of August 3, 2008, divided by the number of outstanding shares of our common stock as of August 3, 2008).

The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Fiscal Year Ended		Three Months Ended August 3, 2008	One Month Ended May 4, 2008
	April 1, 2007	April 6, 2008
Ratio of earnings to fixed charges	—	—	—	—

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and issuance costs on all indebtedness, and the estimated portion of rental expense deemed by Magma to be representative of the interest factor of rental payments under operating leases. Earnings, as defined, were insufficient to cover fixed charges by $58.8 million and $21.4 million for the fiscal years ended April 1, 2007 and April 6, 2008, respectively, and by $13.4 million and $15.6 million for the three months ended August 3, 2008, and the one month period ended May 4, 2008, respectively.

11.	Interests of directors and executive officers; transactions and arrangements concerning the options.

A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. Our executive officers and the members of our board of directors may not participate in this offer. As of November 14, 2008, our executive officers and directors (10 persons) as a group held options unexercised and outstanding under the Plan to purchase a total of 4,052,004 of our shares, which represented approximately 40.7% of the shares subject to all options outstanding under the Plan as of that date. As of November 14, 2008, our executive officers and directors (10 persons) as a group held options unexercised and outstanding under Magma’s 1998 Stock Incentive Plan to purchase a total of 342,857 of our shares, which represented approximately 45% of the shares subject to all options outstanding under the 1998 Stock Incentive Plan as of that date. As of November 14, 2008, our executive officers and directors (10 persons) as a group held options unexercised and outstanding under Magma’s 2004 Employment Inducement Award Plan to purchase a total of 85,000 of our shares, which represented approximately 7.5% of the shares subject to all options outstanding under the 2004 Employment Inducement Award Plan as of that date. As of November 14, 2008, our executive officers and directors (10 persons) as a group did not hold any options outstanding under the Moscape, Inc. 1997 Incentive Stock Plan.

The following tables below sets forth the beneficial ownership of each of our executive officers and directors of options outstanding as of November 14, 2008. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock, which was 11,865,498 as of November 14, 2008. Our executive officers, the members of our board of directors and our consultants are not eligible to participate in the offer.

Name	Position	Number of Options Outstanding	Percentage of Total Outstanding Options
Rajeev Madhavan	Chairman of the Board and Chief Executive Officer	1,447,143	12.2%
Peter S. Teshima	Corporate Vice President, Finance and Chief Financial Officer	396,594	3.3%
Roy E. Jewell	President and Chief Operating Officer	1,254,393	10.6%
David H. Stanley	Corporate Vice President, Corporate Affairs	275,000	2.3%
Bruce Eastman	Corporate Vice President, Worldwide Sales	120,000	1.0%
Kevin C. Eichler	Director	243,333	2.1%
Susumu Kohyama	Director	113,333	*
Timothy J. Ng	Director	193,333	1.6%
Thomas M. Rohrs	Director	233,366	2.0%
Chester J. Silvestri	Director	203,366	1.7%

*	Less than 1%.

To the best of our knowledge, no directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock or restricted stock units during the past sixty (60) days before and including the commencement of this offer.

12.	Status of options acquired by us in the offer; accounting consequences of the offer.

Options that we acquire through the offer will be cancelled and, to the extent they were granted under the Plan or the 2004 Employment Inducement Plan, the shares subject to those options will be returned to the pool of shares available for grants of new awards under the Plan or the 2004 Employment Inducement Plan, respectively. To the extent shares returning to these plans are not fully reserved for issuance upon receipt of the restricted stock units to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants, respectively, without further shareholder action, except as required by applicable law or the rules of the Nasdaq Global Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed. Options granted under the 1998 Stock Incentive Plan and the Moscape, Inc. 1997 Incentive Stock Plan that we acquire through the offer will be cancelled. No future equity awards will be granted from the 1998 Stock Incentive Plan and the Moscape, Inc. 1997 Incentive Stock Plan.

As of April 3, 2006, we adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), or SFAS 123(R), on accounting for share-based payments. Under SFAS 123(R), we will recognize the incremental compensation cost of the restricted stock units granted in the offer, if any, in addition to the remaining unrecognized expense of the exchanged options, calculated at the date of grant. If there is any incremental compensation cost, it will be measured as the excess, if any, of the fair value of each restricted stock unit granted to employees in exchange for exchanged options, measured as of the date the restricted stock units are granted, over the fair value of the exchanged options, measured immediately prior to the cancellation. If there is any incremental compensation cost, it will be recognized ratably over the vesting period of the restricted stock units. In the event that any of the restricted stock units are forfeited prior to their vesting due to termination of employment, the compensation cost for the forfeited restricted stock units will not be recognized.

13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be affected adversely by our exchange of options and issuance of restricted stock units as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq Global Market listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue restricted stock units for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting restricted stock units on the restricted stock unit grant date, we will not grant any restricted stock units. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the restricted stock unit grant date we will not grant any restricted stock units and you will not receive any other benefit for the options you tendered and your eligible options will not be accepted for exchange.

14.	Material U.S. federal income tax consequences.

Material U.S. federal income tax consequences.

The following is a summary of the material U.S. federal income tax consequences of the exchange of options for restricted stock units pursuant to the offer for those eligible employees subject to U.S. federal income tax. This discussion is based on the U.S. Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders.

If you are a citizen or a resident of the United States, but also are subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

If you are subject to the tax laws in Canada, China, France, Germany, India, Israel, Italy, Japan, Korea, the Netherlands, Taiwan or the United Kingdom, please see the description of the tax consequences of the exchange of options for restricted stock units pursuant to the offer under the tax laws of Canada, China, France, Germany, India, Israel, Italy, Japan, Korea, the Netherlands, Taiwan or the United Kingdom which is included in Schedules C through N to this Offer.

We recommend that you consult your tax advisor with respect to the U.S. federal, state and local tax consequences and any non-U.S. tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Optionholders who exchange outstanding options for restricted stock units generally will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

Restricted stock units.

If you are a U.S. taxpayer, you generally will not have taxable income at the time you are granted a restricted stock unit. Instead, you will recognize ordinary income as the shares subject to the restricted stock units vest and no longer can be forfeited and we deliver the shares to you, at which time Magma also generally will have a tax withholding obligation. The amount of ordinary income you recognize will equal the fair market value of the shares, less the amount, if any, you paid for the shares. With regard to the shares issued pursuant to the restricted stock units granted under the offer, you will not have paid any amount for the shares. The Company will satisfy all tax withholding obligations in the manner specified in your restricted stock unit agreement. The restricted stock unit agreement generally provides that the Company will satisfy any withholding obligations by reducing the number of shares issuable for vested restricted stock units by an amount necessary to satisfy such withholding requirements at the minimum statutory rate. Alternatively, or in addition, the Company may in its sole discretion sell or arrange for the sale of shares to be issued on the vesting of your restricted stock units to satisfy the withholding obligation or withhold applicable taxes from your wages or other cash compensation payable to you by the Company.

Any gain or loss you recognize upon the sale or exchange of shares that you acquire through a grant of restricted stock units generally will be treated as capital gain or loss and will be long-term or short-term depending upon how long you hold the shares. Shares held more than 12 months are subject to long-term capital gain or loss, while shares held 12 months or less are subject to short-term capital gain or loss.

We recommend that you consult your own tax advisor with respect to the U.S. federal, state, and local tax consequences and any non-U.S. tax consequences of participating in the offer.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Stock options.

If you participate in this offer, your eligible options will be exchanged for restricted stock units. So that you are able to compare the tax consequences of new restricted stock units to that of your eligible options, we have included the following summary as a reminder of the tax consequences generally applicable to options under U.S. federal tax law.

Incentive Stock Options.

Under current U.S. tax law, you will not realize taxable income upon the grant of an incentive stock option. In addition, you generally will not realize taxable income upon the exercise of an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of your death or disability, if an option is exercised more than three (3) months after your termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

If you sell the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	more than two (2) years after the date the incentive stock option was granted; and

•	more than one (1) year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable income to the optionholder at the time of the disposition.

Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one (1) year after the option was exercised.

Unless you engage in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If you engage in a disqualifying disposition, we generally will be entitled to a deduction equal to the amount of ordinary income taxable to you.

As noted above, if this offer is open for thirty (30) calendar days or more, incentive stock options held by employees who do not participate in this offer will be considered to have been modified as of the date this offer commenced, which will be considered a new date of grant for purposes of determining whether the employee will receive favorable U.S. tax treatment with respect to the incentive stock options. As a result, if this offer is open for thirty (30) calendar days or more in order to receive favorable U.S. tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two (2) years from the date this offer commenced (that is, more than two (2) years from November 20, 2008) and more than one (1) year after the exercise of the option (even if you do not exchange your incentive stock options for new restricted stock units). If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain. For more detailed information, please see the information regarding nonstatutory stock options below.

Nonstatutory stock options.

Under current U.S. tax law, an optionholder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when you exercise a nonstatutory stock option, you generally will have ordinary income to the extent the fair market value of the shares on the date of exercise (and any cash) you receive is greater than the exercise price you pay. If the exercise price of a nonstatutory stock option is paid in shares of common stock or a combination of cash and shares of common stock, the excess of the value (on the date of exercise) of the shares of common stock purchased over the value of the shares surrendered, less any cash paid upon exercise, generally will be ordinary income taxable to you.

We generally will be entitled to a deduction equal to the amount of ordinary income taxable to you if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. The capital gain or loss will be long-term or short-term depending on whether the shares were held for more than 1 year. The holding period for the shares generally will begin just after the time you recognized income (though it could potentially begin sooner if you are taxed on the date of vesting with respect to discount nonstatutory stock options, as described further below). The amount of such gain or loss will be the difference between: (i) the amount realized upon the sale or exchange of the shares, and (ii) the value of the shares at the time the ordinary income was recognized.

If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

Note that as a result of the American Jobs Creation Act of 2004 (referred to below as Section 409A), options amended in a certain manner or granted with an exercise price that was lower than the fair market value of the underlying shares at the time of grant (“discount” options) may be taxable to you before you exercise your option. As of the date of this offer, how such options will be taxed is unclear. However, based on currently available guidance, we believe that, in the tax year in which a discount option vests, the holder of the discount option will have income recognition equal to the difference between the fair market value of the shares and the exercise price (the “spread”) and will be subject to the 20% tax on the spread. In addition, during each subsequent tax year (until the option is exercised or expires), the option may be subject to additional annual income and penalty taxes on any increase in value of the underlying stock. Finally, certain states also have adopted laws similar to Section 409A. Consequently, the holder of the discount option also may incur additional taxes and penalties under state law provisions. For example, California has adopted a provision similar to Section 409A and thereby imposes a 20% tax with regard to discount options (in addition to the federal 20% tax and any federal and state income taxes).

We recommend that you consult your tax advisor with respect to the U.S. federal, state, and local tax consequences and any non-U.S. tax consequences of participating in the offer.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

15.	Extension of offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date of this offer, we also will extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date of this offer to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination.

Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date of this offer, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to optionholders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option expires after commencement, but before cancellation under the offer, that particular option is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual cancellation date under the extended offer, that option would not be eligible for exchange.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we promptly will disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five (5) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

16.	Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

17.	Additional information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1.	Our definitive proxy statement on Schedule 14A for our 2008 annual meeting of shareholders, filed with the SEC on July 11, 2008;

2.	Our quarterly report on Form 10-Q for our fiscal quarter ended August 3, 2008, filed with the SEC on September 12, 2008;

3.	Our annual report on Form 10-K for our fiscal year ended April 6, 2008, filed with the SEC on June 16, 2008;

4.	Our current reports on Form 8-K filed with the SEC on July 21, 2008 and October 2, 2008; and

5.	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on October 3, 2001, and any further amendment or report filed thereafter for the purpose of updating such description.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public on Magma’s website at http://investor.magma-da.com/sec.cfm and the SEC’s Internet site at http://www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Magma Design Automation, Inc., 1650 Technology Drive, San Jose, California 95110, Attention: Susan Berry.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18.	Financial statements.

Attached as Schedule B to this Offer to Exchange are our interim condensed financial statements and the notes thereto for the fiscal quarter ended August 3, 2008, and our consolidated financial statements and the notes thereto for the fiscal year ended April 6, 2008. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.

19.	Miscellaneous.

We are not aware of any jurisdiction in which the offer is made where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the optionholders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

Magma Design Automation, Inc.

November 20, 2008

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF MAGMA DESIGN AUTOMATION, INC.

The directors and executive officers of Magma Design Automation, Inc. are set forth in the following table:

Name	Position and Offices Held
Rajeev Madhavan	Chairman of the Board and Chief Executive Officer
Peter S. Teshima	Corporate Vice President, Finance and Chief Financial Officer
Roy E. Jewell	President and Chief Operating Officer
David H. Stanley	Corporate Vice President, Corporate Affairs
Bruce Eastman	Corporate Vice President, Worldwide Sales
Kevin C. Eichler	Director
Susumu Kohyama	Director
Timothy J. Ng	Director
Thomas M. Rohrs	Director
Chester J. Silvestri	Director

The address of each executive officer and director is:

Magma Design Automation, Inc.

1650 Technology Drive

San Jose, California 95110

Our executive officers and members of our board of directors are not eligible to participate in this offer.

A-1

SCHEDULE B

FINANCIAL INFORMATION OF MAGMA DESIGN AUTOMATION, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	August 3, 2008	April 6, 2008	May 4, 2008
ASSETS
Current assets:
Cash and cash equivalents	$29,674	$46,970	$39,629
Restricted cash	1,090	—	—
Short-term investments	—	3,000	5,000
Accounts receivable, net	36,379	38,310	32,273
Prepaid expenses and other current assets	5,336	5,244	5,859
Total current assets	72,479	93,524	82,761
Property and equipment, net	14,669	15,553	15,466
Intangible assets, net	32,202	40,436	38,511
Goodwill	66,349	64,877	64,877
Deferred tax assets	6,901	6,901	6,901
Long-term investments	17,462	17,538	17,347
Other assets	6,338	5,467	5,437
Total assets	$216,400	$244,296	$231,300

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Accounts payable	$3,818	$3,971	$3,256
Accrued expenses	21,350	29,866	27,658
Revolving note, current portion	4,700	—	—
Deferred revenue	27,709	25,254	26,919
Convertible notes	—	15,216	15,216
Total current liabilities	57,577	74,307	73,049
Convertible notes, net of debt discount of $1,211, $1,421 and $1,372 at August 3, 2008, April 6, 2008 and May 4, 2008, respectively	48,728	48,518	48,567
Revolving note, less current portion	8,300	—	—
Long-term tax liabilities	12,232	11,869	12,035
Other long-term liabilities	3,041	2,374	2,602
Total liabilities	129,878	137,068	136,253
Commitments and contingencies (Note 12)
Stockholders equity:
Common stock	5	5	5
Additional paid-in capital	384,115	374,183	378,221
Accumulated deficit	(260,670)	(229,479)	(245,756)
Treasury stock at cost	(32,615)	(32,697)	(32,625)
Accumulated other comprehensive loss	(4,313)	(4,784)	(4,798)
Total stockholders equity	86,522	107,228	95,047
Total liabilities and stockholders equity	$216,400	$244,296	$231,300

See accompanying notes to unaudited condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended		One Month Ended
	August 3, 2008	July 1, 2007	May 4, 2008
Revenue:
Licenses	$26,096	$31,989	$1,922
Bundled licenses and services	9,930	9,657	641
Services	9,716	8,519	2,404

Total revenue	45,742	50,165	4,967

Cost of revenue:
Licenses	4,809	5,324	1,536
Bundled licenses and services	2,519	2,424	517
Services	5,002	4,846	2,010

Total cost of revenue	12,330	12,594	4,063

Gross profit	33,412	37,571	904
Operating expenses:
Research and development	20,133	18,670	7,595
Sales and marketing	16,803	16,902	6,061
General and administrative	6,952	8,334	2,579
Amortization of intangible assets	1,444	2,027	534
Restructuring charge	2,020	291	—

Total operating expenses	47,352	46,224	16,769

Operating loss	(13,940)	(8,653)	(15,865)
Other income (expense):
Interest income	186	459	108
Interest and amortization of debt discount expense	(621)	(657)	(176)
Other expense, net	(96)	(727)	(24)

Other income (expense), net	(531)	(925)	(92)

Net loss before income taxes	(14,471)	(9,578)	(15,957)
Provision for income taxes	439	1,691	307

Net loss	$(14,910)	$(11,269)	$(16,264)

Net loss per share basic and diluted	$(0.34)	$(0.29)	$(0.38)

Shares used in calculation basic and diluted	43,385	38,840	42,812

See accompanying notes to unaudited condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended		One Month Ended
	August 3, 2008	July 1, 2007	May 4, 2008
Cash flows from operating activities:
Net loss	$(14,910)	$(11,269)	$(16,264)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,161	2,639	682
Amortization of intangible assets	7,397	8,462	2,425
Provision for (recovery from) doubtful accounts	152	(22)	—
Amortization of debt discount and debt issuance costs	262	292	80
(Gain) loss on strategic equity investments	(13)	202	17
Stock-based compensation	5,374	4,979	1,806
Tax benefits associated with exercise of stock options and debt issuance costs	—	10	—
Other non-cash items	—	1	—
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(4,014)	1,641	6,174
Prepaid expenses and other assets	1,037	(1,518)	(693)
Accounts payable	562	(1,085)	(715)
Accrued expenses	(6,524)	(23,406)	(978)
Deferred revenue	1,687	(4,903)	1,665
Other long-term liabilities	337	548	249

Net cash flows used in operating activities	(6,492)	(23,429)	(5,552)

Cash flows from investing activities:
Cash paid for business and asset acquisitions, net of cash acquired	(2,764)	(2,660)	(1,100)
Purchase of property and equipment	(132)	(3,364)	(617)
Purchase of available-for-sale investments	—	(1,398)	(5,000)
Proceeds from maturities and sales of available-for-sale investments	5,000	12,100	3,000
Purchase of strategic investments	(1,801)	—	—
Restricted cash for Sabio Labs earnout	(1,090)	150	—

Net cash flows provided by (used in) investing activities	(787)	4,828	(3,717)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	338	9,276	2,368
Retirement of restricted stock	(352)	(394)	(77)
Proceeds from revolving note	13,000	—	—
Repayment of lease obligations	(436)	(583)	(360)
Repayment of convertible notes	(15,216)	—	—
Other financing activities	—	(76)	—

Net cash provided by (used in) financing activities	(2,666)	8,223	1,931

Effect of foreign currency translation changes on cash and cash equivalents	(10)	(16)	(3)

Net change in cash and cash equivalents	(9,955)	(10,394)	(7,341)
Cash and cash equivalents, beginning of period	39,629	45,338	46,970

Cash and cash equivalents, end of period	$29,674	$34,944	$39,629

Supplemental disclosure of cash flow information:
Non-cash investing and financing activities:
Purchase of fixed assets under capital leases	$1,068	$715	$651

Issuance of common stock in connection with acquisitions	$540	$836	$—

See accompanying notes to unaudited condensed consolidated financial statements.

MAGMA DESIGN AUTOMATION, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Note 1. Basis of Presentation

The interim unaudited condensed consolidated financial statements included herein have been prepared by Magma Design Automation, Inc. (“Magma” or “the Company”), pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”). Certain information and note disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted, pursuant to these rules and regulations. However, management believes that the disclosures are adequate to ensure that the information presented is not misleading. The interim unaudited condensed consolidated financial statements reflect, in the opinion of management, all adjustments necessary (consisting only of normal recurring adjustments) to present a fair statement of results for the interim periods presented. The operating results for any interim period are not necessarily indicative of the results that may be expected for the entire fiscal year ending May 3, 2009. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Form 10-K for the year ended April 6, 2008, as filed with the SEC on June 16, 2008. The accompanying unaudited condensed consolidated balance sheet at April 6, 2008 is derived from audited consolidated financial statements at that date.

Preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Management periodically evaluates such estimates and assumptions for continued reasonableness. Appropriate adjustments, if any, to the estimates used are made prospectively based upon such periodic evaluation. Actual results could differ from those estimates.

Fiscal Year End

The Company has a 52-53 week fiscal year. Prior to fiscal 2009, the fiscal year ended on the first Sunday subsequent to March 31. On January 28, 2008, the Board of Directors approved a change of fiscal year from a fiscal year ending on the first Sunday subsequent to March 31 to a fiscal year ending on the first Sunday subsequent to April 30 (except for any given year in which April 30 is a Sunday, in which case the fiscal year will end on April 30), starting with fiscal 2009.

The Company’s fiscal years consist of four quarters of 13 weeks except for each fifth or sixth fiscal year, which includes one quarter with 14 weeks. The Company’s fiscal year 2012 consists of 53 weeks and the second quarter of fiscal 2012 includes 14 weeks. The result of the additional week is not expected to have a material impact on the Company’s consolidated financial position or results of operations. All references to years or quarters in these notes to consolidated financial statements represent fiscal years or fiscal quarters, respectively, unless otherwise noted.

As a result of this change in fiscal year, we have included information covering the transition period from April 7, 2008 to May 4, 2008 in our Form 10-Q for the fiscal quarter ended August 3, 2008 pursuant to Rule 13a-10 of the Securities and Exchange Act of 1934, as amended. We did not experience a significant amount of business activity or product shipment during this period and have reported a loss. The low level of business activity and revenue recognition resulted in part from the historical pattern of low levels of business activity in the first month of a fiscal year.

References in our Form 10-Q for the fiscal quarter ended August 3, 2008, to the first quarter of fiscal 2009 represent the three months ended August 3, 2008. References in our Form 10–Q for the fiscal quarter ended August 3, 2008, to the first quarter of 2008 represent the three months ended July 1, 2007. We have not submitted financial information for the three months ended July 29, 2007 in our Form 10–Q for the fiscal quarter ended August 3, 2008, because the information is not practical or cost beneficial to prepare. We believe that the first quarter of fiscal 2008 provides a meaningful comparison to the first quarter of fiscal 2009. We do not believe that there are any significant factors, seasonal or otherwise, that would impact the comparability of information or trends if results for the three months ended July 29, 2007 were presented in lieu of results for the first quarter of 2008.

The separate audited financial statements required for the one month transition period will be included in the Company’s annual report on Form 10-K for the fiscal year ending May 3, 2009.

Principles of Consolidation

The consolidated financial statements of Magma include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated. Accounts denominated in foreign-currency have been translated from their functional currency to the U.S. dollar.

Deferred Revenue Correction

As a part of the Company’s implementation of new automated controls in internal controls over financial reporting in the first quarter of 2009, the Company identified certain amounts in deferred revenue recorded after events occurred which required the recognition of revenue or the reduction of goodwill. The error resulted from amounts not recognized once final revenue recognition criteria were met; amounts not recognized within the write-down of an investment in a former customer; and amounts not adjusted to goodwill as part of the fair value adjustment to acquired deferred revenue within 12 months subsequent to acquisition.

The Company concluded the effect of the error was not material to any of the affected years and recorded the correction in the first quarter of 2009 as an increase in revenue and other income of $0.9 million and $0.2 million, respectively, and a decrease in goodwill and deferred revenue of $0.7 million and $1.8 million, respectively. As a result, the Company’s operating loss was decreased by $0.9 million and net loss was decreased by $1.1 million, or $0.02 per basic and diluted share, for the three months ended August 3, 2008.

Adoption of New Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, Fair Value Measures (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measures required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. SFAS 157 became effective for the Company on April 7, 2008.

SFAS 157 requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three levels:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

In February 2008, the FASB issued FASB Staff Position FAS No. 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13” (“FSP FAS 157-1”). FSP FAS 157-1 provides a scope exception from SFAS 157 for the evaluation criteria on lease classification and capital lease measurement under SFAS No. 13, “Accounting for Leases” and other related accounting pronouncements. Accordingly, the Company did not apply the provisions of SFAS 157 in determining the classification of and accounting for leases.

In February 2008, the FASB issued FSP FAS No. 157-2, “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”) which delays the effective date of SFAS 157 to fiscal years beginning after November 15, 2008 for certain nonfinancial assets and nonfinancial liabilities. FSP FAS 157-2 will become effective for the Company on May 4, 2009. The Company is in the process of evaluating the impact of applying FSP FAS 157-2 to nonfinancial assets and liabilities measured on a nonrecurring basis. Examples of items to which the deferral would apply include, but are not limited to:

•

reporting units measured at fair value in the first step of a goodwill impairment test as described in Statement of Financial Standards No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), and nonfinancial assets and nonfinancial liabilities measured at fair value in the SFAS 142 goodwill impairment test, if applicable;

•

indefinite-lived intangible assets measured at fair value for impairment assessment under SFAS 142, and nonfinancial long-lived assets (asset groups) measured at fair value for an impairment assessment under SFAS 144; and

•

nonfinancial liabilities for exit or disposal activities initially measured at fair value under Statement of Financial Standards No. 146 , Accounting for Costs Associated with Exit or Disposal Activities (“SFAS 146”).

As a result of the issuance of FSP FAS 157-2, the Company did not apply the provisions of SFAS 157 to the nonfinancial assets and nonfinancial liabilities within the scope of FSP FAS 157-2.

In February 2007, the FASB issued SFAS No. 159 (“SFAS 159”), The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with changes in fair value recognized in earnings each reporting period. The election, called the fair value option, will enable entities to achieve an offset accounting effect for changes in fair value of certain related assets and liabilities without having to apply complex hedge accounting provisions. SFAS 159 is effective as of the beginning of the Company’s 2009 fiscal year. The Company has evaluated the provisions of SFAS 159 and did not elect the fair value option at this time.

In June 2007, the FASB ratified a consensus opinion reached by the EITF on EITF Issue 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities.” The guidance in EITF 07-3 requires the Company to defer and capitalize nonrefundable advance payments made for goods or services to be used in research and development activities until the goods have been delivered or the related services have been performed. If the goods are no longer expected to be delivered nor the services expected to be performed, the Company would be required to expense the related capitalized advance payments. EITF 07-3 became effective for the Company on April 4, 2008 and had no material impact on its consolidated financial position or results of operations.

Recently Issued Accounting Pronouncements

In April 2008, the FASB issued FASB Staff Position (“FSP”) 142-3, which amends the factors that must be considered in developing renewal or extension assumptions used to determine the useful life over which to amortize the cost of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets” FSP 142-3 requires an entity to consider its own assumptions about renewal or extension of the term of the arrangement, consistent with its expected use of the asset. FSP 142-3 also requires the Company to disclose the weighted-average period prior to the next renewal or extension for each major intangible asset class, the accounting policy for the treatment of costs incurred to renew or extend the term of a recognized intangible assets and for intangible assets renewed or extended during the period, if the Company will capitalize renewal or extension costs, the costs incurred to renew or extend the asset and the weighted-average period prior to the next renewal or extension for each major intangible asset class. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company is currently evaluating the impact of the adoption of this statement on its consolidated financial position or results of operations. The guidance for determining the useful life of a recognized intangible asset in of this FSP shall be applied prospectively to intangible assets acquired after the effective date. The disclosure requirements shall be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. Early adoption is prohibited.

In June 2008, the FASB issued FSP Emerging Issues Task Force (“EITF”) 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“EITF 03-6-1”). EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share (“EPS”) under the two-class method. EITF 03-6-1 clarifies that all outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends participate in undistributed earnings with common shareholders and are considered to be participating securities. As such, the issuing entity is required to apply the two-class method of computing basic and diluted EPS. EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial position or results of operations. Upon adoption, the Company is required to retrospectively adjust its earnings per share data (including any amounts related to interim periods, summaries of earnings and selected financial data) to conform with the provisions in this FSP. Early application of this FSP is prohibited.

With the exception of the discussion above, there have been no recent accounting pronouncements or changes in accounting pronouncements during the three months ended August 3, 2008, as compared to the recent accounting pronouncements described in our Annual Report on Form 10-K for the fiscal year ended April 6, 2008, that are of significance or potential significance to us.

Note 2. Stock-Based Compensation

The stock-based compensation recognized in the condensed consolidated statements of operations was as follows (in thousands):

	Three Months Ended		One Month Ended
	August 3, 2008	July 1, 2007	May 4, 2008
Cost of revenue	$412	$429	$113
Research and development expense	2,070	1,932	764
Sales and marketing expense	1,639	1,222	545
General and administrative expense	1,253	1,396	384

Total stock-based compensation expense	$5,374	$4,979	$1,806

The Company has adopted several stock incentive plans providing stock-based awards to employees, directors, advisors and consultants, including stock options, restricted stock and restricted stock units. The Company also has an Employee Stock Purchase Plan (“ESPP”), which enables employees to purchase shares of the Company’s common stock. Stock-based compensation expense by type of award was as follows (in thousands):

	Three Months Ended		One Month Ended
	August 3, 2008	July 1, 2007	May 4, 2008
Stock options	$2,123	$2,836	$645
Restricted stock and restricted stock units	2,416	1,583	805
Employee stock purchase plan	835	560	356

Total stock-based compensation expense	$5,374	$4,979	$1,806

The Company uses the Black-Scholes option pricing model to determine the fair value of its stock options and ESPP awards. The Black-Scholes option pricing model incorporates various highly subjective assumptions including expected future stock price volatility and expected terms of instruments. The Company established the expected term for employee options and awards, as well as forfeiture rates, based on the historical settlement experience, while giving consideration to vesting schedules and to options that have life cycles less than the contractual terms. Assumptions for option exercises and pre-vesting terminations of options were stratified for employee groups with sufficiently distinct behavior patterns. Expected future stock price volatility was developed based on the average of the Company’s historical weekly stock price volatility and average implied volatility. The risk-free interest rate for the period within the expected life of the option is based on the yield of United States Treasury notes at the time of grant. The expected dividend yield used in the calculation is zero as the Company has not historically paid dividends.

The weighted average assumptions used in the Black-Scholes model and the weighted average grant date fair value per share were as follows:

	Three Months Ended		One Month Ended
	August 3, 2008	July 1, 2007	May 4, 2008
Stock options:
Expected life (years)	4.02	4.24	4.10
Volatility	46%	39%	45%
Risk-free interest rate	2.90%-3.56%	4.52%-4.91%	2.79%
Expected dividend yield	0%	0%	0%
Weighted average grant date fair value	$2.66	$4.70	$3.62
ESPP awards:
Expected life (years)	1.13	1.13	1.13
Volatility	46%	39%	45%
Risk-free interest rate	2.25%	4.91%	2.13%-2.15%
Expected dividend yield	0%	0%	0%
Weighted average grant date fair value	$2.80	$4.52	$4.45

As of August 3, 2008, there was approximately $14.7 million and $5.9 million of unrecognized stock-based compensation expense, net of estimated forfeitures, related to stock option grants and ESPP awards, respectively, which will be recognized over the remaining weighted average vesting period of approximately 2.29 years and 1.78 years, respectively.

The cost of restricted stock and restricted stock unit awards is determined using the fair value of the Company’s common stock on the date of the grant, and compensation expense is recognized over the vesting period, which is generally two to four years. As of

August 3, 2008, there was approximately $2.0 million and $7.4 million of unrecognized stock-based compensation expense, net of estimated forfeitures, related to restricted stock and restricted stock unit awards, respectively, which will be recognized over the remaining weighted average vesting period of approximately 0.7 years and 2.7 years, respectively.

Note 3. Fair Value of Financial Instruments

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosures about fair value measurements. The Company has adopted the provisions of SFAS 157 as of April 7, 2008 for financial instruments. Although the adoption of SFAS 157 did not materially impact its financial condition, results of operations, or cash flow, the Company is now required to provide additional disclosures as part of its financial statements.

SFAS 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The Company’s assets measured at fair value on a recurring basis subject to the disclosure requirements of SFAS 157 at August 3, 2008, were as follows (in thousands):

	Balance at August 3, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobserved Inputs (Level 3)
Cash equivalents:
Money market funds	$11,098	$11,098	$—	$—
Prepaids and other current assets:
Foreign currency forward contract	209	—	209	—
Long-term investments:
Auction rate securities	17,462	—	—	17,462

Total assets measured at fair value	$28,769	$11,098	$209	$17,462

The following table is a reconciliation of financial assets measured at fair value using significant unobservable inputs (Level 3) during the three months ended August 3, 2008 and one month ended May 4, 2008 (in thousands):

Auction Rate Securities
Balance at April 6, 2008	$17,538
Total unrealized losses included in other comprehensive income	(191)

Balance at May 4, 2008	17,347
Total unrealized gains included in other comprehensive income	115

Balance at August 3, 2008	$17,462

Long-term investments on the condensed consolidated balance sheets consist exclusively of auction rate securities (“ARS”) that are AAA rated and are secured by pools of student loans guaranteed by state regulated higher education agencies and reinsured by the U.S. Department of Education. Historically, liquidity for investors in ARS was provided via an auction process that reset the applicable interest rate generally every 28 days, allowing investors to either roll over their investments or sell them at par. Beginning in fourth quarter of fiscal 2008, there was insufficient demand for these types of investments during the auctions and, as a result, these securities are not currently liquid. The Company may not be able to access cash by selling these securities without incurring a loss of principal until either liquidity returns to the auction process, a secondary market emerges, they are redeemed by the issuer, or they mature in years ranging from 2031 to 2046. Subsequent to the end of the first quarter of fiscal 2009, the Company’s investment bank for ARS investments announced publicly that they have committed to provide liquidity solutions to institutional investors, such as Magma, and will agree to purchase from their institutional investors all or any ARS that remain outstanding starting in June 2010 through June 2012.

The Company classifies its ARS as available-for-sale and, therefore, they are carried at estimated fair value. As of August 3, 2008, there was insufficient observable market information available to determine the fair value of the Company’s ARS. Accordingly, the Company estimated Level 3 fair values for these securities based on the investment bank’s valuations. The investment bank valued student loan ARSs as floating rate notes with three pricing inputs: the coupon, the current discount margin or spread, and the maturity. The coupon was generally assumed to equal the maximum rate allowed under the terms of the instrument, the current discount margin was based on an assessment of observable yields on instruments bearing comparable risks, and the maturity was based on an assessment of the terms of the underlying instrument and the potential for restructuring the ARS. The primary unobservable input to the valuation was the maturity assumption which was set at five years for the majority of ARS instruments. Through January 6, 2008, the ARS were valued at par value due to the frequent resets that historically occurred through the auction process.

Based on the level 3 valuation, the Company has recorded an unrealized loss of $0.9 million to accumulated other comprehensive loss in the condensed consolidated balance sheet as of August 3, 2008, reflecting declines in fair value of the Company’s ARS. Since the commitment by the Company’s investment bank to purchase the ARS beginning in June 2010 did not occur until after quarter end, it did not affect the valuation as of August 3, 2008. The $0.9 million unrealized loss was deemed temporary as the Company believes that these investments generally are of high credit quality, as substantially all of the investments carry an AAA credit rating and are secured by pools of student loans guaranteed by state regulated higher education agencies and reinsured by the U.S. Department of Education. In addition, the Company currently has the intent and ability to hold these investments until anticipated recovery in market value occurs. If it is later determined that the fair value of these securities is other-than-temporarily impaired, the Company will record a loss in the income statement. Due to the Company’s belief that the market for these investments may take in excess of twelve months to fully recover, the Company has classified them as noncurrent assets on the accompanying condensed consolidated balance sheet at of August 3, 2008.

Note 4. Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, “Earnings per Share”. Basic net income (loss) per share is computed by dividing net income attributable to common stockholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted net income per share gives effect to all dilutive potential common shares outstanding during the period including stock options and redeemable convertible subordinated notes using the if-converted method.

For the three months ended August 3, 2008 and July 1, 2007 and the one month ended May 4, 2008, all potential common shares outstanding during the period were excluded from the computation of diluted net loss per share as their effect was anti-dilutive. Such shares included the following (in thousands, except per share data):

	Three Months Ended		One Month Ended
	August 3, 2008	July 1, 2007	May 4, 2008
Shares of common stock issuable upon conversion of convertible notes	3,410	3,995	3,995
Shares of common stock issuable under stock option plans outstanding	12,198	12,064	12,249
Weighted average exercise price of shares issuable under stock option plans	$10.58	$10.26	$10.69

Note 5. Accumulated Deficit

The changes in accumulated deficit for the three months ended August 3, 2008 and one month ended May 4, 2008 were as follows (in thousands):

Balance at April 6, 2008	$(229,479)
Net loss	(16,264)
Charges related to treasury stock reissuance	(13)

Balance at May 4, 2008	(245,756)
Net loss	(14,910)
Charges related to treasury stock reissuance	(4)

Balance at August 3, 2008	$(260,670)

Note 6. Comprehensive Income (Loss)

Comprehensive income (loss) includes net loss, unrealized gain (loss) on investments and foreign currency translation adjustments as follows (in thousands):

	Three Months Ended		One Month Ended
	August 3, 2008	July 1, 2007	May 4, 2008
Net loss	$(14,910)	$(11,269)	$(16,264)
Unrealized gain (loss) on available-for-sale investments	115	—	(191)
Foreign currency translation adjustments	370	344	177

Comprehensive loss	$(14,425)	$(10,925)	$(16,278)

Components of accumulated other comprehensive loss was as follows (in thousands):

	August 3, 2008	April 6, 2008	May 4, 2008
Unrealized loss on available-for-sale investments	$(888)	$(812)	$(1,003)
Foreign currency translation adjustments	(3,425)	(3,972)	(3,795)

Accumulated other comprehensive loss	$(4,313)	$(4,784)	$(4,798)

Note 7. Acquisitions

Acquisition-related earnouts

For a number of Magma’s previously completed acquisitions, the Company agreed to pay contingent considerations in cash and/or stock to former stockholders of the acquired companies based on the acquired business’ achievement of certain technology or financial milestones as set forth in the respective acquisition agreement.

For the three months ended August 3, 2008 the Company recorded $1.1 million of intangible assets and $2.2 million of goodwill resulting from contingent consideration that was paid or became payable to stockholders of acquired companies as follows (in thousands):

	Three Months Ended August 3, 2008		One Month Ended May 4, 2008
	Cash	Common Stock Value	Cash	Common Stock Value
Goodwill:
Sabio Labs	$26	$2,145	$—	$—
Intangible assets:
Mojave	548	540	—	—

Total earnout consideration	$574	$2,685	$—	$—

Restricted cash

Pursuant to the agreement to acquire Sabio Labs, Inc. (“Sabio”) and cash consideration held back to secure certain indemnification obligations that may arise for a 15-month period from the date of acquisition, the Company has classified $1.1 million of cash and cash equivalents as restricted cash. The Sabio indemnification period ends in May 2009.

Note 8. Goodwill and Intangible Assets

The following table summarizes the components of goodwill, intangible assets and related accumulated amortization balances as of August 3, 2008, April 6, 2008 and May 4, 2008 (dollars in thousands):

		August 3, 2008			April 6, 2008			May 4, 2008
	Weighted Average Life (months)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Goodwill		$66,349	$—	$66,349	$64,877	$—	$64,877	$64,877	$—	$64,877

Other intangible assets:
Developed technology	43	$114,697	$(92,894)	$21,803	$113,609	$(85,759)	$27,850	$113,609	$(87,460)	$26,149
Licensed technology	40	41,597	(35,841)	5,756	41,097	(34,503)	6,594	41,597	(34,877)	6,720
Customer relationship or base	70	5,575	(2,791)	2,784	5,575	(2,429)	3,146	5,575	(2,519)	3,056
Patents	57	13,015	(12,076)	939	13,015	(11,205)	1,810	13,015	(11,422)	1,593
Acquired customer contracts	33	1,390	(1,090)	300	1,390	(1,090)	300	1,390	(1,090)	300
Assembled workforce	45	1,252	(1,241)	11	1,252	(1,221)	31	1,252	(1,240)	12
No shop right	24	100	(100)	—	100	(100)	—	100	(100)	—
Non-competition agreements	36	600	(392)	208	600	(325)	275	600	(342)	258
Trademark	67	900	(499)	401	900	(470)	430	900	(477)	423

Total		$179,126	$(146,924)	$32,202	$177,538	$(137,102)	$40,436	$178,038	$(139,527)	$38,511

The Company has included the amortization expense on intangible assets that relate to products sold in cost of revenue, while the remaining amortization is shown as a separate line item on the Company’s condensed consolidated statement of operations. The amortization expense related to intangible assets was as follows (in thousands):

	Three Months Ended		One Month Ended
	August 3, 2008	July 1, 2007	May 4, 2008
Amortization of intangible assets included in:
Cost of revenue-licences	$4,671	$5,212	$1,494
Cost of revenue-bundled licenses and services	1,282	1,223	397
Operating expenses	1,444	2,027	534

Total	$7,397	$8,462	$2,425

The expected future annual amortization expense of intangible assets is as follows (in thousands):

Fiscal Year	Estimated Amortization Expense
2009 (remaining nine months)	$19,877
2010	5,192
2011	3,901
2012	1,871
2013 and thereafter	1,361

Total expected future amortization	$32,202

Note 9. Convertible Notes, Current and Long-Term

Current: Zero Coupon Convertible Subordinated Notes due 2008 (the “2008 Notes”)

In May 2003, the Company completed an offering of $150.0 million principal amount of the 2008 Notes due May 15, 2008 to qualified buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, resulting in net proceeds to the Company of approximately $145.1 million. The 2008 Notes did not bear coupon interest and were initially convertible into shares of the Company’s common stock at a conversion price of $22.86 per share, for an aggregate of 6,561,680 shares. The 2008 Notes were subordinated to the Company’s existing and future senior indebtedness and effectively subordinated to all indebtedness and other liabilities of the Company’s subsidiaries. The Company paid approximately $4.5 million in transaction fees to the underwriters of the offering and approximately $0.4 million in other debt issuance costs. The Company amortized the transaction fees and issuance costs over the life of the 2008 Notes using the effective interest method.

In May 2005, the Company repurchased, in privately negotiated transactions, in an aggregate principal amount of $44.5 million (or approximately 29.7% of the total) of the 2008 Notes at an average discount to face value of approximately 22%. The Company spent approximately $34.8 million on the repurchase. The repurchase left approximately $105.5 million principal amount of the 2008 Notes outstanding. In addition, a portion of the hedge and warrant transactions was terminated in connection with the repurchase. In fiscal 2006, the Company recorded a gain of $9.7 million on the repurchase of the 2008 Notes, which was partially offset by the write-off of $0.9 million of deferred financing costs associated with the 2008 Notes. The net proceeds of $140,000 from the termination of a portion of the hedge and warrant were charged to additional paid-in capital.

In May 2006, the Company repurchased, in privately negotiated transactions, in an aggregate principal amount of $40.3 million (or approximately 38.2% of the remaining principal) of the 2008 Notes at an average discount to face value of approximately 13%. The Company spent approximately $35.0 million on the repurchases. The repurchase left approximately $65.2 million principal amount of the 2008 Notes outstanding. In addition, a portion of the hedge and warrant transactions was terminated in connection with the repurchase. In the first quarter of fiscal 2007, the Company recorded a gain of $5.3 million on the repurchase, which was partially offset by the write-off of $0.5 million of deferred financing costs associated with the 2008 Notes. The Company received 14,467 shares of Magma common stock, valued at approximately $102,000, as settlement for termination of a portion of the hedge and warrant in connection with the repurchase. The amount was charged to additional paid-in-capital.

In March 2007, the Company exchanged, in privately negotiated transactions, an aggregate principal amount of $49.9 million (or approximately 76.7% of the remaining principal) of the 2008 Notes for a new series of 2% convertible senior notes due May 2010. The exchange left approximately $15.2 million principal amount of the 2008 Notes outstanding. In the fourth quarter of fiscal 2007, the Company recorded a gain of $2.1 million on the exchange, which was partially offset by the write-off of $0.4 million of deferred financing costs associated with the 2008 Notes. Please see below under “2% Convertible Senior Notes due 2010” for further discussion of the exchange. In addition, a portion of the hedge and warrant was terminated in connection with the exchange. The net proceeds of $88,000 from the termination of a portion of the hedge and warrant were charged to additional paid-in capital. The $15.2 million remaining principal amount of the 2008 Notes and the related $10,000 of unamortized balance of transaction fees and debt issuance costs were included in current liabilities on the Company’s consolidated balance sheets as of April 6, 2008.

In May 2008, the Company repaid the $15.2 million in remaining principal amount of its 2008 Notes. In connection with the repayment, the remaining portion of the hedge and warrant expired.

Long-Term: 2% Convertible Senior Notes due 2010 (the “2010 Notes”)

In March 2007, the Company exchanged, in privately negotiated transactions, an aggregate principal amount of $49.9 million of the 2008 Notes for an equal aggregate principal amount of the 2010 Notes. The 2010 Notes mature on May 15, 2010 and bear interest at 2% per annum, with interest payable on May 15 and November 15 of each year, commencing May 15, 2007. The 2010 Notes are unsecured senior indebtedness of Magma, which rank senior in right of payment to the 2008 Notes and junior in right of payment to Magma’s revolving line of credit facility. In addition, after May 20, 2009, the Company will have the option to redeem the 2010 Notes for cash in an amount equal to 100% of the aggregate outstanding principal amount at the time of such redemption. The 2010

Notes also contain a net share settlement provision which allows the Company, at its option, in lieu of delivery of some or all of the shares of common stock otherwise issuable upon conversion of the 2010 Notes, to pay holders of the 2010 Notes in cash for all or a portion of the principal amount of the converted 2010 Notes and any amounts in excess of the principal amount which are due.

The 2010 Notes will be convertible upon the occurrence of certain conditions into shares of Magma common stock at an initial conversion price of $15.00 per share, which is equivalent to an initial conversion rate of approximately 66 shares per $1,000 principal amount of 2010 Notes. The conversion price and the conversion rate will adjust automatically upon certain dilution events. The 2010 Notes are convertible into shares of Magma common stock on or prior to maturity at the option of the holders upon the occurrence of certain change of control events. Conversions under these circumstances require Magma to pay a premium make-whole amount whereby the conversion rate on the 2010 Notes may be increased by up to 22 shares per $1,000 principal amount. The premium make-whole amount shall be paid in shares of common stock upon any such automatic conversion, subject to Magma’s option for net share settlement.

The 2010 Notes shall also be convertible at the option of the holders at such time as: (i) the closing price of Magma common stock exceeds 150% of the conversion price of the 2010 Notes, initially $15.00, for 20 out of 30 consecutive trading days; (ii) the trading price per $1,000 principal amount of 2010 Notes is less than 98% of the product of (x) the average price of common stock for each day during any five consecutive trading day period and (y) the conversion rate per $1,000 principal amount of 2010 Notes; (iii) Magma distributes to all holders of common stock rights or warrants entitling them to purchase additional shares of common stock at less than the closing price of common stock on March 5, 2007; (iv) Magma distributes to all holders of common stock any form of dividend which has a per share value exceeding 7.5% of the price of the common stock on the day prior to such date of distribution; (v) the period beginning 60 days prior to May 15, 2010; (vi) there has been a designated change of control of Magma; or (vii) the 2010 Notes have been called for redemption by Magma. Any such conversions shall not entitle the holders of the 2010 Notes to any premium make-whole payment by Magma.

The exchange offer was treated as an extinguishment of the 2008 Notes in accordance with EITF 96-19, “Debtors Accounting for a Modification or Exchange of Debt Instruments,” as amended by EITF 06-6, “Debtor’s Accounting for a Modification (or Exchange) of Convertible Debt Instruments.” The exchange resulted in a gain of $2.1 million on extinguishment of debt, which was partially offset by the write-off of $0.4 million of deferred financing costs associated with the 2008 Notes. The Company initially recorded the 2010 Notes at fair value of $47.8 million, net of the debt discount of $2.1 million. The debt discount is being amortized to interest expenses over the term of the 2010 Notes. As of August 3, 2008, debt discount balance related to the 2010 Notes was $1.2 million.

The $1.3 million of underwriting and legal fees related to the 2010 Notes offering was capitalized upon issuance and is being amortized over the term of the 2010 Notes using the effective interest method. As of August 3, 2008, the unamortized balance of debt issuance costs related to the 2010 Notes was approximately $0.8 million.

The shares issuable on the conversion of the 2010 Notes are included in “fully diluted shares outstanding” under the if-converted method of accounting for purposes of calculating diluted earnings per share.

Note 10. Revolving note

In July 2007, the Company established a $10.0 million unsecured revolving line of credit facility with Wells Fargo Bank, N.A (the “credit facility”). The credit facility is available through July 2010 and bears an interest rate equal to the bank’s prime rate less 1.20% or LIBOR plus 1.00% at management’s election. The Company is required to make interest only payments monthly and the outstanding principal amount plus all accrued but unpaid interest is payable in full at the expiration of the credit facility.

On May 31, 2008 the credit facility was amended to temporarily increase the total amount available for borrowing to $15.0 million until August 31, 2008, at which time the total amount available for borrowing reverts back to $10.0 million and any borrowings in excess of $10.0 million are due and payable.

The credit facility requires that the Company maintain certain financial conditions and pay fees of 0.075% per year on the unused amount of the credit facility. As of August 3, 2008, the Company was not in compliance with the financial conditions and obtained a waiver for this noncompliance as well as an extension of the temporary increase in the total amount available until September 30, 2008. In addition, the credit facility allows letters of credit to be issued on behalf of the Company, provided that the aggregate outstanding amount of the letters of credit shall not exceed the total amount available for borrowing under the credit facility.

As of August 3, 2008, the Company had outstanding borrowings of $13.0 million under the credit facility and two letters of credit totaling $1.7 million outstanding leaving $0.3 million available under the credit facility. The Company has classified $4.7 million as current on this credit facility given the temporary extension date of September 30, 2008. Since the credit facility is unsecured, the Company is not required to maintain restricted cash balances relating to the letters of credit under the facility.

Note 11. Restructuring charges

As a result of the Company’s desire to improve its cost structure, the Company initiated a restructuring plan in May 2008 (“FY 2009 Restructuring Plan”). The Company has also undertaken various other restructuring plans in prior years.

The FY 2009 Restructuring Plan was implemented to better align the Company’s resources and improve operating efficiencies. As such, during the quarter ended August 3, 2008, the Company incurred $2.0 million in pre-tax restructuring charges associated with the FY 2009 Restructuring Plan’s termination of 71 employees and costs related to expatriate relocation. The net liability is expected to be paid through fiscal year 2010. The restructuring liability activity was as follows (in thousands):

	Severance	Relocation	Net Liability
Balance at April 6, 2008	$—	$—	$—
New charges	—	—	—
Cash paid	—	—	—

Balance at May 4, 2008	—	—	—
New charges	1,602	418	2,020
Cash paid	(1,452)	—	(1,452)

Balance at August 3, 2008	$150	$418	$568

During the first quarter of fiscal year 2008, the Company recorded restructuring charges of $0.3 million for costs related to termination of 21 employees resulting from the Company’s realignment to current business conditions. As of April 6, 2008, all of these termination costs had been paid and the Company had not planned to incur additional costs related to this business realignment.

Note 12. Contingencies

The Company is subject to certain legal proceedings described below and from time to time, it is also involved in other disputes that arise in the ordinary course of business. The number and significance of these litigation proceedings and disputes are increasing as the Company’s business expands and grows larger. Any claims against the Company, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in the diversion of significant operational resources. As a result, these litigation proceedings and disputes could harm the Company’s business and have an adverse effect on its consolidated financial statements. However, the results of any litigation or dispute are inherently uncertain and, at this time, no estimate could be made of the loss or range of loss, if any, from such litigation matters and disputes unless they are or are close to being settled. Liabilities are recorded when a loss is probable and the amount can be reasonably estimated. Accordingly, the Company recorded a liability of $1.1 million in fiscal year 2008 to cover legal settlement exposure related to the shareholder class action lawsuit and the derivative complaint, as described below, and has not recorded any liabilities related to other contingencies. In accordance with the proposed settlement agreement, the Company deposited into escrow $1.0 million in June 2008, which $1.0 million has been classified as a reduction of the previously recorded liability. However, any estimates of losses or any such recording of legal settlement exposure is not a guarantee that there will be any court approval of any settlement, and there is no assurance that there will be any final, court approved settlement. Litigation settlement and legal fees are expensed in the period in which they are incurred.

On June 13, 2005, a putative shareholder class action lawsuit captioned The Cornelia I. Crowell GST Trust vs. Magma Design Automation, Inc., Rajeev Madhavan, Gregory C. Walker and Roy E. Jewell., No. C 05 02394, was filed in U.S. District Court, Northern District of California. The complaint alleges that defendants failed to disclose information regarding the risk of Magma infringing intellectual property rights of Synopsys, Inc., in violation of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder, and prays for unspecified damages. In March 2006, defendants filed a motion to dismiss the consolidated amended complaint. Plaintiff filed a further amended complaint in June 2006, which defendants again moved to dismiss. Defendants’ motion was granted in part and denied in part by an order dated August 18, 2006, which dismissed claims against two of the individual defendants. On November 30, 2007, the parties agreed to a settlement. The court granted preliminary approval to the settlement on July 7, 2008, and scheduled a hearing for final approval of the settlement for November 21, 2008. There is no assurance that the court will grant final approval of the settlement.

On July 26, 2005, a putative derivative complaint captioned Susan Willis v. Magma Design Automation, Inc. et al., No. 1-05-CV-045834, was filed in the Superior Court of the State of California for the County of Santa Clara. The Complaint seeks unspecified damages purportedly on behalf of us for alleged breaches of fiduciary duties by various directors and officers, as well as for alleged violations of insider trading laws by executives during a period between October 23, 2002 and April 12, 2005. Defendants have demurred to the Complaint, and the action has been stayed pending further developments in the putative shareholder class action referenced above. On January 8, 2008, the parties reached an agreement in principle with respect to certain aspects of settlement of the case and agreed upon the remaining terms of the settlement on February 21, 2008. The court granted preliminary approval of the settlement on August 4, 2008, and scheduled a hearing for final approval of the settlement for October 3, 2008. There is no assurance that the court will grant final approval of the settlement.

Indemnification Obligations

The Company enters into standard license agreements in the ordinary course of business. Pursuant to these agreements, the Company agrees to indemnify its customers for losses suffered or incurred by them as a result of any patent, copyright, or other intellectual property infringement claim by any third party with respect to the Company’s products. These indemnification obligations have perpetual terms. The Company’s normal business practice is to limit the maximum amount of indemnification to the amount received from the customer. On occasion, the maximum amount of indemnification the Company may be required to provide may exceed the amount received from the customer. The Company estimates the fair value of its indemnification obligations to be insignificant, based upon its historical experience concerning product and patent infringement claims. Accordingly, the Company has no liabilities recorded for indemnification under these agreements as of August 3, 2008.

The Company has agreements whereby its officers and directors are indemnified for certain events or occurrences while the officer or director is, or was, serving at the Company’s request in such capacity. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has a directors’ and officers’ liability insurance policy that reduces its exposure and enables the Company to recover a portion of future amounts paid. As a result of the Company’s insurance policy coverage, the Company believes the estimated fair value of these indemnification agreements is minimal. Accordingly, no liabilities have been recorded for these agreements as of August 3, 2008.

In connection with certain of the Company’s recent business acquisitions, it has also agreed to assume, or cause Company subsidiaries to assume, the indemnification obligations of those companies to their respective officers and directors. No liabilities have been recorded for these agreements as of August 3, 2008.

Warranties

The Company offers certain customers a warranty that its products will conform to the documentation provided with the products. To date, there have been no payments or material costs incurred related to fulfilling these warranty obligations. Accordingly, the Company has no liabilities recorded for these warranties as of August 3, 2008. The Company assesses the need for a warranty accrual on a quarterly basis, and there can be no guarantee that a warranty accrual will not become necessary in the future.

Note 13. Segment Information

The Company has adopted the provisions of SFAS 131, “Disclosures about Segments of an Enterprise and Related Information,” which requires the reporting of segment information using the “management approach.” Under this approach, operating segments are identified in substantially the same manner as they are reported internally and used by the Company’s chief operating decision maker (“CODM”) for purposes of evaluating performance and allocating resources. Based on this approach, the Company has one reportable segment as the CODM reviews financial information on a basis consistent with that presented in the consolidated financial statements.

Revenue from North America, Europe, Japan and the Asia-Pacific region, which includes India, South Korea, Taiwan, Hong Kong and the People’s Republic of China, was as follows (in thousands, except for percentages shown):

	Three Months Ended		One Month Ended
	August 3, 2008	July 1, 2007	May 4, 2008
North America*	$24,332	$24,443	$2,365
Europe	12,765	10,759	1,156
Japan	4,112	6,666	891
Asia-Pacific (excluding Japan)	4,533	8,297	555

	$45,742	$50,165	$4,967

	Three Months Ended		One Month Ended
	August 3, 2008	July 1, 2007	May 4, 2008
North America*	53%	49%	48%
Europe	28%	21%	23%
Japan	9%	13%	18%
Asia-Pacific (excluding Japan)	10%	17%	11%

	100%	100%	100%

*	Substantially all of the Company’s North America revenue related to the United States for all periods presented.

Revenue attributed to significant customers, representing 10% or more of total revenue for at least one of the respective periods, is summarized as follows:

	Three Months Ended				One Month Ended
	August 3, 2008		July 1, 2007		May 4, 2008
Customer A	22%		*	*	10%
Customer B	*	*	*	*	12%
Customer C	*	*	11%		*	*
Customer D	*	*	11%		*	*

**	Less than 10% of total revenue.

Note 14. Income Taxes

As of August 3, 2008, the Company had approximately $12.2 million of total gross unrecognized tax benefits, of which $5.3 million, if recognized, would favorably affect its effective tax rate in future periods and $1.6 million, if recognized, would result in a credit to additional paid-in capital. The Company currently has a full valuation allowance against its U.S. net deferred tax assets which would impact the timing of the effective tax rate benefit should any of these uncertain tax positions be favorably settled in the future.

Upon adoption of FASB Interpretation Number 48 (“FIN 48”), the Company adopted an accounting policy to classify interest and penalties on unrecognized tax benefits as income tax expense. For years prior to adoption of FIN 48, the Company also reported interest and penalties on unrecognized tax benefits as income tax expense. As of August 3, 2008, the total amount of accrued interest and penalties was $0.4 million.

The Company is subject to income taxes in the United States and in numerous foreign jurisdictions and, in the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is uncertain. The statute of limitations for adjustments to the Company’s historic tax obligations will vary from jurisdiction to jurisdiction. The tax years 2002 to 2007 remain open to examination by the major tax jurisdictions where the Company operates. At August 3, 2008, the Company does not anticipate that its total unrecognized tax benefits will significantly change due to any settlement of examination or expiration of statute of limitation within the next twelve months.

Note 15. Subsequent Events

On August 11, 2008, the Company entered into a master installment payment agreement in connection with the licensing of certain software for a total of $0.9 million. The agreement is to be paid over 36 months.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of

Magma Design Automation, Inc.

We have audited Magma Design Automation, Inc. and subsidiaries’ (a Delaware Corporation) internal control over financial reporting as of April 6, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Magma Design Automation, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on Magma Design Automation, Inc. and subsidiaries’ internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Magma Design Automation, Inc. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of April 6, 2008, based on criteria established in Internal Control—Integrated Framework issued by COSO.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Magma Design Automation, Inc. and subsidiaries as of April 6, 2008 and April 1, 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended April 6, 2008. Our audits of the basic financial statements included the financial statement schedule listed in the index appearing under Item 15(a)(2). Our report dated June 12, 2008 expressed an unqualified opinion on those financial statements and financial statement schedule.

/s/ GRANT THORNTON LLP

San Jose, CA
June 12, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of

Magma Design Automation, Inc.

We have audited the accompanying consolidated balance sheets of Magma Design Automation, Inc. and subsidiaries (a Delaware corporation) as of April 6, 2008 and April 1, 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended April 6, 2008. Our audits of the basic financial statements included the financial statement schedule listed in the index appearing under Item 15(a)(2). These financial statements and financial statement schedule are the responsibility of management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Magma Design Automation, Inc. and subsidiaries as of April 6, 2008 and April 1, 2007, and the consolidated results of their operations and cash flows for each of the years in the three-year period ended April 6, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 14 to the consolidated financial statements, effective April 2, 2007 Magma Design Automation, Inc. and subsidiaries adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109. As discussed in Note 1 to the consolidated financial statements, effective April 3, 2006 the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, applying the modified-prospective method.

We also have audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), Magma Design Automation, Inc. and subsidiaries’ internal control over financial reporting as of April 6, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated June 12, 2008, expressed an unqualified opinion on the effective operation of internal control over financial reporting.

/s/ GRANT THORNTON LLP

San Jose, California

June 12, 2008

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	April 6, 2008	April 1, 2007
ASSETS
Current assets:
Cash and cash equivalents	$46,970	$45,338
Restricted cash	—	4,997
Short-term investments	3,000	10,700
Accounts receivable, net	38,310	41,086
Prepaid expenses and other current assets	5,244	4,126

Total current assets	93,524	106,247
Property and equipment, net	15,553	17,866
Intangible assets, net	40,436	56,874
Goodwill	64,877	48,499
Restricted cash	—	4,700
Deferred tax assets	6,901	—
Long-term investments	17,538	—
Other assets	5,467	5,460

Total assets	$244,296	$239,646

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,971	$7,442
Accrued expenses	29,866	53,254
Deferred revenue	25,254	28,417
Convertible notes	15,216	—

Total current liabilities	74,307	89,113
Convertible notes, net of debt discount of $1,421 and $2,078 at April 6, 2008 and April 1, 2007, respectively	48,518	63,077
Line of credit	—	3,000
Long-term tax liabilities	11,869	—
Other long-term liabilities	2,374	1,689

Total liabilities	137,068	156,879

Commitments and contingencies (Note 12)
Stockholders’ equity:
Preferred stock, $.0001 par value; 5,000,000 shares authorized and no shares issued and outstanding	—	—
Common stock, $.0001 par value; 150,000,000 shares authorized; 43,473,403 and 38,533,351 shares issued and outstanding at April 6, 2008 and April 1, 2007, respectively	5	4
Additional paid-in capital	374,183	310,825
Accumulated deficit	(229,479)	(197,808)
Treasury stock at cost, 3,044,607 and 2,679,426 shares at April 6, 2008 and April 1, 2007, respectively	(32,697)	(29,162)
Accumulated other comprehensive loss	(4,784)	(1,092)

Total stockholders’ equity	107,228	82,767

Total liabilities and stockholders’ equity	$244,296	$239,646

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended
	April 6, 2008	April 1, 2007	April 2, 2006
Revenue:
Licenses	$139,062	$101,991	$86,418
Bundled licenses and services	40,515	42,925	52,833
Services	34,842	33,237	24,793

Total revenue	214,419	178,153	164,044

Cost of revenue:
Licenses	19,151	24,125	16,267
Bundled licenses and services	9,474	12,935	13,404
Services	20,729	17,519	12,044

Total cost of revenue	49,354	54,579	41,715

Gross profit	165,065	123,574	122,329

Operating expenses:
Research and development	76,920	63,625	50,085
Sales and marketing	70,711	60,041	46,539
General and administrative	31,576	42,870	39,935
Amortization of intangible assets	8,043	11,011	11,849
In-process research and development	2,256	1,300	450
Restructuring charge	291	—	—
Litigation settlement	—	12,500	—

Total operating expenses	189,797	191,347	148,858

Operating loss	(24,732)	(67,773)	(26,529)

Other income (expense):
Interest income	2,021	2,729	2,875
Interest and amortization of debt discount expense	(2,467)	(723)	(849)
Gain on extinguishment of debt	—	6,532	8,781
Other expense, net	(591)	(1,269)	(2,666)

Other income (expense), net	(1,037)	7,269	8,141

Net loss before income taxes	(25,769)	(60,504)	(18,388)
Provision for income taxes	5,066	1,002	2,549

Net loss before cumulative effect of change in accounting principle	(30,835)	(61,506)	(20,937)
Cumulative effect of change in accounting principle	—	321	—

Net loss	$(30,835)	$(61,185)	$(20,937)

Net loss per common share before cumulative effect of change in accounting principle—basic and diluted	$(0.76)	$(1.68)	$(0.61)

Net loss per share—basic and diluted	$(0.76)	$(1.67)	$(0.61)

Shares used in calculation—basic and diluted	40,518	36,605	34,348

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

(LOSS)

(in thousands, except share data)

	Common Stock		Additional Paid-in	Deferred Stock-Based	Accumulated	Treasury Stock		Comprehensive	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Capital	Compensation	Deficit	Shares	Amount	Loss	Loss	Equity
BALANCES AT MARCH 31, 2005	35,249,858	$4	$261,627	$(5,749)	$(115,644)	(1,000,000)	$(16,606)		$(2,233)	$121,399
Issuance of common stock under stock incentive plans	1,180,128	—	6,454	—	—	—	—		—	6,454
Issuance of common stock in connection with asset purchase	1,264,648	—	15,653	(1,509)	—	—	—		—	14,144
Issuance of common stock warrant in connection with asset purchase	—	—	3,080	—	—	—	—			3,080
Net proceeds from termination of hedge and warrant	—	—	140	—	—	—	—			140
Repurchase of common stock	(2,000,000)	—	—	—	—	(2,000,000)	(16,044)		—	(16,044)
Stock-based compensation	—	—	801	(696)	—	—	—		—	105
Repurchase of restricted stock	(118,933)	—	(1,656)	1,463	—	—	—			(193)
Amortization of deferred stock-based compensation, net of forfeitures	—	—	(1)	4,471	—	—	—			4,470
Tax benefits associated with convertible debt repurchase	—	—	128	—	—	—	—			128
Tax benefits associated with exercise of stock options and debt issuance costs	—	—	110	—	—	—	—		—	110
Comprehensive loss:
Net loss	—	—	—	—	(20,937)	—	—	$(20,937)	—	(20,937)
Cumulative translation adjustments	—	—	—	—	—	—	—	272	272	272
Unrealized gain on investments, net of tax	—	—	—	—	—	—	—	775	775	775

Other comprehensive income	—	—	—	—	—	—	—		1,047
Total comprehensive loss								$(19,890)

BALANCES AT APRIL 2, 2006	35,575,701	$4	$286,336	$(2,020)	$(136,581)	(3,000,000)	$(32,650)		$(1,186)	$113,903
Issuance of common stock under stock incentive plans	1,866,841	1	8,652	—	—	15,099	163		—	8,815
Issuance of common stock in connection with asset purchase	1,177,399	—	6,220	—	—	—	—		—	6,220
Net proceeds from termination of hedge and warrant	—	—	190	—	—	—	—			190
Retirement of common stock	(86,590)	—	(695)	—	—	—	—		—	(695)
Elimination of unamortized deferred stock-based compensation	—	—	(2,020)	2,020	—	—	—		—	—
Stock-based compensation expense, net of forfeitures			15,565	—	—	—	—		—	15,565

	Common Stock		Additional Paid-in	Deferred Stock-Based	Accumulated	Treasury Stock		Comprehensive	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Capital	Compensation	Deficit	Shares	Amount	Loss	Loss	Equity
Cumulative effect of change in accounting principle	—	—	(321)	—	—	—	—		—	(321)
Tax benefits associated with exercise of stock options and debt issuance costs	—	—	223	—	—	—	—		—	223
Retirement of treasure stock			(3,325)			305,475	3,325		—	—
Comprehensive loss:
Net loss	—	—	—	—	(61,185)	—	—	$(61,185)		(61,185)
Reissuance of treasury stock					(42)					(42)
Cumulative translation adjustments								29	29	29
Net unrealized gain on investments	—	—	—	—	—	—	—	65	65	65

Other comprehensive income									94
Total comprehensive loss	—	—	—	—	—	—	—	$(61,091)

BALANCES AT APRIL 1, 2007	38,533,351	$4	$310,825	$—	$(197,808)	(2,679,426)	$(29,162)		$(1,092)	$82,767

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

(LOSS)—(Continued)

(in thousands, except share data)

	Common Stock		Additional Paid-in	Deferred Stock-Based	Accumulated	Treasury Stock		Comprehensive	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Capital	Compensation	Deficit	Shares	Amount	Loss	Loss	Equity
BALANCES AT APRIL 1, 2007 (CONTINUED)	38,533,351	$4	$310,825	$—	$(197,808)	(2,679,426)	$(29,162)		$(1,092)	$82,767
Issuance of common stock under stock incentive plans	3,324,196	1	22,319	—	—	134,319	1,460		—	23,780
Issuance of common stock in connection with asset purchase	281,269	—	2,662	—	—	—	—		—	2,662
Issuance of common stock in connection with business combination	1,979,833	—	19,970	—	—	—	—			19,970
Retirement of common stock	(145,746)	—	(2,070)	—	—	—	—		—	(2,070)
Repurchase of common stock	(499,500)	—	—	—	—	(499,500)	(4,995)		—	(4,995)
Stock-based compensation expense, net of forfeitures			20,424	—	—	—	—		—	20,424
Tax benefits associated with exercise of stock options and debt issuance costs	—	—	53	—	—	—	—		—	53
Comprehensive loss:
Net loss	—	—	—	—	(30,835)	—	—	$(30,835)		(30,835)
Effect of FIN 48 adoption					(502)					(502)
Reissuance of treasury stock					(334)					(334)
Cumulative translation adjustments								(2,885)	(2,885)	(2,885)
Net unrealized loss on investments	—	—	—	—	—	—	—	(807)	(807)	(807)

Other comprehensive loss									(3,692)
Total comprehensive loss	—	—	—	—	—	—	—	$(34,527)

BALANCES AT APRIL 6, 2008	43,473,403	$5	$374,183	$—	$(229,479)	(3,044,607)	$(32,697)		$(4,784)	$107,228

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended
	April 6, 2008	April 1, 2007	April 2, 2006
Cash flows from operating activities:
Net loss	$(30,835)	$(61,185)	$(20,937)
Adjustments to reconcile net loss to net cash provided by operating activities:
Cumulative effect of change in accounting principle	—	(321)	—
Depreciation and amortization	9,883	10,364	9,467
Amortization of intangible assets	30,277	42,149	35,524
In-process research and development	2,256	1,300	450
Provision for (recovery from) doubtful accounts	562	88	(282)
Amortization of debt discount and debt issuance costs	1,165	506	725
Loss on strategic equity investments	481	605	1,003
Gain on extinguishment of convertible notes	—	(6,532)	(8,781)
Loss on sale of short-term investments	—	3	661
Loss on disposal of fixed assets	17	2,557	93
Stock-based compensation	20,424	15,565	4,576
Tax benefit realized from gain on repurchase of convertible debt	—	—	128
Tax benefits associated with exercise of stock options and debt issuance costs	53	223	110
Other non-cash items	28	—	—
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(648)	(7,298)	687
Prepaid expenses and other current assets	(1,262)	1,225	2,125
Other assets	(299)	(327)	(417)
Accounts payable	(1,447)	3,082	(704)
Accrued expenses	(15,692)	16,316	12,396
Deferred revenue	(3,373)	3,795	3,877
Long-term tax liabilities	1,346	—	—
Other long-term liabilities	278	(800)	(491)

Net cash flows provided by operating activities	13,214	21,315	40,210

Cash flows from investing activities:
Cash paid for business and asset acquisitions, net of cash acquired	(8,288)	(25,257)	(26,085)
Purchase of property and equipment	(7,208)	(5,453)	(6,485)
Purchase of available-for-sale investments	(49,593)	(29,395)	(97,588)
Proceeds from maturities and sales of available-for-sale investments	38,950	57,365	173,990
Purchase of strategic investments	(1,275)	(900)	(750)
Restricted cash	4,850	(4,700)	—

Net cash flows provided by (used in) investing activities	(22,564)	(8,340)	43,082

Cash flows from financing activities:
Proceeds from issuance of common stock, net	21,377	8,180	6,259
Repurchase of common stock	(4,995)	—	(16,044)
Repurchase of convertible notes, net	(83)	(35,889)	(34,668)
Proceeds from (repayments of) line of credit	(3,000)	3,000	—
Repayment of lease obligations	(2,367)	(1,480)	(780)

Net cash provided by (used in) financing activities	10,932	(26,189)	(45,233)

Effect of foreign currency translation changes on cash and cash equivalents	50	2	(131)

Net change in cash and cash equivalents	1,632	(13,212)	37,928
Cash and cash equivalents, beginning of year	45,338	58,550	20,622

Cash and cash equivalents, end of year	$46,970	$45,338	$58,550

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

(in thousands)

	Year Ended
	April 6, 2008	April 1, 2007	April 2, 2006
Supplemental disclosure of cash flow information:
Non-cash investing and financing activities:
Deferred stock-based compensation recorded in connection with asset purchase	$—	$514	$(246)

Purchase of fixed assets under capital leases	$2,875	$2,791	$2,352

Issuance of common stock in connection with acquisitions	$22,632	$6,220	$15,407

Issuance of common stock warrant in connection with asset purchase	$—	$—	$3,080

Retirement of treasury stock	$—	$3,325	$—

Common stock received from termination of hedge and warrant	$—	$102	$—

Cash paid for:
Interest	$990	$141	$126

Income taxes	$1,488	$740	$572

The accompanying notes are an integral part of these consolidated financial statements.

MAGMA DESIGN AUTOMATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. The Company and Summary of Significant Accounting Policies

The Company

Magma Design Automation, Inc. (the “Company” or “Magma”), a Delaware corporation, was incorporated on April 1, 1997. The Company provides design and implementation, analysis and verification software that enables chip designers to reduce the time it takes to design and produce complex integrated circuits used in the communications, computing, consumer electronics, networking and semiconductor industries. The Company has licensed its products to major semiconductor companies and electronic products manufacturers in Asia, Europe and the United States.

Principles of consolidation

The consolidated financial statements of Magma include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated. Accounts denominated in foreign-currency have been translated from their functional currency to the U.S. dollar.

Change in fiscal year end

The Company has a 52-53 week fiscal year ending on the first Sunday subsequent to March 31. The Company’s fiscal years consist of four quarters of 13 weeks each except for each fifth or sixth fiscal year, which includes one quarter with 14 weeks. The Company’s fiscal year 2008 consisted of 53 weeks. The result of the additional week was included in the Company’s Form 10-K for the fiscal year, and did not have a material impact on the Company’s consolidated financial position or results of operations. All references to years or quarters in these notes to consolidated financial statements represent fiscal years or fiscal quarters, respectively, unless otherwise noted.

On January 28, 2008 the Company’s Board of Directors adopted a new fiscal year end. The Company’s new fiscal year will end on the first Sunday subsequent to April 30 (except for any given year in which April 30 is a Sunday, in which case the fiscal year will end on April 30), beginning with the fiscal year ending May 3, 2009. Information covering the transition period from April 7, 2008 to May 4, 2008 will be included in the Company’s quarterly report on Form 10-Q for the quarterly period ending August 3, 2008, the first quarterly report of the Company’s newly adopted fiscal year. The separate audited financial statements required for the transition period will be included in the Company’s annual report on Form 10-K for the fiscal year ending May 3, 2009.

Reclassifications

Certain immaterial amounts in the fiscal 2007 and 2006 consolidated financial statements have been reclassified to conform to the fiscal 2008 presentation.

Use of estimates

Preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Management periodically evaluates such estimates and assumptions for continued reasonableness. Appropriate adjustments, if any, to the estimates used are made prospectively based upon such periodic evaluation. Actual results could differ from those estimates.

Revenue recognition

Revenue is comprised of licenses revenue, bundled licenses and services revenue, and services revenue. Licenses revenue consists of fees for time-based or perpetual licenses of the Company’s software products. Bundled licenses and services revenue consists of fees for software licenses and post-contract customer support (“PCS”), where the Company does not have vendor specific objective evidence (“VSOE”) of fair value of PCS. Services revenue consists of fees for services, such as customer training, consulting and PCS associated with unbundled license arrangements. PCS sold with unbundled license arrangements is renewable after the initial PCS period expires, generally in one-year increments for a fixed percentage of the net license fee.

The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” as amended by SOP 98-9, “Modifications of SOP 97-2, Software Revenue Recognition, with respect to certain transactions.” The Company recognizes revenue when all of the following criteria are met as set forth in paragraph 8 of SOP 97-2:

•	Persuasive evidence of an arrangement exists,

•	Delivery has occurred,

•	The vendor’s fee is fixed or determinable, and

•	Collectibility is probable.

The Company defines each of the four criteria above as follows:

Persuasive evidence of an arrangement exists. It is the Company’s customary practice to have a written contract, which is signed by both the customer and Magma, or a purchase order from those customers that have previously negotiated an end-user license arrangement or volume purchase agreement, prior to recognizing revenue on an arrangement.

Delivery has occurred. The Company’s software may be either physically or electronically delivered to its customers. For those products that are delivered physically, the Company’s standard transfer terms are FOB shipping point. For an electronic delivery of software, delivery is considered to have occurred when the customer has been provided with the access codes that allow the customer to take immediate possession of the software on its hardware.

If an arrangement includes undelivered products or services that are essential to the functionality of the delivered product, delivery is not considered to have occurred.

The fee is fixed or determinable. The fee customers pay for products is negotiated at the outset of an arrangement. If the license fees are a function of variable-pricing mechanisms such as the number of units distributed or copied by the customer, or the expected number of users in an arrangement, such fees are not recognized as revenue until such time as amounts become fixed or determinable. In addition, where the Company grants extended payment terms to a specific customer, the Company’s fees are not considered to be fixed or determinable at the inception of the arrangements.

The Company considers arrangements where less than 100% of the license and initial period PCS fee is due within one year from the order date to have extended payment terms. For bundled agreements, revenue from such arrangements is recognized at the lesser of the aggregate of amounts due and payable or ratably. For unbundled agreements, revenue from such arrangements is recognized as amounts become due and payable. Payments received from customers in advance of revenue being recognized are presented as deferred revenue on the consolidated balance sheets.

Collectibility is probable. Collectibility is assessed on a customer-by-customer basis. The Company typically sells to customers for which there is a history of successful collection. New customers are subjected to a credit review process that evaluates the customers’ financial positions and ultimately their ability to pay. If it is determined from the outset of an arrangement that collectibility is not probable based upon the Company’s credit review process, revenue is recognized on a cash receipts basis (as each payment is collected).

Multiple element arrangements. The Company allocates revenue on software arrangements involving multiple elements to each element based on the relative fair values of the elements. The Company’s determination of fair value of each element in multiple element arrangements is based on VSOE. The Company limits its assessment of VSOE for each element to the price charged when the same element is sold separately or renewal rates of PCS.

The Company has analyzed all of the elements included in its multiple-element arrangements and determined that it has sufficient VSOE to allocate revenue to the PCS components of its perpetual license products and consulting. Accordingly, assuming all other revenue recognition criteria are met, revenue from unbundled licenses is recognized upon delivery using the residual method in accordance with SOP 98-9 and revenue from PCS is recognized ratably over the PCS term. If an unbundled arrangement involves extended payment terms, revenue recognized using the residual method is limited to amounts due and payable. The Company recognizes revenue from bundled licenses ratably over the term of the license period, as the license and PCS portions of a bundled license are not sold separately. Revenue from bundled arrangements with extended payment terms is recognized as the lesser of amounts due and payable or ratable portion of the entire fee.

Certain of the Company’s time-based licenses include the rights to specified and unspecified additional products. Revenue from contracts with the rights to unspecified additional software products is recognized ratably over the contract term. The Company recognizes revenue from time-based licenses that include both unspecified additional software products and extended payment terms that are not considered to be fixed or determinable in an amount that is the lesser of amounts due and payable or the ratable portion of the entire fee. Revenue from licenses that include a right to specified upgrades is deferred until the upgrades are delivered because there is no vendor specific objective evidence for the specific upgrade.

The Company provides design methodology assistance and specialized services relating to generalized turnkey design services. The Company has vendor specific objective evidence of fair value for consulting and training services. Therefore, revenue from such services is recognized when such services are performed. The Company’s consulting services generally are not essential to the functionality of the software. The Company’s software products are fully functional upon delivery and implementation does not require any significant modification or alteration. The Company’s services to its customers often include assistance with product adoption and integration and specialized design methodology assistance. Customers typically purchase these professional services to facilitate the adoption of the Company’s technology and dedicate personnel to participate in the services being performed, but they may also decide to use their own resources or appoint other professional service organizations to provide these services. Software products are billed separately and independently from consulting services, which are generally billed on a time-and-materials or milestone-achieved basis. The Company generally recognizes revenue from consulting services as the services are performed.

Cost of revenue

Cost of revenue includes cost of licenses revenue, cost of bundled licenses and services revenue and cost of services revenue. Cost of licenses revenue primarily consists of amortization of acquired developed technology and other intangible assets, software maintenance costs, royalties and allocated outside sale representative expenses. Cost of bundled licenses and services revenue includes allocation of license and service costs. Cost of services revenue primarily consists of personnel and related costs to provide product support, consulting services and training, as well as stock-based compensation, asset depreciation, and allocated outside sale representative expenses.

Commission expense

The Company recognizes sales commission expense as it is earned by its employees based on the terms of the respective commission plan. According to the terms of the commission plan, commissions for orders recorded are paid by the Company to employees over a period of time, typically over two to six quarters, depending on the size of the respective orders.

Unbilled receivables

Unbilled receivables represent revenue that has been recognized in the financial statements in advance of contractual invoicing to the customer. The Company will invoice all of the unbilled receivables within one year. As of April 6, 2008 and April 1, 2007, unbilled receivables were approximately $12.0 million and $7.6 million, respectively, and are included in accounts receivable on the consolidated balance sheets for each of these periods.

Research and development expenses

Research and development expenses are charged to expense as incurred.

Capitalized software

Costs incurred in connection with the development of software products are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed”. Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility in the form of a working model has been established. To date, the Company’s software has been available for general release concurrent with the establishment of technological feasibility, and accordingly no costs have been capitalized to date.

Software included in property and equipment includes amounts paid for purchased software and customization services for software used internally which has been capitalized in accordance with SOP 98-1, “Accounting for Costs of Computer Software for Internal Use”.

Foreign currency

The financial statements of foreign subsidiaries are measured using the local currency of the subsidiary as the functional currency. Accordingly, assets and liabilities of the subsidiaries are translated at current rates of exchange at the balance sheet date, and all revenue and expense items are translated using weighted-average exchange rates. At April 6, 2008, April 1, 2007 and April 2, 2006, cumulative foreign currency translation loss is included in accumulated other comprehensive loss on the consolidated balance sheets.

Cash equivalents, short-term and long-term investments

The Company invests its excess cash in money market accounts and debt securities. Cash equivalents consist of highly liquid debt instruments purchased with an original or remaining maturity of three months or less. Investments with an original maturity at the time of purchase between three and twelve months are classified as short-term investments and investments that have a maturity date more than twelve months from the balance sheet date are classified as long-term investments.

The Company accounts for investments in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” These investments are classified as available-for-sale, and are recorded on the balance sheet at fair market value as of the balance sheet date, with unrealized gains or losses considered to be temporary in nature reported as a component of other comprehensive income (loss) within the stockholders’ equity. The Company evaluates its investments periodically for possible other-than-temporary impairment by reviewing factors such as the length of time and extent to which fair value has been below cost basis, the financial condition of the issuer and the Company’s ability and intent to hold the investment for a period of time which may be sufficient for anticipated recovery of market value. The Company reviews impairment associated with the above in accordance with Emerging Issue Task Force (“EITF”) 03-01 and Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) SFAS 115-1 and 124-1 “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” to determine the classification of the impairment as “temporary” or “other-than-temporary”. An impairment charge is recorded to the extent that the carrying value of available-for-sale securities exceeds the estimated fair market value of the securities and the decline in value is determined to be other-than-temporary.

Auction rate securities are securities that are structured to provide liquidity through an auction process that resets the applicable interest rate generally every 28 days but have contractual maturities that can be well in excess of ten years. At the end of each reset period, investors can sell or continue to hold the securities at par. During the fourth quarter of fiscal 2008, the $18.35 million auction rate securities held by the Company failed auction due to sell orders exceeding buy orders. Typically, the fair value of auction rate securities approximates par value (unless auction fails) due to the frequent resets through the auction rate process. While the Company continues to earn interest on these investments at the contractual rates, the estimated market value of these auction rate securities no longer approximates par value. As of April 6, 2008, based in part on price valuation information provided by the broker-dealer managing the Company’s investments, the Company wrote down its auction rate securities from their par value of approximately $18.35 million to the estimated fair value of approximately $17.5 million. The $0.8 million decline in market value was deemed temporary as the Company believes that these investments generally are of high credit quality, as substantially all of the investments carry an AAA credit rating and are secured by pools of student loans guaranteed by state regulated higher education agencies and reinsured by the U.S. Department of Education. In addition, the Company currently has the intent and ability to hold these investments until anticipated recovery in market value occurs. Accordingly, the Company has recorded an unrealized loss on these securities of $0.8 million in other comprehensive loss as a reduction in stockholders’ equity.

The funds invested in auction rate securities that have experienced failed auctions will not be accessible until a successful auction occurs, a buyer is found outside of the auction process or the underlying securities have matured. As a result, the Company has classified those securities with failed auctions as long-term assets in the consolidated balance sheet as of April 6, 2008.

The Company continues to monitor the market for auction rate securities and consider the market’s impact (if any) on the fair market value of its investments. If the current market conditions deteriorate further, or the anticipated recovery in market values does not occur, the Company may be required to record additional unrealized losses in other comprehensive income or impairment charges in future periods.

Cash, cash equivalents, short-term and long-term investments are included in the consolidated balance sheets as follows (in thousands):

	Cost	Gross Unrealized Gains	Gross Unrealized Loss (less than 12 months)	Estimated Fair Value
April 6, 2008
Cash and cash equivalents:
Cash (U.S. and international)	$17,351	$—	$—	$17,351
Money market funds (U.S.)	11,975	—	—	11,975
Money market funds (International)	173	—	—	173
Commercial paper	17,479	—	(8)	17,471

	46,978	$—	$(8)	46,970
Short-term investments:
Government agencies	3,000	—	—	3,000
Long-term investments:
Auction rate certificates	18,350	—	(812)	17,538

Total	$68,328	$—	$(820)	$67,508

April 1, 2007
Cash and cash equivalents:
Cash (U.S. and international)	$15,785	$—	$—	$15,785
Money market funds (U.S.)	20,599	—	—	20,599
Money market funds (International)	155	—	—	155
Commercial paper	8,806	—	(7)	8,799

	45,345	—	(7)	45,338
Short-term investments:
Auction rate certificates	10,700	—	—	10,700

	$56,045	$—	$(7)	$56,038

As of April 6, 2008, the stated maturities of the Company’s current investments (including $17.5 million classified as cash equivalent investments in the table above) are $20.5 million within one year and $18.35 million after ten years.

As of April 6, 2008 and April 1, 2007, all unrealized losses have a duration of less than twelve months. The unrealized losses for the year ended April 6, 2008 were primarily associated with failed auction rate securities as discussed above. Gross realized gains and losses from the sales of marketable securities were immaterial for all periods presented.

Restricted cash

The Company’s total restricted cash balance was zero as of April 6, 2008 and was $9.7 million (of which $5.0 million was classified as current assets and $4.7 million was classified as long-term assets) as of April 1, 2007. The restricted cash at April 1, 2007 primarily represented the portion of cash consideration maintained in escrow accounts to secure certain indemnification obligations related to certain business combination and asset purchase transactions, as well as a total of $4.85 million as securities to the borrowings under the $5.0 million line of credit and letters of credit issued under the credit facility. The cash consideration in the escrow accounts were released in fiscal 2008 and the Company is no longer required to maintain restricted cash balances relating to the letters of credit after replacing the $5.0 million line of credit with a new unsecured credit facility in fiscal 2008.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents, short-term investments and accounts receivable. The Company’s cash, cash equivalents and short-term investments generally consist of commercial paper, government agencies, municipal obligations and money market funds with high-quality financial institutions. Accounts receivable are typically unsecured and are derived from license and service sales. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts.

At April 6, 2008, two customers accounted for 14% and 13%, respectively, of accounts receivable. At April 1, 2007, one customer accounted for 12% of accounts receivable. See Note 13, “Segment Information”, for disclosure on customers accounting for greater than 10% of revenue for each of the three years ended April 6, 2008.

Trade accounts receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is Magma’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience, current market trends and for larger accounts, the ability to pay outstanding balances. Magma continually reviews its allowances for collectibility. Past due balances over 90 days and other higher risk amounts are reviewed individually for collectibility. Account balances are charged off against the allowance after collection efforts have been exhausted and the potential for recovery is considered remote.

Property and equipment

Property and equipment are recorded at cost. Depreciation of property and equipment is based on the straight-line method over the estimated useful lives of the related assets, generally three to five years. Leasehold improvements are amortized on the straight-line method over the shorter of the lease term or the estimated useful life of the asset. Maintenance and repair costs are charged to operations as incurred.

Property and equipment consisted of the following (in thousands):

	April 6, 2008	April 1, 2007
Property and equipment, net:
Computer equipment	$36,281	$31,522
Software	8,366	7,599
Furniture and fixtures	4,137	3,561
Leasehold improvements	6,075	5,144

	54,859	47,826

Accumulated depreciation and amortization	(39,306)	(29,960)

	$15,553	$17,866

Depreciation expense was $9.9 million, $10.4 million and $9.5 million, respectively, for the years ended April 6, 2008, April 1, 2007 and April 2, 2006.

The cost of equipment acquired under capital leases included in property and equipment was $8.0 million and $5.8 million, respectively, as of April 6, 2008 and April 1, 2007. Accumulated amortization of the leased equipment was $4.2 million and $2.4 million, respectively, as of April 6, 2008 and April 1, 2007. Amortization of assets reported under capital leases was included with depreciation expense.

Impairment of long-lived assets

In accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company reviews long-lived assets, such as property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. Under SFAS 144, an impairment loss would be recognized for assets to be held and used when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Impairment, if any, is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Strategic investments

The Company invests in debt and equity of private companies as part of its business strategy. The investments are included in other long-term assets in the consolidated balance sheets. The carrying value of a non-marketable investment is the amount paid for the investment unless it has been determined to be other than temporarily impaired, in which case the Company writes the investment down to its estimated fair value. For equity investment with ownership between 20% to 50%, the Company records its share of net equity income (loss) of the investee based on its proportionate ownership. During the second quarter of fiscal 2008, with the purchase of the remaining 82% ownership of one of our equity investments, Rio Design Automation, Inc. (“Rio”), we ceased accounting for our investment in Rio under the equity method and began accounting for our 100% ownership on a consolidated basis. The equity investment balance of $220,000 on the acquisition date was reclassified from other assets and was allocated to the book value of the previously owned assets and liabilities on our consolidated balance sheets.

The Company regularly reviews the assumptions underlying the operating performance and cash flow forecasts based on information provided by these investee companies. Assessing each investment’s carrying value requires significant judgment by management as this financial information may be more limited, may not be as timely and may be less accurate than information available from publicly traded companies. If the Company determines, based on the best available evidence, that the carrying value of an investment is impaired, the Company writes down the carrying value of an investment to its estimated fair value and records the related write-down as a loss in equity investment, which is included in other income (expense), net in its consolidated statements of operations. For the years ended April 6, 2008, April 1, 2007 and April 2, 2006, the Company recorded net loss on equity investments of $0.5 million, $0.6 million and $1.0 million, respectively. At April 6, 2008 and April 1, 2007, the carrying value on the strategic investments was $2.2 million and $2.0 million, respectively.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded against deferred tax assets if it is more likely than not that all or a portion of the deferred tax assets will not be realized.

Treasury stock reissuance

Shares of common stock repurchased by the Company are recorded at cost as treasury stock and result in a reduction of stockholders’ equity in the Company’s Consolidated Balance Sheets. From time to time, treasury shares may be reissued as part of the Company’s stock-based compensation programs. When shares are reissued, we use the weighted average cost method for determining cost. If the issuance price is higher than the cost, the excess of the issuance price over cost is credited to additional paid-in capital (“APIC”). If the issuance price is lower than the cost, the difference is first charged against any credit balance in APIC from treasury stock and the balance is charged to retained earnings (accumulated deficit). During the years ended April 6, 2008 and April 1, 2007, the Company recorded $334,000 and $42,000, respectively, of such charges to accumulated deficit.

Stock-based compensation

Effective April 3, 2006, the Company accounts for stock-based employee compensation arrangements under SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”) which supersedes the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and requires the fair value recognition of share-based payment arrangements, including stock options, restricted stock, restricted stock units and shares issued under the Employee Stock Purchase Plan (“ESPP”). Prior to April 3, 2006, the Company accounted for its stock-based compensation plans using the intrinsic value method under the provisions of APB 25 and related guidance. The Company adopted SFAS 123R using the modified prospective transition method and accordingly prior periods have not been restated to reflect the impact of SFAS 123R. Under the modified-prospective-transition method, the results of operations include compensation costs of unvested options and awards granted prior to April 3, 2006, and options and awards granted subsequent to that date. Additionally, the Company elected to use the straight-line method to recognize its stock-based compensation expenses over the option and award’s vesting periods. For options and awards granted prior to adoption of SFAS 123R, the Company continues to record stock-based compensation expenses under the accelerated attribution method.

The Company uses the Black-Scholes option pricing model to determine the fair value of each stock option grant and each purchase right granted under its ESPP. The fair value of each restricted stock and restricted stock unit is determined using the fair value of the Company’s common stock on the date of the grant. Determining the fair value of stock-based awards at the grant date requires the input of various highly subjective assumptions, including expected future stock price volatility, expected term of instruments and expected forfeiture rates. The Company established the expected term for employee options and awards, as well as forfeiture rates, based on the historical settlement experience, while giving consideration to vesting schedules and to options that have life cycles less than the contractual terms. Assumptions for option exercises and pre-vesting terminations of options were stratified for employee groups with sufficiently distinct behavior patterns. Expected future stock price volatility was developed based on the average of our historical weekly stock price volatility and average implied volatility. The risk-free interest rate for the period within the expected life of the option is based on the yield of United States Treasury notes at the time of grant. Magma has not historically paid dividends, thus the expected dividends used in the calculation are zero.

The Company has not provided an income tax benefit for stock-based compensation expense for current and prior year periods because it is more likely than not that the deferred tax assets associated with this expense will not be realized. To the extent the Company realizes the deferred tax assets associated with the stock-based compensation expense in the future, the income tax effects of such an event may be recognized at that time. Prior to the adoption of SFAS 123R, the Company presented all tax benefits for deductions resulting from the exercise of stock options as operating cash flows on its statement of cash flows. SFAS 123R requires the cash retained as a result of tax benefits for tax deductions in excess of the compensation expense recorded for those options to be classified as cash from financing activities. The Company recorded no such excess tax benefits for fiscal 2008 and 2007. The tax benefits recorded in fiscal 2008 and 2007 under additional paid-in capital on the consolidated stockholders’ equity statement represented the true-up adjustment on its prior year tax provision. In addition, upon adoption of SFAS 123R, the Company elected to calculate its historical pool of windfall tax benefits using the “long-form method” provided in paragraph 81 of SFAS 123R, which resulted in an APIC windfall pool of tax benefits position.

Fair value of financial instruments

Financial instruments consist of cash and cash equivalents, short and long-term investments, accounts receivable and payable, accrued liabilities, convertible notes, convertible bond hedge and a written call warrant. The carrying amounts of cash and cash equivalents, short-term investments, accounts receivable and payable and accrued liabilities approximate their fair values because of the short-term nature of those instruments. The Company has estimated the fair value of its convertible subordinated notes, convertible bond hedge and written call warrant by using available market information and valuation methodology considered to be appropriate. The following table summarizes the Company’s carrying values and market-based fair values of these financial instruments as of April 6, 2008 and April 1, 2007 (in thousands):

	Carrying Value	Estimated Fair Value
April 6, 2008
Convertible subordinated notes due 2008	$15,216	$15,178
Convertible senior notes due 2010	$48,518	$45,944
Convertible bond hedge	$(5,696)	$—
Written call warrant	$3,642	$—
April 1, 2007
Convertible subordinated notes due 2008	$15,216	$14,227
Convertible senior notes due 2010	$47,861	$46,693
Convertible bond hedge	$(5,696)	$(31)
Written call warrant	$3,642	$—

Information on the carrying value of the convertible notes, convertible bond hedge and written call warrant is provided in “Note 7—Convertible Notes.”

Comprehensive income (loss)

SFAS No. 130, “Reporting Comprehensive Income” requires companies to classify items of other comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of the balance sheet. Comprehensive income includes all changes in equity (net assets) during a period from non-owner sources. Accumulated other comprehensive income or loss is shown in the consolidated statement of stockholders’ equity.

Components of accumulated other comprehensive loss were as follows (in thousands):

	April 6, 2008	April 1, 2007
Unrealized loss on available-for-sale investments, net	$(812)	$(7)
Foreign currency translation adjustments	(3,972)	(1,085)

Accumulated other comprehensive loss	$(4,784)	$(1,092)

Recently issued accounting pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies only to other accounting pronouncements that require or permit fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company does not expect that the adoption of this statement will have a material impact on its consolidated financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company does not expect that the adoption of this statement will have a material impact on its consolidated financial position or results of operations.

In June 2007, the FASB ratified a consensus opinion reached by the EITF on EITF Issue 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities.” The guidance in EITF 07-3 requires the Company to defer and capitalize nonrefundable advance payments made for goods or services to be used in research and development activities until the goods have been delivered or the related services have been performed. If the goods are no longer expected to be delivered nor the services expected to be performed, the Company would be required to expense the related capitalized advance payments. The consensus in EITF 07-3 is effective for fiscal years beginning after December 15, 2007. The Company does not expect that the adoption of EITF 07-3 will have a material impact on its consolidated financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”), which expands the definition of a business combination and establishes principles and requirements for how an acquirer recognizes fair values of acquired assets, including goodwill, and assumed liabilities. SFAS 141R requires the acquirer to recognize 100% of the fair values of acquired assets, including goodwill, and assumed liabilities, even if the acquirer has acquired less than 100% of the target. As a consequence, the current step-acquisition model will be eliminated. Under SFAS 141R, contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in the purchase price consideration. SFAS 141R also requires that transaction costs be expensed as incurred and does not permit certain restructuring activities previously allowed under EITF No. 95-3 to be recorded as a component of purchase accounting. In addition, under SFAS 141R, acquired research and development value will no longer be expensed at acquisition, but instead will be capitalized as an indefinite-lived intangible asset, subject to impairment accounting throughout its’ development stage and then subject to amortization and impairment after development is complete. SFAS 141R is effective for fiscal years beginning after December 15, 2008. Adoption is prospective and early adoption is not permitted. The Company is currently evaluating the impact of the adoption of this statement on its consolidated financial position or results of operations, but the impact will be limited to any future acquisitions beginning in fiscal 2010.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements, an Amendment of ARB No. 51” (“SFAS 160”). This Statement establishes accounting and reporting standards for the noncontrolling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as a component of equity, changes in a parent’s ownership interest while the parent retains its controlling interest should be accounted for as equity transactions, and any retained noncontrolling equity investment upon the deconsolidation of a subsidiary should be initially measured at fair value. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company does not expect that the adoption of this statement will have a material impact on its consolidated financial position or results of operations.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”). SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance and cash flows. SFAS 161 is effective for financial statements issued for fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The Company is currently evaluating the impact of the adoption of this statement on its consolidated financial position or results of operations.

In April 2008, the FASB issued FASB Staff Position (“FSP”) FAS 142-3, “Determination of the Useful Life of Intangible Assets.” This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141R and other U.S. GAAP. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The Company is currently evaluating the impact of the adoption of this statement on its consolidated financial position or results of operations.

In May 2008, the FASB issued FSP Accounting Principles Board Opinion No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 requires cash settled convertible debt to be separated into debt and equity components at issuance and a value to be assigned to each. The value assigned to the debt component will be the estimated fair value, as of the issuance date, of a similar bond without the conversion feature. The difference between the bond cash proceeds and this estimated fair value will be recorded as a debt discount and amortized to interest expense over the life of the bond. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and should be applied retrospectively to all periods presented in the financial statements. Early adoption is prohibited. The Company is currently evaluating the impact of the adoption of this statement on its consolidated financial position or results of operations.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). SFAS 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. GAAP for nongovernmental entities. SFAS 162 is effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board auditing amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” The Company will adopt SFAS 162 once it is effective and is currently evaluating the impact of the adoption of this statement on its consolidated financial position or results of operations.

Note 2. Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, “Earnings per Share”. Basic net income (loss) per share is computed by dividing net income (loss) attributed to common stockholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted net income (loss) per share gives effect to all dilutive potential common shares outstanding during the period including stock subject to repurchase, stock options and warrants using the treasury stock method and convertible subordinated notes using the if-converted method.

For each of the three years ended April 6, 2008, all potential common shares outstanding during the period were excluded from the computation of diluted net loss per share as their effect would be anti-dilutive. Such shares included the following (in thousands, except per share data):

	Year Ended
	April 6, 2008	April 1, 2007	April 2, 2006
Shares of common stock issuable upon conversion of convertible notes	3,995	3,995	4,615
Warrants outstanding	—	—	500
Shares of common stock issuable under stock option plans outstanding	12,217	11,233	8,979
Weighted average price of shares issuable under stock option plans	$10.69	$9.80	$11.51

Note 3. Balance Sheet Components

Significant components of certain balance sheet items are as follows (in thousands):

	April 6, 2008	April 1, 2007
Accounts receivable, net:
Trade accounts receivable	$26,642	$33,580
Unbilled receivable	12,044	7,561

Gross accounts receivable	38,726	41,141
Allowance for doubtful accounts	(376)	(55)

	$38,310	$41,086

Accrued expenses:
Accrued sales commissions	$2,434	$3,058
Accrued bonuses	5,352	10,623
Other payroll and related accruals	9,558	6,988
Acquisition accrual	3,349	6,960
Litigation settlement accrual	—	12,500
Accrued professional fees	1,441	4,101
Income taxes payable	1,791	3,866
Other	5,941	5,158

	$29,866	$53,254

Note 4. Acquisitions

Business Combinations

On February 26, 2008, the Company acquired Sabio Labs, Inc. (“Sabio”), a privately-held developer of analog design solutions for mixed-signal designers. Sabio’s software enables designers to create robust analog designs, port complex circuits to new process technologies in foundries efficiently, and explore system design trade-offs early in the design process. The purchase price for the acquisition was $16.5 million, consisting of approximately 1,574,000 shares of the Company’s common stock valued at $16.2 million and transaction costs of $270,000. The valuation of the Company’s common stock issued in connection with the acquisition was based on the average closing price per share of the stock for the ten-day period ended on the fourth day preceding the acquisition date. As part of the initial consideration, 127,195 shares of Magma stock valued at $1.3 million was associated with employee retention and will be earned and recorded as compensation expenses in accordance with pre-defined vesting schedules. The Company held back approximately 213,000 shares of Magma common stock valued at $2.2 million to secure certain indemnification obligations of Sabio that may arise for a 15-month period from the date of the acquisition. In addition, the Company agreed to pay up to $7.5 million of contingent consideration in the form of cash or shares of Magma common stock, at Magma’s discretion, to the former Sabio shareholders upon achieving certain product integration and booking milestones. The results of operations of Sabio have been included in the Company’s results of operations since the acquisition date. Pro forma information has not been provided as the effects of the acquisition do not materially change the Company’s results of operations.

On September 19, 2007, the Company acquired Rio Design Automation, Inc. (“Rio”), a privately-held electronic design automation (“EDA”) software company that provides package-aware chip design software. Rio’s software allows designers to analyze and optimize integrated circuit design within the context of the package and electronic system, further expanding the Company’s product offering. Prior to acquiring Rio, the Company had an 18% ownership interest in Rio, which was accounted for under the equity method with a carrying value of approximately $220,000 as of September 19, 2007. In accordance with SFAS No. 141, “Business Combinations,” this acquisition was accounted for as a step acquisition. The total purchase price for the step acquisition totaled $4.5 million, consisting of $526,000 in cash, approximately 278,700 shares of the Company’s common stock valued at $3.8 million, and transaction costs of $168,000. The valuation of the Company’s common stock issued in connection with the acquisition was based on the average closing price per share of the stock for the ten days before the signing date of the definitive merger agreement. The Company held back approximately 46,900 shares of Magma common stock valued at $638,000 to secure certain indemnification obligations of Rio that may arise for a 12-month period from the date of the acquisition. The results of operations of Rio have been included in the Company’s results of operations since the acquisition date. Pro forma information has not been provided as the effects of the acquisition do not materially change the Company’s results of operations.

On November 20, 2006, the Company acquired Knights Technology, Inc. (“Knights”), a wholly owned subsidiary of FEI Company. Knights is a provider of yield management and failure analysis software solutions to the semiconductor industry. The acquisition broadens the Company’s product portfolio and is expected to allow the Company to tighten the link between design and manufacturing. The Company acquired Knights for a total consideration of approximately $8.0 million in cash. The Company retained $250,000 of the initial consideration in a segregated bank account to secure certain indemnification obligations of FEI Company, and this $250,000 was recorded as restricted cash and is separately disclosed on the Company’s consolidated balance sheet as of April 6, 2008. The results of operations of Knights have been included in Magma’s results of operations since the acquisition date.

On November 29, 2005, the Company acquired ACAD Corporation (“ACAD”), a privately-held company that develops circuit simulation software, to broaden its product portfolio into simulation, addressing a new market, and to enhance certain other existing Magma products, all of which help integrated circuit (“IC”) manufacturers produce higher quality chips more efficiently. The acquisition of ACAD further supports Magma’s focus to deliver effective electronic design automation (“EDA”) software to IC manufactures, enabling IC designers to meet critical time-to-market objectives, improve chip performance, and handle multimillion-gate designs. The Company acquired ACAD for an initial consideration of approximately $453,000 in cash and assumption of its net liabilities of approximately $3.9 million as of November 29, 2005. The Company also agreed to pay up to $5.65 million of cash in contingent consideration to the ACAD shareholders upon achieving or exceeding certain financial and technical milestones. As of April 6, 2008, $2.8 million of the contingent consideration has been earned and was recorded as an addition to goodwill on the Company’s consolidated balance sheet.

The results of operations from ACAD have been included in Magma’s results of operations from the acquisition date.

Summary of Purchase Price Allocation and Valuation Methodology

The acquisitions described above were accounted for as a business combination. The purchase price was allocated to the assets acquired and liabilities assumed based on their respective fair values. A summary of the purchase price allocations pertaining to these acquisition and the amortization periods of the intangible assets acquired is as follows (in thousands):

	Fiscal 2008			Fiscal 2007	Fiscal 2006
	Sabio	Rio	Total	Knights	ACAD
Cash consideration	$—	$525	$525	$8,000	$453
Equity consideration	16,181	3,789	19,970	—	—

Total consideration	16,181	4,314	20,495	8,000	453
Transaction and other costs	270	389	659	140	—

Total purchase price	$16,451	$4,703	$21,154	$8,140	$453

Allocation of purchase price:
Net tangible assets acquired (liabilities assumed)	$510	$(926)	$(416)	$240	$(3,931)
Intangible assets acquired:
Customer relationship or base	1,200	1,065	2,265	1,000	110
Developed technology	2,000	819	2,819	2,600	1,860
Non-competition agreements	100	—	100	200	300
Acquired customer contracts	—	—	—	300	190
Trademarks	—	—	—	500	—
In-process research and development	1,600	656	2,256	1,300	450
Goodwill	11,041	3,089	14,130	2,000	1,474

	$16,451	$4,703	$21,154	$8,140	$453

Amortization period of intangibles (in years)
Customer relationship or base	5-6	7-8		7	4
Developed technology	5	5		4-5	4
Non-competition agreements	3	—		3	3
Acquired customer contracts	—	—		3	1-2
Trademarks	—	—		7	—

For each acquisition, the excess of the purchase price over the estimated value of the net tangible and intangible assets acquired was allocated to goodwill. Goodwill is not expected to be deductible for income tax purposes.

The values assigned to developed technologies related to each acquisition were based upon future discounted cash flows related to the existing products’ projected income streams using discount rates ranging from 11% to 21%. The Company believes these rates were appropriate given the business risks inherent in marketing and selling these products. Factors considered in estimating the discounted cash flows to be derived from the existing technology include risks related to the characteristics and applications of the technology, existing and future markets and an assessment of the age of the technology within its life span. Other intangible assets included the value of customer relationship or base, non-competition agreements, acquired customer contracts and trademarks. The cash flows generated by these intangible assets were valued using discount rates ranging from 13% to 25%.

The portion of the purchase price allocated to in-process research and development (“IPR&D”) was recognized as a charge to operating expenses on the acquisition date. The in-process technologies acquired are at a stage of development that require further research and development to determine technical feasibility and commercial viability and they have no future alternative use. The valuation method used to value IPR&D is a form of discounted cash flow method commonly known as the excess earnings method. This approach is a widely recognized appraisal method and is commonly used to value technology assets. The value of the in-process technology is the sum of the discounted expected future cash flows attributable to the in-process technology, taking into consideration the costs to complete the products utilizing this technology, utilization of pre-existing technology, the risks related to the characteristics and applications of the technology, existing and future markets and the technological risk associated with completing the development of the technology. The cash flow derived from the in-process technology was discounted at rates ranging from 15-30%. The Company believes the rate used was appropriate given the risks associated with the technology for which commercial feasibility had not been established and there was no alternative use. The percentage of completion for in-process technology projects acquired was an average of the percentage of completion based on costs and time. The cost-based percentage of completion was determined by identifying the total expenses incurred to date for the project as a ratio of the total expenses expected to be incurred to bring the project to technical and commercial feasibility. The time-based percentage of completion was determined by identifying the elapsed time invested in the project as a ratio of the total time required to bring the project to technical and commercial feasibility. Schedules were based on management’s estimate of tasks completed and the tasks to be completed to bring the project to technical and commercial feasibility. As of April 6, 2008, the in-process technology projects of Knights and ACAD have been completed, and the IPR&D projects of Rio and Sabio are expected to be completed in fiscal year 2009.

Development of in-process technology remains a substantial risk to the Company due to a variety of factors including the remaining effort to achieve technical feasibility, rapidly changing customer requirements and competitive threats from other companies and technologies. Additionally, the value of other intangible assets acquired may become impaired. The value of the in-process research and development, as well as the value of other intangible assets, was estimated by the management with the assistance of an independent appraisal firm, based on input from the Company and the acquired company’s management, using valuation methods that are in accordance with the generally accepted accounting principles.

Asset Purchases

On April 13, 2007, the Company acquired certain assets from a privately-held developer of EDA technology. Pursuant to the asset purchase agreement, the Company paid total consideration of $200,000 in cash. Based on management’s estimates and appraisal, the $200,000 consideration was allocated to patents and intellectual property, which was included in the intangible assets on the Company’s consolidated balance sheet, and is being amortized over the estimated economic life of three years.

On February 12, 2007, the Company acquired certain assets from a privately-held developer of EDA technology. Pursuant to the asset purchase agreement, the Company paid a total consideration of $250,000 in cash. Based on management’s estimates and appraisal, $233,000 of the consideration was allocated to patents and intellectual property and $17,000 was allocated to workforce. Both were included in the intangible assets on the Company’s consolidated balance sheets and are being amortized over the estimated economic life of four years.

On October 6, 2006, the Company acquired a technology license and certain other information from another company for a total fee of $2.0 million. The licensed technology will be integrated into the Company’s current product offerings and various other products under development. Under the license agreement, the Company obtained a perpetual, fully-paid, royalty-free worldwide license. The Company also agreed to pay up to $6.0 million of cash in additional license fees based upon achievement of certain milestones. The $2.0 million initial license fee was included in the intangible assets on the Company’s consolidated balance sheets and is being amortized over the estimated economic life of five years.

On May 3, 2006, the Company acquired a license to technology relating to electronic design automation from Stabie-Soft, Inc. The Company paid $2.5 million for the license in May 2006 and agreed to pay additional fees of $0.5 million based upon achievement of certain technology milestones. The initial license fee of $2.5 million was included in the intangible assets on the Company’s consolidated balance sheets and is being amortized over the estimated economic life of five years.

On March 9, 2006, the Company acquired certain assets of Reshape, Inc., a privately-held developer of EDA and design flow technology, for a total fee of $750,000. Based on management’s estimates and appraisal, the $750,000 consideration was allocated to patents and intellectual property, which was included in the intangible assets on the Company’s consolidated balance sheets, and is being amortized over the estimated economic life of three years.

On June 30, 2005, the Company acquired a technology license from International Business Machines Corporation (“IBM”) to copyrighted material pertinent to technology relating to electronic design automation, as well as other intellectual property owned by IBM. In connection with the technology license agreement, IBM and Magma entered into an amendment extending to 2010 the term of Magma’s patent license agreement with IBM dated March 24, 2004. These two licenses cover IBM’s patents and significant technology with respect to the development of EDA tools and products that perform physical implementation. The total cash paid for the licenses was $7.0 million. In addition, the Company entered into a warrant agreement pursuant to which IBM is entitled to purchase up to 500,000 shares of Magma common stock at an exercise price of $4.73 per share. In August 2006, the warrant was exercised on a cashless net exercise basis and a total of 149,005 shares of the Company’s common stock were issued to IBM. The fair value of the warrants was estimated to be $6.16 per share using the Black-Scholes option pricing model. The license fee of $7.0 million and the $3.1 million fair value of the 500,000 shares of common stock warrant were included in the intangible assets on the Company’s consolidated balance sheets and is being amortized over the estimated economic life of three years.

Acquisition–Related Earnouts

For a number of Magma’s previously completed acquisitions, the Company agreed to pay contingent considerations in cash and/or stock to former stockholders of the acquired companies based on the acquired business’ achievement of certain technology or financial milestones. The following table summarizes the amounts of goodwill and intangible assets recorded by the Company for contingent considerations paid or payable to former stockholders of the acquired companies (in thousands):

	Year Ended
	April 6, 2008		April 1, 2007		April 2, 2006
	Cash	Common Stock Value	Cash	Common Stock Value	Cash	Common Stock Value
Goodwill:
ACAD Corporation	$2,825	$—	$2,825	$—	$—	$—
Other	25	—	—	—	—	—

	$2,850	$—	$2,825	$—	$—	$—

Intangible assets:
Mojave, Inc.	$2,664	$2,662	$6,219	$6,221	$13,063	$13,062
Other	3,003	—	1,500	—	1,182	1,081

	$5,667	$2,662	$7,719	$6,221	$14,245	$14,143

Note 5. Goodwill and Other Intangible Assets

The following table summarizes the components of goodwill, other intangible assets and related accumulated amortization balances, which were recorded as a result of business combinations and asset purchases described in Note 4 (in thousands):

	Weighted	April 6, 2008			April 1, 2007
	Average Life (in Months)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Goodwill		$64,877	$—	$64,877	$48,499	$—	$48,499

Other intangible assets:
Developed technology	44	$113,609	$(85,759)	$27,850	$104,464	$(64,228)	$40,236
Licensed technology	40	41,097	(34,503)	6,594	39,093	(29,667)	9,426
Customer relationship or base	70	5,575	(2,429)	3,146	3,310	(1,631)	1,679
Patents	57	13,015	(11,205)	1,810	12,690	(8,615)	4,075
Acquired customer contracts	33	1,390	(1,090)	300	1,390	(1,069)	321
Assembled workforce	45	1,252	(1,221)	31	1,252	(976)	276
No shop right	24	100	(100)	—	100	(100)	—
Non-competition agreements	32	600	(325)	275	500	(156)	344
Trademark	67	900	(470)	430	900	(382)	518

Total		$177,538	$(137,102)	$40,436	$163,699	$(106,824)	$56,875

The Company has included the amortization expense on intangible assets that relate to products sold in cost of license revenue, while the remaining amortization is shown as a separate line item on the Company’s consolidated statement of operations. The amortization expense related to intangible assets was as follows (in thousands):

	Year Ended
	April 6, 2008	April 1, 2007	April 2, 2006
Amortization of intangible assets included in:
Cost of revenue—licenses	$18,078	$23,368	$15,964
Cost of revenue—bundled licenses and services	4,156	7,770	7,711
Operating expenses	8,043	11,011	11,849

Total	$30,277	$42,149	$35,524

As of April 6, 2008, the estimated future amortization expense of other intangible assets in the table above is as follows:

Fiscal year	Estimated Amortization Expense
April 7 – May 4, 2008	$2,410
2009	26,252
2010	4,807
2011	3,734
2012	1,871
2013 and beyond	1,362

$40,436

In accordance with SFAS 142, the Company performed an annual goodwill impairment test as of January 6, 2008 and determined that goodwill was not impaired. In performing the impairment test, the Company determined that it had one reporting unit. The Company evaluates goodwill at least on an annual basis and whenever events and changes in circumstances suggest that the carrying amount may not be recoverable from its estimated future cash flow. No assurances can be given that future evaluations of goodwill will not result in charges as a result of future impairment.

Note 6. Restructuring Charge

During fiscal 2008, the Company recorded a restructuring charge of $0.3 million for costs related to termination costs of 21 employees resulting from the Company’s realignment to current business objectives. As of

April 6, 2008, all of these termination costs had been paid and the Company had not planned to incur additional costs related to this business realignment.

Note 7. Convertible Notes

Zero Coupon Convertible Subordinated Notes due 2008 (the “2008 Notes”)

In May 2003, the Company completed an offering of $150.0 million principal amount of the 2008 Notes due May 15, 2008 to qualified buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, resulting in net proceeds to the Company of approximately $145.1 million. The 2008 Notes do not bear coupon interest and were initially convertible into shares of the Company’s common stock at a conversion price of $22.86 per share, for an aggregate of 6,561,680 shares. The 2008 Notes are subordinated to the Company’s existing and future senior indebtedness and effectively subordinated to all indebtedness and other liabilities of the Company’s subsidiaries. The Company paid approximately $4.5 million in transaction fees to the underwriters of the offering and approximately $0.4 million in other debt issuance costs. The Company is amortizing the transaction fees and issuance costs over the life of the 2008 Notes using the effective interest method.

In order to minimize the dilutive effect from the issuance of the 2008 Notes, the Company undertook the following additional transactions concurrent with the issuance of the Notes:

•

The Company repurchased approximately 1.1 million shares of its common stock at a price of $18.00 per share, or approximately $20.0 million, from one of the initial purchasers of the 2008 Notes, and those shares were retired as of May 30, 2003.

•

The Company and Credit Suisse First Boston International (“CSFB International”) entered into convertible bond hedge and warrant transactions with respect to the Company’s common stock, the exposure for which is held by CSFB International. Under the convertible bond hedge arrangement, CSFB International agreed to sell to the Company, for $22.86 per share, up to 6,561,680 shares of Magma common stock to cover the Company’s obligation to issue shares upon conversion of the Notes. In addition, the Company issued CSFB International a warrant to purchase up to 6,561,680 shares of common stock for a purchase price of $31.50 per share. Purchases and sales under this arrangement may be made only upon expiration of the 2008 Notes or their earlier conversion (to the extent thereof). Both transactions may be settled at the Company’s option either in cash or net shares, and will expire on the earlier of a conversion event or the maturity of the convertible debt on May 15, 2008. The transactions are expected to reduce the potential dilution from conversion of the 2008 Notes.

The net cost of $20.3 million incurred in connection with these arrangements, which consisted of the $56.2 million cost of the convertible bond hedge, offset in part by the $35.9 million proceeds from the issuance of the warrant, was presented in stockholder’s equity as a reduction of additional paid-in-capital, in accordance with the guidance in Emerging Issues Task Force Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” If the contracts are ultimately settled in a manner that results in the Company delivering or receiving cash, the amount of cash paid or received should be reported as a reduction of, or an addition to, stockholders’ equity. The shares issuable under these arrangements were excluded from the calculation of earnings per share as their effect was anti-dilutive.

In May 2005, the Company repurchased, in privately negotiated transactions, in an aggregate principal amount of $44.5 million (or approximately 29.7% of the total) of the 2008 Notes at an average discount to face value of approximately 22%. The Company spent approximately $34.8 million on the repurchase. The repurchase left approximately $105.5 million principal amount of the 2008 Notes outstanding. In addition, a portion of the hedge and warrant transactions was terminated in connection with the repurchase. In fiscal 2006, the Company recorded a gain of $9.7 million on the repurchase of the 2008 Notes, which was partially offset by the write-off of $0.9 million of deferred financing costs associated with the 2008 Notes. The net proceeds of $140,000 from the termination of a portion of the hedge and warrant were charged to additional paid-in capital.

In May 2006, the Company repurchased, in privately negotiated transactions, in an aggregate principal amount of $40.3 million (or approximately 38.2% of the remaining principal) of the 2008 Notes at an average discount to face value of approximately 13%. The Company spent approximately $35.0 million on the repurchases. The repurchase left approximately $65.2 million principal amount of the 2008 Notes outstanding. In addition, a portion of the hedge and warrant transactions was terminated in connection with the repurchase. In the first quarter of fiscal 2007, the Company recorded a gain of $5.3 million on the repurchase, which was partially offset by the write-off of $0.5 million of deferred financing costs associated with the 2008 Notes. The Company received 14,467 shares of Magma common stock, valued at approximately $102,000, as settlement for termination of a portion of the hedge and warrant in connection with the repurchase. The amount was charged to additional paid-in-capital.

In March 2007, the Company exchanged, in privately negotiated transactions, an aggregate principal amount of $49.9 million (or approximately 76.7% of the remaining principal) of the 2008 Notes for a new series of 2% convertible senior notes due May 2010. The exchange left approximately $15.2 million principal amount of the 2008 Notes outstanding. In the fourth quarter of fiscal 2007, the Company recorded a gain of $2.1 million on the exchange, which was partially offset by the write-off of $0.4 million of deferred financing costs associated with the 2008 Notes. Please see below under “2% Convertible Senior Notes due 2010” for further discussion of the exchange. In addition, a portion of the hedge and warrant was terminated in connection with the exchange. The net proceeds of $88,000 from the termination of a portion of the hedge and warrant were charged to additional paid-in capital.

The $15.2 million principal amount of the 2008 Notes and the related $10,000 of unamortized balance of transaction fees and debt issuance costs were included in current liabilities on the Company’s consolidated balance sheets as of April 6, 2008. The shares issuable on the conversion of the 2008 Notes are included in “fully diluted shares outstanding” under the if-converted method of accounting for purposes of calculating diluted earnings per share. See Note 16, “Subsequent Events”, for disclosure on the repayment of the 2008 Notes in May 2008.

2% Convertible Senior Notes due 2010 (the “2010 Notes”)

In March 2007, the Company exchanged, in privately negotiated transactions, an aggregate principal amount of $49.9 million of the 2008 Notes for an equal aggregate principal amount of the 2010 Notes. The 2010 Notes mature on May 15, 2010 and bear interest at 2% per annum, with interest payable on May 15 and November 15 of each year, commencing May 15, 2007. The 2010 Notes are unsecured senior indebtedness of Magma, which rank senior in right of payment to the 2008 Notes and junior in right of payment to Magma’s revolving line of credit facility. In addition, after May 20, 2009, the Company will have the option to redeem the 2010 Notes for cash in an amount equal to 100% of the aggregate outstanding principal amount at the time of such redemption. The 2010 Notes also contain a net share settlement provision which allows the Company, at its option, in lieu of delivery of some or all of the shares of common stock otherwise issuable upon conversion of the 2010 Notes, to pay holders of the 2010 Notes in cash for all or a portion of the principal amount of the converted 2010 Notes and any amounts in excess of the principal amount which are due.

The 2010 Notes will be convertible upon the occurrence of certain conditions into shares of Magma common stock at an initial conversion price of $15.00 per share, which is equivalent to an initial conversion rate of approximately 66 shares per $1,000 principal amount of 2010 Notes. The conversion price and the conversion rate will adjust automatically upon certain dilution events. The 2010 Notes are convertible into shares of Magma common stock on or prior to maturity at the option of the holders upon the occurrence of certain change of control events. Conversions under these circumstances require Magma to pay a premium make-whole amount whereby the conversion rate on the 2010 Notes may be increased by up to 22 shares per $1,000 principal amount. The premium make-whole amount shall be paid in shares of common stock upon any such automatic conversion, subject to Magma’s option for net share settlement.

The 2010 Notes shall also be convertible at the option of the holders at such time as: (i) the closing price of Magma common stock exceeds 150% of the conversion price of the 2010 Notes, initially $15.00, for 20 out of 30 consecutive trading days; (ii) the trading price per $1,000 principal amount of 2010 Notes is less than 98% of the product of (x) the average price of common stock for each day during any five consecutive trading day period and (y) the conversion rate per $1,000 principal amount of 2010 Notes; (iii) Magma distributes to all holders of common stock rights or warrants entitling them to purchase additional shares of common stock at less than the closing price of common stock on March 5, 2007; (iv) Magma distributes to all holders of common stock any form of dividend which has a per share value exceeding 7.5% of the price of the common stock on the day prior to such date of distribution; (v) the period beginning 60 days prior to May 15, 2010; (vi) there has been a designated change of control of Magma; or (vii) the 2010 Notes have been called for redemption by Magma. Any such conversions shall not entitle the holders of the 2010 Notes to any premium make-whole payment by Magma.

The exchange offer was treated as an extinguishment of the 2008 Notes in accordance with EITF 96-19, “Debtors Accounting for a Modification or Exchange of Debt Instruments,” as amended by EITF 06-6, “Debtor’s Accounting for a Modification (or Exchange) of Convertible Debt Instruments.” The exchange resulted in a gain of $2.1 million on extinguishment of debt, which was partially offset by the write-off of $0.4 million of deferred financing costs associated with the 2008 Notes. The Company initially recorded the 2010 Notes at fair value of $47.8 million, net of the debt discount of $2.1 million. The debt discount is being amortized to interest expenses over the term of the 2010 Notes. As of April 6, 2008, debt discount balance related to the 2010 Notes was $1.4 million.

The $1.3 million of underwriting and legal fees related to the 2010 Notes offering was capitalized upon issuance and is being amortized over the term of the 2010 Notes using the effective interest method. As of April 6, 2008, the unamortized balance of debt issuance costs related to the 2010 Notes was approximately $0.9 million. The shares issuable on the conversion of the 2010 Notes are included in “fully diluted shares outstanding” under the if-converted method of accounting for purposes of calculating diluted earnings per share.

Note 8. Line of Credit

In November 2006, the Company established a $5.0 million revolving line of credit facility with Wells Fargo Bank, N.A. The credit facility is available through November 2011 and bears an interest rate equal to the bank’s prime rate less 1.60% or LIBOR plus 0.60%. The Company is required to make interest only payments monthly and the outstanding principal amount plus all accrued but unpaid interest is payable in full at the expiration of the credit facility. As of April 1, 2007, there were $3.0 million borrowings outstanding under the credit facility, bearing an interest rate at 5.94%. The credit facility is secured by deposits held with the bank. In addition, the credit facility allows letters of credit to be issued on behalf of the Company, provided that the aggregate outstanding amount of the letters of credit shall not exceed the available amount for borrowing under the credit facility. As of April 1, 2007, three letters of credit totaling $1.85 million were outstanding under the credit facility.

In July 2007, the Company established a $10.0 million unsecured revolving line of credit facility with Wells Fargo Bank, N.A. This credit facility, which replaces the previous $5.0 million revolving line of credit facility, is available through July 2010 and bears an interest rate equal to the bank’s prime rate less 1.20% or LIBOR plus 1.00%. The Company is required to make interest only payments monthly and the outstanding principal amount plus all accrued but unpaid interest is payable in full at the expiration of the credit facility. As of April 6, 2008, the Company had no borrowings outstanding under the facility.

The credit facility requires that the Company maintain certain financial conditions and pay fees of 0.125% per year on the unused amount of the facility. As of April 6, 2008, the Company was in compliance with the financial conditions. In addition, the credit facility allows letters of credit to be issued on behalf of the Company, provided that the aggregate outstanding amount of the letters of credit shall not exceed the available amount for borrowing under the credit facility. In connection with the establishment of the credit facility, the Company repaid the $3.0 million outstanding borrowing under the previous $5.0 million credit facility. Letters of credit under the prior credit facility were transferred to the new $10.0 million credit facility. As of April 6, 2008, two letters of credit totaling $1.7 million were outstanding and the Company had a borrowing base availability of $8.3 million under the facility. Since the new credit facility is unsecured, the Company is not required to maintain restricted cash balances relating to the letters of credit under the facility.

Note 9. Stockholders’ Equity

Stock Incentive Plans

2004 Employment Inducement Award Plan

The 2004 Employment Inducement Award Plan (“Inducement Plan”) was adopted by the Board of Directors on August 30, 2004. Under the Inducement Plan, the Company, with the approval of the Compensation Committee of the Board of Directors (the “Committee”), may grant non-qualified stock options to new hire employees who are not executive officers of the Company. These employees may also be awarded restricted common shares, stock appreciation rights (“SARs”) or stock unit awards (“Stock Units”). The Committee determines whether an award may be granted, the number of shares/options awarded, the date an award may be exercised, vesting and the exercise price. Each award must be subject to an agreement between each applicable employee and the Company. The term of the Inducement Plan continues until May 4, 2011 unless it is terminated earlier in accordance with its terms. The initial number of shares of common stock issuable under the Inducement Plan was 1,000,000 shares, subject to adjustment for certain changes in the Company’s capital structure. On January 24, 2006, the Inducement Plan was amended by the Committee to increase the maximum aggregate number of options, SARs, Stock Units and restricted shares that may be awarded under the Inducement Plan to 2,000,000 shares. As of April 6, 2008, there were options to purchase 1,311,037 shares outstanding under the Inducement Plan, and 234,070 shares were available for the grant of future options or other awards under the Inducement Plan.

2001 Stock Incentive Plan

The 2001 Stock Incentive Plan (“2001 Plan”) was approved by the stockholders in August 2001. Under the 2001 Plan, the Company, with the approval of the Committee or its delegates, may grant incentive stock options or non-qualified stock options to purchase common stock to employees, directors, advisors, and consultants. They may also be awarded restricted common shares, SARs or Stock Units based on the value of the common stock. The initial number of shares of common stock issuable under the 2001 Plan was 2.0 million shares, subject to adjustment for certain changes in the Company’s capital structure. As of January 1 of each year, commencing with January 1, 2002, the aggregate number of options, restricted awards, SARs, and Stock Units that may be awarded under the 2001 Plan will automatically increase by a number equal to the lesser of 6% of the total number of fully diluted shares of common stock then outstanding, 6.0 million shares of common stock, or any lesser number as is determined by the Board of Directors. A committee of the Board of Directors determines the exercise price per share; however, the exercise price of an incentive stock option cannot be less than 100% of the fair market value of the common stock on the option grant date, and the exercise price of a non-qualified stock option cannot be less than the par value of the common stock subject to such non-qualified stock options. As of April 6, 2008, there were options to purchase 10,097,435 shares outstanding under the 2001 Plan, and 3,050,439 shares were available for the grant of future options or other awards under the plan.

1997 and 1998 Stock Incentive Plans

In the year ended March 31, 1998, the Company adopted the 1997 Stock Incentive Plan (“1997 Plan”), and in the year ended March 31, 1999 the Company adopted the 1998 Stock Incentive Plan (“1998 Plan”) (collectively, “the Plans”). Under the Plans, the Company may grant options to purchase common stock to employees, directors, and consultants. Shares that are subject to options that in the future expire, terminate or are cancelled or as to which options have not been granted under these plans will not be available for future option grants or issuance. Options granted under the Plans were either incentive stock options or non-qualified stock options. The exercise price of incentive stock options and non-qualified stock options were no less than 100% and 85%, respectively, of the fair market value per share of the Company’s common stock on the grant date (110% of fair market value in certain instances), as determined by the Board of Directors. Pursuant to the Plans, the Board of Directors also had the authority to set the term of the options (no longer than ten years from the date of grant, five years in certain instances). Under the terms of the Plans, the options become exercisable prior to vesting, and the Company has the right to repurchase such shares at their original purchase price if the optionee is terminated from service prior to vesting. Such rights expire as the options vest over the vesting period, which is generally four years. At April 6, 2008, there were no unvested shares subject to the Company’s repurchase rights.

As a result of the 2001 Plan becoming effective, no shares of the Company’s common stock are available for future issuance under the Plans. At April 6, 2008, there were no outstanding options under the 1997 Plan and options to purchase 802,583 shares outstanding under the 1998 Plan.

Moscape 1997 Incentive Stock Plan

The Moscape 1997 Incentive Stock Plan (the “Moscape Plan”) provides for the granting of stock options and stock purchase rights to employees, officers, directors and consultants. Both the options and stock purchase rights under the Moscape Plan are exercisable immediately, subject to the Company’s repurchase right in the event of termination, and generally vest over four years. At April 6, 2008, there were options to purchase 6,263 shares outstanding under the Moscape Plan.

2005 Key Contributor Long-Term Incentive Plan

The 2005 Key Contributor Long-Term Incentive Plan (“KC Incentive Plan”) was adopted by the Board of Directors on December 23, 2004. Awards under the KC Incentive Plan are granted in exchange for a participant’s contributions to Magma. Awards may include (i) cash payments, and/or (ii) shares of Magma’s restricted stock granted under the 2001 Plan, that vest while the participant remains employed by and in good standing with Magma. KC Incentive Plan participants may receive cash awards prior to such awards becoming fully vested and earned. These awards are considered recoverable advances and are to be repaid to Magma in the event that the participant’s employment with Magma is terminated prior to an award being earned. All executive officers as well as certain other participants who receive a restricted stock award under the KC Incentive Plan will have accelerated vesting of such award upon a change in control of Magma. Effective upon a change in control, 25% of a participant’s unvested shares of restricted stock granted under the KC Incentive Plan will immediately become vested shares. In addition, if the participant is, or is deemed to have been, involuntarily terminated within one year after Magma’s change in control, 50% of the remaining unvested shares of restricted stock will vest. If the award so states, participants that receive a cash or stock award under the KC Incentive Plan will not be eligible to receive equity grants under Magma’s 2001 Plan, or cash awards under any other Magma cash variable award plans, until such award is fully vested. As of April 6, 2008, 95,120 shares of restricted stock, net of forfeitures, were issued under the KC Incentive Plan.

2001 Employee Stock Purchase Plan

The 2001 Employee Stock Purchase Plan (“Purchase Plan” or “ESPP”) was established in November 2001. Employees, including officers and employee directors but excluding 5% or greater stockholders, are eligible to participate if they are employed for more than 20 hours per week and five months in any calendar year. The Purchase Plan provided for a series of overlapping offering periods with a duration of 24 months, with new offering periods, except the first offering period, which commenced on November 19, 2001, beginning in February, May, August, and November of each year. The Purchase Plan was amended in April 2008 to provide that future offering periods would commence on the first day of March, June, September and December of each year and that purchase dates under the new offering periods would be the last day of February, May, August and November. The maximum number of shares a participant may purchase during a single accumulation period is 4,000 shares. The Purchase Plan allows employees to purchase common stock through payroll deductions of up to 15% of their eligible compensation. Such deductions will accumulate over a three-month accumulation period without interest. After such accumulation period, shares of common stock will be purchased at a price equal to 85% of the fair market value per share of common stock on either the first day preceding the offering period or the last date of the accumulation period, whichever is less. During the year ended April 6, 2008, a total of 1,071,176 shares were issued under the Purchase Plan with an average price of $7.88 per share.

As of April 6, 2008, a total of 3,398,586 shares of common stock remained available for issuance under the Purchase Plan. Starting with fiscal 2003, the number of shares reserved for issuance is increased on January 1 of each calendar year through fiscal 2011 by the lesser of 3,000,000 shares, 3% of the outstanding common stock on the last day of the immediately preceding fiscal year, or such lesser number of shares as is determined by the Board or the Compensation Committee of the Board.

Option Exchange Program

In June 2005, the Company offered to its employees a voluntary stock option exchange program designed to promote employee retention and reward contributions to stockholder value. Directors and executive officers were not eligible to participate in this option exchange program. Under the program, the Company offered to exchange outstanding options to purchase common stock at exercise prices greater than or equal to $10.50, for a smaller number of new options at an exercise price of $9.20, the fair market value on August 22, 2005, the date the new options were granted. The exchange ratio ranged from 60% to 75% depending on exercise price of the old option. As a result of the exchange program, options to purchase an aggregate of approximately 4.4 million shares of its common stock were canceled (with exercise prices ranging from $10.50 to $30.28) and options to purchase an aggregate of approximately 3.0 million shares of its common stock at an exercise price of $9.20 were granted under the 2001 Plan on August 22, 2005. The new options generally will vest and become exercisable over a two to four-year period, with 12.5% to 25% of each new option generally becoming exercisable after a six-month period of continued service following the grant date.

Repurchases of Common Stock

On February 21, 2008, the Company announced that its Board of Directors authorized Magma to repurchase up to $20.0 million of its common stock. In March 2008, the Company used approximately $5.0 million to repurchase 499,500 shares of its common stock in the open market, with repurchase prices ranging from $9.81 to $10.22 per share. The repurchased shares are to be used for general corporate purposes.

In May 2005, with the authorization by its Board of Directors, the Company used approximately $16.0 million to repurchase 2,000,000 shares of common stock in the open market, with repurchase prices ranging from $7.82 to $8.17 per share. An aggregate of 1,000,000 of the repurchased shares will be used to fund the increased shares approved by the Committee under the Inducement Plan. The remaining 1,000,000 shares are to be used for general corporate purposes.

Note 10. Employee Benefit Plan

Effective April 1, 1997, the Company adopted a plan (the “401(k) Plan”) that is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986. The 401(k) Plan covers essentially all employees. Eligible employees may make voluntary contributions to the 401(k) Plan up to 20% of their annual eligible compensation. The Company is permitted to make contributions to the 401(k) Plan as determined by the Board of Directors. The Company has not made any contributions to the Plan.

Note 11. Stock-Based Compensation

The stock-based compensation recognized in the consolidated statements of operations was as follows (in thousands):

	Year Ended
	April 6, 2008	April 1, 2007	April 2, 2006
Cost of revenue	$1,680	$1,253	$78
Research and development expense	8,050	5,880	4,150
Sales and marketing expense	5,235	3,852	131
General and administrative expense	5,459	4,580	217

Total stock-based compensation expense	$20,424	$15,565	$4,576

The Company has adopted several stock incentive plans providing stock-based awards to employees, directors, advisors and consultants, including stock options, restricted stock and restricted stock units. The Company also has an Employee Stock Purchase Plan which enables employees to purchase shares of the Company’s common stock. Stock-based compensation expense recognized under SFAS 123R in the consolidated statements of operations by type of award in fiscal 2008 and fiscal 2007 was as follows (in thousands):

	Year Ended
	April 6, 2008	April 1, 2007
Stock options	$10,549	$10,489
Restricted stock and restricted stock units	6,666	3,187
Employee stock purchase plan	3,209	1,889

Total stock-based compensation expense	$20,424	$15,565

Stock Options

The Company’s stock incentive plans require that stock options be granted at the market price of the Company’s common stock on the date of grant. The weighted average grant date fair value of options granted during fiscal 2008 and fiscal 2007 was $4.86 per share and $3.62 per share, respectively. The Company uses the Black-Scholes option pricing model to determine the fair value of each stock option grant. The weighted average assumptions used in the model for fiscal 2008 and fiscal 2007 were as follows:

	Year Ended
	April 6, 2008	April 1, 2007
Expected life (years)	4.16	4.14
Volatility	39 – 45%	41 – 50%
Risk-free interest rate	2.16 – 4.91%	4.49 – 5.15%
Expected dividend yield	0%	0%

A summary of the changes in stock options outstanding and exercisable under the Company’s stock incentive plans during the year ended April 6, 2008 is as follows (in thousands, except year and per share amount):

	Number of Shares	Weighted Average Price per Share	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Options outstanding at April 1, 2007	11,233	$9.80		$31,831
Granted	3,249	$12.80
Exercised	(1,726)	$8.70
Forfeited	(447)	$9.90
Expired	(92)	$17.76

Options outstanding at April 6, 2008	12,217	$10.69	3.95	$11,918

Vested and expected to vest at April 6, 2008	11,424	$10.69	3.91	$11,284
Exercisable at April 6, 2008	7,691	$10.53	3.93	$8,694

The total intrinsic value of options exercised was $9.1 million and $446,000 during fiscal 2008 and fiscal 2007, respectively. Cash received from stock option exercises was $15.0 million during fiscal 2008 and $1.8 million during fiscal 2007. As of April 6, 2008, there was approximately $16.3 million of unrecognized stock-based compensation expense, net of estimated forfeitures, related to stock option grants, which will be recognized over the remaining weighted average vesting period of approximately 2.34 years.

Restricted Stock and Restricted Stock Units

Restricted stock and restricted stock units were granted to employees at par value under the Company’s stock incentive plans and Key Contributor Long-Term Incentive Plan, or assumed in connection with an acquisition. In general, restricted stock and restricted stock unit awards vest over two to four years and are subject to the employees’ continuing service to the Company.

A summary of the changes in restricted stock outstanding during the year ended April 6, 2008 is presented below (in thousands, except per share amount):

	Number of Shares	Weighted Average Grant Date Fair Value per Share
Shares nonvested at April 1, 2007	412	$9.63
Granted	517	$13.13
Vested	(488)	$10.78
Forfeited	(48)	$11.53

Shares nonvested at April 6, 2008	393	$12.58

As of April 6, 2008, the Company had $3.1 million of unrecognized stock-based compensation expense, net of estimated forfeitures, related to restricted stock awards, which will be recognized over the remaining weighted average vesting period of approximately 1.02 years.

A summary of the changes in restricted stock units outstanding during the year ended April 6, 2008 is presented below (in thousands, except per share amount):

	Number of Shares	Weighted Average Grant Date Fair Value per Share
Shares nonvested at April 1, 2007	27	$7.11
Granted	190	$12.60
Vested	(119)	$13.12
Forfeited	(5)	$12.14

Shares nonvested at April 6, 2008	93	$13.53

As of April 6, 2008, there was $1.0 million of unrecognized stock-based compensation expense, net of estimated forfeitures, related to restricted stock unit awards, which will be recognized over the remaining weighted average vesting period of approximately 2.64 years.

The total fair value of restricted stock and restricted stock units that were vested was $7.9 million during fiscal 2008 and $3.4 million during fiscal 2007.

Employee Stock Purchase Plan

The weighted average estimated grant date fair value of purchase rights granted under the ESPP was $4.52 during fiscal 2008 and $2.75 during fiscal 2007. The Company uses the Black-Scholes option pricing model to determine the fair value of each purchase right granted under its ESPP. The weighted average assumptions used in the model for the year ended April 6, 2008 were as follows:

	Year Ended
	April 6, 2008	April 1, 2007
Expected life (years)	1.13	1.13
Volatility	39 – 45%	41 – 51%
Risk-free interest rate	2.13 – 4.91%	4.93 – 5.11%
Expected dividend yield	0%	0%

As of April 6, 2008, the Company had $5.6 million of total unrecognized compensation expense, net of estimated forfeitures, related to ESPP, which will be recognized over the remaining weighted average vesting period of 1.7 years. Cash received from the purchase of shares under the ESPP was $8.4 million during fiscal 2008 and $7.0 million during fiscal 2007.

Stock-Based Compensation for Fiscal 2006

Prior to April 2, 2006, the Company accounts for stock-based employee compensation arrangements in accordance with provisions of APB 25 and related guidance. In fiscal 2006, the Company recognized $4.6 million of stock-based compensation expense primarily for the intrinsic value of the restricted stock awards.

During the year ended April 2, 2006, the Company complied with the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended. Had compensation cost for the Company’s stock-based compensation plan been determined using the Black-Scholes option pricing model at the grant date for awards granted in accordance with the provisions of SFAS 123, the Company’s net loss would have been the amounts indicated below (in thousands):

Year Ended April 2, 2006
Net loss attributed to common stockholders:
As reported	$(20,937)
Add: Stock-based employee compensation expense included in reported net loss	4,576
Deduct: Stock-based employee compensation expense determined under fair-value method for all awards	(22,972)

Pro forma	$(39,333)

Net loss per share, basic and diluted:
As reported	$(0.61)

Pro forma	$(1.15)

The weighted-average estimated fair value per share at the date of grant for options granted to employees and for share purchase rights granted under the employee stock purchase plans was as follows:

Year Ended April 2, 2006
Stock options	$3.84
Employee stock purchase plans	2.68

The fair value of options at the date of grant was estimated using the Black-Scholes option pricing model using the following assumptions:

Year Ended April 2, 2006
Stock options:
Risk-free interest	4.02%
Expected life	3.04 years
Expected dividend yield	0%
Volatility	61%
Employee stock purchase plans:
Risk-free interest	4.26%
Expected life	1.16 years
Expected dividend yield	0%
Volatility	62%

Note 12. Commitments and Contingencies

Commitments

The Company leases its facilities under several non-cancelable operating leases expiring at various dates through December 2011. The Company also leases its computer equipment under several capital leases. Approximate future minimum lease payments under these operating leases at April 6, 2008 are as follows (in thousands):

Fiscal Year	Operating Leases	Capital Leases
April 7 – May 4, 2008	$539	$216
2009	6,182	2,143
2010	5,101	1,335
2011	3,979	328
2012	2,189	34
2013 and beyond	214	10

	$18,204	$4,066

Rent expense for the years ended April 6, 2008, April 1, 2007 and April 2, 2006 was approximately $5.8 million, $4.0 million and $4.2 million, respectively.

Contingencies

The Company is subject to certain legal proceedings described below and from time to time, it is also involved in other disputes that arise in the ordinary course of business. The number and significance of these litigation proceedings and disputes are increasing as the Company’s business expands and grows larger. Any claims against the Company, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in the diversion of significant operational resources. As a result, these litigation proceedings and disputes could harm the Company’s business and have an adverse effect on its consolidated financial statements. However, the results of any litigation or dispute are inherently uncertain and, at this time, no estimate could be made of the loss or range of loss, if any, from such litigation matters and disputes unless they are or are close to being settled. Liabilities are recorded when a loss is probable and the amount can be reasonably estimated. Accordingly, as of April 6, 2008, the Company recorded a liability of $1.1 million to cover legal settlement exposure related to the shareholder class action lawsuit and the derivative complaint, as described below, and has not recorded any liabilities related to other contingencies. However, any estimates of losses or any such recording of legal settlement exposure is not assurance that there will be any court approval of any settlement, and there is no assurance that there will be any final, court approved settlement. Litigation settlement and legal fees are expensed in the period in which they are incurred.

On June 13, 2005, a putative shareholder class action lawsuit captioned The Cornelia I. Crowell GST Trust vs. Magma Design Automation, Inc., Rajeev Madhavan, Gregory C. Walker and Roy E. Jewell., No. C 05 02394, was filed in U.S. District Court, Northern District of California. The complaint alleges that defendants failed to disclose information regarding the risk of Magma infringing intellectual property rights of Synopsys, Inc., in violation of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder, and prays for unspecified damages. In March 2006, defendants filed a motion to dismiss the consolidated amended complaint. Plaintiff filed a further amended complaint in June 2006, which defendants again moved to dismiss. Defendants’ motion was granted in part and denied in part by an order dated August 18, 2006, which dismissed claims against two of the individual defendants. On November 30, 2007, the parties agreed to a settlement. Plaintiffs filed a motion for preliminary approval of the settlement on June 6, 2008. There is no assurance that the court will grant preliminary approval of the settlement or that the settlement will subsequently obtain final court approval.

On July 26, 2005, a putative derivative complaint captioned Susan Willis v. Magma Design Automation, Inc. et al., No. 1-05-CV-045834, was filed in the Superior Court of the State of California for the County of Santa Clara. The Complaint seeks unspecified damages purportedly on behalf of us for alleged breaches of fiduciary duties by various directors and officers, as well as for alleged violations of insider trading laws by executives during a period between October 23, 2002 and April 12, 2005. Defendants have demurred to the Complaint, and the action has been stayed pending further developments in the putative shareholder class action referenced above. On January 8, 2008, the parties reached an agreement in principle with respect to certain aspects of settlement of the case and agreed upon the remaining terms of the settlement on February 21, 2008. The Company anticipates that plaintiff will file a motion for preliminary approval of the settlement on June 18, 2008. There is no assurance that the court will grant preliminary approval of the settlement or that the settlement will subsequently obtain final court approval.

Litigation and Settlement with Synopsys

From September 17, 2004 until March 29, 2007, Synopsys, Inc. and the Company were involved in various lawsuits against each other in California, Delaware, Germany and Japan, including claims and counterclaims of patent infringement as well as various other claims.

On March 29, 2007 Synopsys and the Company settled all pending litigation between the companies. As part of the settlement, Synopsys and the Company agreed to release all claims in California, Delaware, Germany and Japan and to cross license the patents at issue in these jurisdictions as well as any related applications, both companies agreed not to initiate future patent litigation against each other for 2 years provided certain terms are met, and the Company agreed to make a payment to Synopsys of $12.5 million toward the settlement of this dispute; the payment was made during the first quarter of fiscal 2008.

Indemnification Obligations

The Company enters into standard license agreements in the ordinary course of business. Pursuant to these agreements, the Company agrees to indemnify its customers for losses suffered or incurred by them as a result of any patent, copyright, or other intellectual property infringement claim by any third party with respect to the Company’s products. These indemnification obligations have perpetual terms. The Company’s normal business practice is to limit the maximum amount of indemnification to the amount received from the customer. On occasion, the maximum amount of indemnification the Company may be required to provide may exceed the amount received from the customer. The Company estimates the fair value of its indemnification obligations to be insignificant, based upon its historical experience concerning product and patent infringement claims. Accordingly, the Company has no liabilities recorded for indemnification under these agreements as of April 6, 2008.

The Company has agreements whereby its officers and directors are indemnified for certain events or occurrences while the officer or director is, or was, serving at the Company’s request in such capacity. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has a directors’ and officers’ liability insurance policy that reduces its exposure and enables the Company to recover a portion of future amounts paid. As a result of the Company’s insurance policy coverage, the Company believes the estimated fair value of these indemnification agreements is minimal. Accordingly, no liabilities have been recorded for these agreements as of April 6, 2008.

In connection with certain of the Company’s recent business acquisitions, it has also agreed to assume, or cause Company subsidiaries to assume, the indemnification obligations of those companies to their respective officers and directors. No liabilities have been recorded for these agreements as of April 6, 2008.

Warranties

The Company offers certain customers a warranty that its products will conform to the documentation provided with the products. To date, there have been no payments or material costs incurred related to fulfilling these warranty obligations. Accordingly, the Company has no liabilities recorded for these warranties as of April 6, 2008. The Company assesses the need for a warranty accrual on a quarterly basis, and there can be no guarantee that a warranty accrual will not become necessary in the future.

Note 13. Segment Information

The Company has adopted the provisions of SFAS 131, “Disclosures about Segments of an Enterprise and Related Information,” which requires the reporting of segment information using the “management approach.” Under this approach, operating segments are identified in substantially the same manner as they are reported internally and used by the Company’s chief operating decision maker (“CODM”) for purposes of evaluating performance and allocating resources. Based on this approach, the Company has one reportable segment as the CODM reviews financial information on a basis consistent with that presented in the consolidated financial statements.

Revenue from North America, Europe, Japan and the Asia Pacific region, which includes India, South Korea, Taiwan, Hong Kong and the People’s Republic of China, was as follows (in thousands, except for percentages shown):

	Year Ended
	April 6, 2008	April 1, 2007	April 2, 2006
North America*	$127,664	$121,633	$109,434
Europe	26,539	19,440	27,670
Japan	35,150	22,162	14,523
Asia-Pacific	25,066	14,918	12,417

Total	$214,419	$178,153	$164,044

	Year Ended
	April 6, 2008	April 1, 2007	April 2, 2006
North America*	60%	68%	67%
Europe	12	11	17
Japan	16	13	9
Asia-Pacific	12	8	7

Total	100%	100%	100%

*	Substantially all of the Company’s North America revenue related to the United States for all periods presented.

Revenue attributable to significant customers, representing 10% or more of total revenue for at least one of the respective periods, are summarized as follows:

	Year Ended
	April 6, 2008	April 1, 2007	April 2, 2006
Customer A	**	**	16%

**	Less than 10% of total revenue.

The Company has substantially all of its long-lived assets located in the United States.

Note 14. Income Taxes

Income tax expense consisted of the following (in thousands):

	Year Ended
	April 6, 2008	April 1, 2007	April 2, 2006
Current:
Federal	$516	$(123)	$977
State	57	27	109
Foreign	4,664	1,152	1,531

	5,237	1,056	2,617

Deferred:
Foreign	(171)	(54)	(68)

Total income tax expenses	$5,066	$1,002	$2,549

Net loss before provision for income taxes consisted of (in thousands):

	Year Ended
	April 6, 2008	April 1, 2007	April 2, 2006
United States	$(23,146)	$(64,458)	$(20,251)
International	(2,623)	3,954	1,863

Total net loss before provision for income taxes	$(25,769)	$(60,504)	$(18,388)

Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 35% to pretax loss as a result of the following (in thousands):

	Year Ended
	April 6, 2008	April 1, 2007	April 2, 2006
Federal tax benefit at statutory rate	$(9,019)	$(21,064)	$(6,436)
Permanent differences	1,315	147	111
In process research and development	789	455	158
Tax benefit from extraterritorial income exclusion	—	—	(158)
Goodwill and intangibles	516	—	601
State tax, net of federal benefit	57	—	85
Foreign tax withholding, not benefited for U.S. tax purposes	800	265	287
Foreign tax rate differential	4,612	(769)	532
Credits	(2,365)	(4,212)	(1,881)
Change in valuation allowance	8,361	26,275	9,289
Other	—	(95)	(39)

Total income tax expense	$5,066	$1,002	$2,549

The Company has not provided for U.S. income taxes on undistributed earnings of a majority of its foreign subsidiaries because it intends to permanently re-invest these earnings outside the U. S. The cumulative amount of such undistributed earnings upon which no U.S. income taxes have been provided as of April 6, 2008 was approximately $11.0 million.

The types of temporary differences that give rise to significant portions of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	April 6, 2008	April 1, 2007
Deferred tax assets:
Capitalized costs	$2,500	$2,863
Accrued liabilities	3,304	3,138
Property and equipment	9,136	7,481
Accrued compensation related expenses	8,650	7,915
Net operating loss and credit carryforwards	66,034	62,173
Litigation settlement	2,837	4,809

Gross deferred tax assets	92,461	88,379
Valuation allowance	(80,053)	(71,516)

Total deferred tax assets	12,408	16,863
Deferred tax liabilities—acquired intangible assets	(12,408)	(16,863)

Net deferred tax liabilities	$—	$—

At April 6, 2008, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $133.7 million and $33.7 million, respectively, available to reduce future income subject to income taxes. The federal and state net operating loss carryforwards will begin to expire in 2019 and 2010, respectively. The Company also has research credit carryforwards for federal and California tax purposes of approximately $11.4 million and $10.9 million, respectively, available to reduce future income subject to income taxes. The federal research credit carryforwards will begin to expire in 2012 through 2028, and the California research credits carry forward indefinitely.

The Company’s management believes that, based on a number of factors, it is more likely than not, that all or some portion of the deferred tax assets will not be realized; and accordingly, for the year ended April 6, 2008 the Company has provided a valuation allowance against the Company’s net deferred tax assets. The net change in the valuation allowance for the years ended April 6, 2008 and April 1, 2007 was an increase of $8.5 million and $24.3 million, respectively.

Approximately $21.4 million of the valuation allowance at April 6, 2008 is attributable to employee stock deductions and original issue discount deductions, the benefit of which will be allocated to additional paid-in capital if and when subsequently realized. Approximately $8.0 million of the valuation allowance at April 6, 2008 is attributable to deferred assets which were recorded in connection with various acquisitions. When recognized, the benefit of these assets will be applied, first, to reduce to zero any goodwill related to these acquisitions; second, to reduce to zero other non-current intangible assets related to the acquisitions; and last, to reduce income tax.

The Company’s income taxes payable for federal and state purposes were reduced by the tax benefits associated with the exercise of employee stock options and original issue discount deductions. The benefits applicable to stock options and original issue discount were credited directly to stockholders’ equity and amounted to $22,000 for fiscal 2008. No such tax benefits were recorded to additional paid-in capital in fiscal 2007 because the Company is in a taxable loss position. The tax benefits applicable to acquired entities were credited directly to goodwill and other intangible assets and amounted to $0.5 million in fiscal 2008. Again, no such benefits were recorded to reduce goodwill in fiscal 2007 due to taxable loss.

The Tax Reform Act of 1986 and similar state provisions impose restrictions on the utilization of net operating loss and tax credit carryforwards in the event of an “ownership change” as defined in the Internal Revenue Code. If an ownership change occurs, the Company’s ability to utilize its net operating loss and tax credit carryforwards may be subject to an annual limitation on the amount that can be utilized in future years to offset future taxable income. The annual limitations may result in the expiration of the net operating loss and tax credit carryforwards prior to utilization. The Company has determined that the utilization of the net operating losses that were recorded as part of the acquisition of Silicon Metrics Corporation will be subject to an annual limitation. As of April 6, 2008, the Company had approximately $24.1 million of federal net operating losses recorded from the acquisition and may utilize approximately $1.5 million of these net operating losses each year if the Company has taxable income. During fiscal 2006, the Company also determined that the utilization of its net operating losses generated prior to April 30, 2005 is subject to an annual limitation of approximately $16.2 million.

The Company is currently under examination by certain foreign tax authorities. At the present time, it is difficult to predict the results of the tax examination and the timing of the final resolution. The Company management does not believe that the outcome of this examination would have a material impact to its financial statements. The Company’s larger jurisdictions provide a statute of limitation ranging from three to six years. In the U.S., the statute of limitations remains open for fiscal years 2004 and forward.

On April 2, 2007, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes–An Interpretation of FASB Statement No. 109” (“FIN 48”). As a result of the implementation of FIN 48, the Company recognized a $0.5 million increase to liabilities for uncertain tax positions, which was accounted for as an adjustment to the April 2, 2007 balance of accumulated deficit. As of April 2, 2007, the Company had approximately $10.4 million of total gross unrecognized tax benefits, of which $3.5 million, if recognized, would favorably affect its effective tax rate in future periods and $1.6 million, if recognized, would result in a credit to additional paid-in capital. The remaining $5.3 million of unrecognized tax benefits, if recognized, would result in an increase in deferred tax assets. However, the Company currently has a full valuation allowance against its U.S. net deferred tax assets which would impact the timing of the effective tax rate benefit should any of such uncertain tax positions be favorably settled in the future. The Company recorded an additional unrecognized tax benefit of $1.4 million, all of which, if recognized in future periods, would favorably affect its effective tax rate.

Upon adoption of FIN 48, the Company also recognized additional long-term income tax assets of $6.9 million and additional long-term income tax liabilities of $6.9 million to present the unrecognized tax benefits as gross amounts on the consolidated balance sheet.

The Company recognizes interest and/or penalties related to uncertain tax positions in income tax expenses. As of April 6, 2008 and April 2, 2007, the Company has approximately $0.35 million and $0.25 million, respectively, of accrued interest and penalties related to uncertain tax positions.

The following table shows the changes in the gross amount of unrecognized tax benefits as of April 6, 2008 (in thousands):

Balance as of April 1, 2007	$10,431
Gross amount of increases in unrecognized tax benefits for tax positions taken in prior year	1,455
Decrease in unrecognized tax benefits resulting from the lapse of statute of limitation	(17)

Balance as of April 6, 2008	$11,869

The Company does not anticipate that its total unrecognized tax benefits will significantly change due to settlement of examination or the expiration of statute of limitation during the next twelve months.

Note 15. Related Party Transactions

In fiscal 2004, the Company began leasing a building for its corporate headquarters from one of its customers under a seven-year lease agreement, as amended in February 2007, which expires in 2010. Under the lease amendment, the Company vacated most of the building and is not obligated to make rent payments effective January 31, 2007. In fiscal 2008, 2007 and 2006, the Company recorded $0.6 million, $1.5 million and $1.7 million, respectively, of rent expense related to this lease and recognized $7.9 million, $7.9 million and $4.8 million, respectively, in revenue from the sale of software licenses to this customer.

Note 16. Subsequent Events

Repayment of the 2008 Notes

In May 2008, the Company repaid the $15.2 million remaining principal amount of its 2008 Notes. In connection with the repayment, the remaining portion of the hedge and warrant expired at the same time.

Restructuring charges

In May 2008, the Company initiated a restructuring plan resulting from the Company’s realignment to current business objectives. The Company estimates that it will incur approximately $1.2 million to $2.2 million of restructuring charges in fiscal 2009 in connection with this business restructure, primarily for employee termination costs.

SCHEDULE C

GUIDE TO TAX ISSUES IN CANADA

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new restricted stock units for eligible employees subject to tax in Canada. This summary is based on the federal tax laws in effect in Canada as of November 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. In particular, you should note that, although most provinces use the same definitions of income and taxable income as is used at the federal level, Quebec imposes its own income tax through comprehensive tax legislation. Also, please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new restricted stock units are granted, the new restricted stock units vest or you sell shares acquired upon the settlement of your vested new restricted stock units.

This summary may also include other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange and Grant of Restricted Stock Units

The tax treatment of the exchange of eligible options for the grant of restricted stock units is uncertain. The Income Tax Act of Canada provides for a tax-free exchange if the value of the underlying securities immediately before the exchange less the exercise price is not less than the value of the underlying securities to be received by you at the time of the exchange for the restricted stock units. Because the eligible options are underwater, it is unlikely that you will qualify for this tax-free exchange status.

Instead, it is likely that the Canada Revenue Agency (the “CRA”) will treat the exchange as either (1) one transaction which is a taxable exchange of employee stock options in exchange for the grant of restricted stock units, or (2) two separate transactions (i.e., a tender of existing options for cancellation, followed by a grant of new and unrelated restricted stock units), whereby the tender is viewed as a disposition for no consideration. For the purposes of this summary, it is assumed that the exchange will qualify as one transaction under Canadian tax law and accordingly, you will have disposed of your eligible options for consideration equal to the value of the restricted stock units.

Therefore, you will be subject to income tax and Canada Pension Plan (“CPP”) or Quebec Pension Plan (“QPP”) contributions (to the extent you have not already reached the applicable contribution ceiling) upon the exchange of eligible options for the grant of restricted stock units. You will be taxed on the value of the restricted stock units at the time of the exchange. However, if your eligible options qualify for favorable tax treatment under federal law in Canada, you may be entitled to deduct one-half of this amount when computing the taxable income (for Quebec provincial income tax purposes, the deductible amount is limited to 25% of the value of the restricted stock units at the time of the exchange). Your eligible options will qualify for favorable tax treatment if (i) the exercise price is equal to or greater than the fair market value of the shares at the time the options were granted, and (ii) the shares underlying the options are considered “prescribed” shares (which should be the case). For the purpose of determining the value of the restricted stock units, we will use standard valuation techniques with which the CRA may or may not agree. (Please see the example below for details on how the tax is calculated.)

Please note that, if you terminate your service before the restricted stock units received in the exchange vest and, therefore, the restricted stock units are forfeited, you likely will not be entitled to a refund of the amount on which you paid tax at the time of the exchange. However, you should realize a capital loss from the disposition of your right to receive the restricted stock units and should be able to offset one-half of this loss against any capital gain realized in the same year, the preceding three years or any subsequent year. Since you will not have any proceeds of disposition, the amount of your capital loss should be the value of the eligible options at the time of the exchange which is considered your cost of receiving the right to the restricted stock units.

You should note that if you do not participate in the Offer to Exchange, your eligible options may qualify for favorable tax treatment in Canada, in which case you would be able to exclude one-half of the income you realize upon exercise of the eligible options (i.e., one-half of the difference between the exercise price and the fair market value of the shares at exercise) from taxation. Furthermore, if you do not participate in the Offer to Exchange, you would be able to defer taxation on the remaining one-half of the option income until the earliest of the time that you sell the shares purchased upon exercise, die or become a non-resident of Canada, provided you file a deferral election with your employer. This deferral applies only to the first C$100,000 worth of options that vest in any one year (calculated based on the fair market value of the shares subject to the option at grant).

However, no such favorable tax treatment is applicable to restricted stock units. Therefore, before you decide to participate in the offer, you should carefully consider the difference between how options and restricted stock units are taxed in Canada, as well as the fact that you will be subject to tax at the time of the exchange, as described above.

Vesting of Restricted Stock Units

Because you are subject to tax upon the exchange, a portion of the restricted stock units granted in exchange for the options will be fully vested at the grant date and the Company intends to withhold those shares to satisfy your employer’s tax and CPP (or QPP) contribution withholding obligations.

You will be subject to income tax and CPP (or QPP) contributions when the restricted stock units vest (including when they vest at the grant date, as described above) and shares are issued to you. You will be taxed on the fair market value of the shares issued to you, less the value of the eligible options exchanged for the restricted stock units. The value of the eligible options will be calculated using standard valuation techniques with which the CRA may or may not agree. (Please see the example below for details on how the tax is calculated.)

Sale of Shares

When you subsequently sell any shares acquired at vesting, you will be subject to tax on any gain you realize. Although not entirely clear, the taxable gain will likely be one-half of the difference between the sale price and the adjusted cost basis of the shares (generally, the value of the eligible options you gave up at the time of the exchange less any brokerage fees).

One-half of any loss arising from the sale of the shares may be deducted from any taxable gain for the year, the previous three years, or any subsequent tax year.

Withholding and Reporting

Your employer will withhold income tax and CPP (or QPP) contributions (if applicable) at the time of the exchange and at the vesting of the restricted stock units. Your employer will also report the income recognized at the time of the exchange and at vesting to the CRA. A copy of the T4 form containing this information will be delivered to you prior to the last day of February of the year following the year in which the taxable event occurs. It is your responsibility to report and pay any tax resulting from the sale of shares.

Example

Assume you have eligible options to purchase 1,000 shares at an exercise price of $8 per share. If you elect to participate in the offer, you will receive 500 restricted stock units in exchange for the 1,000 options. Further, assume that the market value of the Company’s shares is $3 per share at the time of the exchange and the initial vesting of the restricted stock units and that your eligible options qualified for favorable tax treatment under federal law in Canada (this example does not include Quebec provincial taxes). Finally, assume that the market value of the Company’s shares on each quarterly vesting date of your restricted stock units is $5 per share.

At the time of the exchange, you will be subject to tax on the value of the restricted stock units. The value of the restricted stock units is determined at the time of the exchange using standard valuation techniques that the CRA may or may not agree with and is generally based on the market value of the underlying shares at the time of the exchange (i.e., $3 x 500 underlying shares = $1,500). Please note, however, that to determine the value of the restricted stock units, the market value of the underlying shares at the time of the exchange may be reduced to account for the fact that the restricted stock units are subject to a risk of forfeiture. If your eligible options qualified for favorable tax treatment, you will be able to deduct one-half of the total gain, meaning that your total taxable income at the time of the exchange will be $750 (i.e., $1,500 / 2). This amount will be subject to income tax and CPP (or QPP) contributions. Assuming your combined income tax and CPP (or QPP) contribution rate is 40%, you will owe $300 in taxes as a result of the exchange.

A portion of the restricted stock units you receive in the exchange will be fully vested and the Company intends to withhold the tax and CPP (or QPP) contributions due as a result of the exchange by withholding shares equal in value to the tax liability. If the tax liability is $300, then the Company will grant you 100 restricted stock units which are fully vested to cover the tax liability (i.e., $300 / $3 = 100). In addition, because income tax and CPP (or QPP) contributions will be due on these restricted stock units that are fully vested at the time of the exchange, you will have an additional tax liability in the amount of the market value of the shares, minus the value of your exchanged options. For purposes of this example only, please assume that the value of the options that were exchanged for these restricted stock units (determined under a Black-Scholes valuation model) is $200. Therefore, the vesting of the 100 restricted stock units at this time will result in an additional tax liability of $40 (i.e., [$300—$200] x 40%) and the Company will fully vest an additional number of restricted stock units (which will itself lead to an additional tax liability) and withhold the corresponding shares to cover this tax liability. In this example, approximately 16 restricted stock units would be fully vested to cover the additional tax liability. Alternatively, in the Company’s discretion, the tax due as a result of the exchange or the restricted stock units that are vested to cover the tax liability on the exchange may be withheld by your employer from your salary or from any other funds payable to you.

On the respective vesting dates of the remaining restricted stock units, you will be subject to income tax and CPP (or QPP) contributions on the market value of the shares issued to you at vesting, minus the value of your exchanged options.

If your length of service with the Company as of the date the offer commences is more than 4 years, you would be entitled to receive 125 shares in quarterly installments over the next four quarters, provided you remain a service provider with us on each vesting date. However, because 116 of the restricted stock units were fully vested at the time of the exchange, you will receive only 9 shares on the first quarterly vesting date and you will receive 125 shares on each of the subsequent quarterly vesting dates. Based on the assumptions set forth above, the market value of the 9 shares you receive on the first quarterly vesting date will be $45 (i.e., $5 x 9 shares). For purposes of this example only, please assume that the value of the options that were exchanged for these restricted stock units (determined under a Black-Scholes valuation model) is $18. Therefore, you will be subject to tax on $27 (i.e., $45—$18) on this vesting date and, assuming the same tax and CPP (or QPP) contribution rate as above, you will owe $10.80 in taxes at this time.

SCHEDULE D

GUIDE TO TAX ISSUES IN THE PEOPLE’S REPUBLIC OF CHINA

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in the People’s Republic of China (the “PRC”). This summary is based on the tax laws in effect in the PRC as of November 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Also, please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new restricted stock units are granted, the new restricted stock units vest or you sell shares acquired upon the settlement of your vested new restricted stock units.

This summary may also include other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.

Grant

You will not be subject to tax when restricted stock units are granted to you.

Vesting and Sale of Shares

Due to regulatory issues in China, you will be required to immediately sell all of the shares issued to you at vesting.

You will be subject to income tax and you may be subject to social insurance contributions (to the extent you have not already reached the applicable contribution ceiling) when the restricted stock units vest and shares are sold. You will be taxed on the sale price (which is likely the fair market value of the shares at vesting). If there is any difference between the fair market value of the shares when they are issued to you and the sale price (i.e., the fair market vale of the shares when they are sold immediately after vesting), you will recognize a capital gain or loss in this amount. If you recognize a capital gain, you will be subject to capital gains tax on this amount.

D-1

Withholding and Reporting

Your employer will withhold and report income tax (and social insurance contributions, if applicable) at the vesting of the restricted stock units. It is your responsibility to report and pay any capital gains tax resulting from the sale of the shares.

Other Information

Exchange Control

As noted above, you will be required to immediately sell the shares issued to you at vesting. Exchange control requirements apply when the shares are sold and the proceeds must be repatriated to the PRC. You should consult your personal legal advisor regarding the requirements for repatriating any proceeds from the sale of shares to the PRC.

D-2

SCHEDULE E

GUIDE TO TAX ISSUES IN FRANCE

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in France. This summary is based on the tax laws in effect in France as of November 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Also, please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new restricted stock units are granted, the new restricted stock units vest or you sell shares acquired upon the settlement of your vested new restricted stock units.

This summary may also include other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.

Grant

You will not be subject to tax when restricted stock units are granted to you.

Vesting

You will be subject to income tax and social security contributions when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you.

Wealth Tax

Shares acquired upon vesting of the restricted stock units are included in your personal estate and must be declared to the tax authorities if the total value of your taxable personal estate (including your household) exceeds a certain amount (€770,000 for 2008), as valued on January 1.

E-1

Sale of Shares

When you subsequently sell any shares acquired at vesting, you will be subject to capital gains tax if the total proceeds from the sale of securities (for you and your household) during a calendar year exceeds a certain amount (€25,000 for 2008), in which case you will be subject to tax on the entire capital gain (i.e., the difference between the sales proceeds and the fair market value of the shares at vesting). If the sales proceeds are less than the fair market value of the shares of vesting, you will realize a capital loss. Provided the €25,000 threshold is exceeded, this capital loss can be offset against capital gain of the same nature realized by you and your household during the same year or during the ten following years. This capital loss cannot be offset against other types of income.

Withholding and Reporting

Your employer will not withhold income tax but will withhold social security contributions at the vesting of the restricted stock units. Your employer will also report the income recognized at vesting on your pay-slip for the month in which the restricted stock units vest. It is your responsibility to pay any tax resulting from the vesting of the restricted stock units and to report and pay any tax resulting from the sale of shares.

You must declare all foreign bank and brokerage accounts (including the accounts that were opened and closed during the tax year) when you file your annual income tax return.

Other Information

Exchange Control

The value of any cash or securities imported to France without the use of a financial institution must be reported to the customs and excise authorities when the value of such cash or securities exceeds a certain amount (€7,600 for 2008 for transfers outside the European Union).

E-2

SCHEDULE F

GUIDE TO TAX ISSUES IN GERMANY

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Germany. This summary is based on the tax laws in effect in Germany as of November 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Also, please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new restricted stock units are granted, the new restricted stock units vest or you sell shares acquired upon the settlement of your vested new restricted stock units.

This summary may also include other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.

Grant

You will not be subject to tax when restricted stock units are granted to you.

Vesting

You will be subject to income tax and social insurance contributions (to the extent you have not already reached the applicable contribution ceilings) when the restricted stock units vest and shares are issued to you.

Sale of Shares

When you subsequently sell any shares acquired at vesting, you may be subject to capital gains tax on any gain you realize, as follows:

If you sell shares that were acquired before January 1, 2009, you will not be subject to capital gains tax provided: (1) you have owned the shares for at least 12 months; (2) you do not own 1% or more of the Company’s stated capital (and have not owned 1% or more at any time in the last five years); and (3) the shares are not held as business assets. If you are subject to capital gains tax (because one or more of the conditions above is not met), the taxable gain will be one-half of the difference between the sale price and the fair market value of the shares at vesting. However, you will only be subject to tax if your total capital gain exceeds €599 in the relevant tax year, in which case you will be taxed on the full gain (and not only the gain in excess of €599).

F-1

If you sell shares that were acquired on or after January 1, 2009, you will be subject to capital gains at a flat rate of 25% (plus a 5.5% solidarity surcharge and church tax, if applicable), provided you do not own 1% or more of the Company’s stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as business assets. The taxable gain will be the difference between the sale price and the fair market value of the shares at vesting.

Withholding and Reporting

Your employer will withhold and report tax and social insurance contributions (if applicable) at the vesting of the restricted stock units. It is your responsibility to report and pay any tax resulting from the sale of shares.

Other Information

Exchange Control

For statistical purposes, the German Federal Bank requires that you file reports for any of the following occurrences: (i) cross-border transactions in excess of €12,500; and (ii) any receivables on monetary claims against a person or entity residing outside of Germany in excess of €5,000,000.

F-2

SCHEDULE G

GUIDE TO TAX ISSUES IN INDIA

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in India. This summary is based on the tax laws in effect in India as of November 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Also, please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new restricted stock units are granted, the new restricted stock units vest or you sell shares acquired upon the settlement of your vested new restricted stock units.

This summary may also include other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, or if you are not considered an Indian resident, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.

Grant

You will not be subject to tax when the restricted stock units are granted to you.

Vesting

You will not be subject to income tax or social insurance contributions when the restricted stock units vest and shares are issued to you. However, the shares issued at vesting of the restricted stock units will be characterized as a “fringe benefit” and the fair market value of the shares at vesting is taxable under the Fringe Benefit Tax (“FBT”) regime. The fair market value of the shares is determined as required under Indian tax laws which may be different from how the fair market value of the shares is determined under the Plan. The FBT is technically payable by your employer but, as permitted under the FBT regime, your employer’s liability for the FBT in connection with the restricted stock units will be transferred to you. Accordingly, at the vesting of the restricted stock units, you will be liable for the FBT (approximately 34% of the fair market value of the shares at vesting).

Please note that the liability for FBT due on your eligible options may or may not have been transferred to you. Therefore, before you decide to participate in the offer, you should carefully consider the fact that FBT will be payable by you at vesting of the restricted stock units whereas it may not be payable by you at exercise of your eligible options. You should refer to the relevant option agreement to determine whether the FBT liability is transferred to you in connection with your eligible options.

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Sale of Shares

When you subsequently sell any shares acquired at vesting, you will be subject to capital gains tax on any gain you realize. The taxable gain will be the difference between the sale price and the amount previously subject to FBT (i.e., the fair market value of the shares at vesting, as determined under Indian tax laws).

If you hold the shares for more than 12 months, you will be taxed at the more favorable long-term capital gains tax rate. If you hold the shares for 12 months or less, you will be taxed at the short-term capital gains tax rate (which is the same as your marginal income tax rate).

Withholding and Reporting

Your employer will withhold and report FBT at the vesting of the restricted stock units. It is your responsibility to report and pay any tax resulting from the sale of shares.

Other Information

Exchange Control

You must repatriate to India the proceeds of any shares sold and convert the proceeds to local currency within a reasonable period of time (i.e., 90 days). You must also obtain evidence of the repatriation of funds in the form of a foreign inward remittance certificate (“FIRC”) from the bank where you deposited the foreign currency in case the Reserve Bank of India or your employer requests proof of repatriation.

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SCHEDULE H

GUIDE TO TAX ISSUES IN ISRAEL

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Israel. This summary is based on the tax laws in effect in Israel as of November 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Also, please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new restricted stock units are granted, the new restricted stock units vest or you sell shares acquired upon the settlement of your vested new restricted stock units.

This summary may also include other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange and Grant of Restricted Stock Units

Under general tax principles in Israel, you will be subject to income tax and social insurance contributions (to the extent you have not already reached the applicable contribution ceiling) as a result of the exchange of eligible vested options for the grant of restricted stock units. However, the Company is seeking a tax ruling from the Israeli Tax Authorities (“ITA”) that may confirm that the exchange of your eligible vested options for restricted stock units is not taxable. (Such tax ruling may also confirm the tax treatment of your new restricted stock units, as further discussed below.)

•	If a favorable tax ruling is granted by the ITA, you will not be taxed upon the exchange.

•

If a favorable tax ruling is not granted by the ITA, you will be taxed upon the exchange of eligible vested options. The taxable amount will be the value of the new restricted stock units granted to you.

Please note that, if a favorable tax ruling is not granted by the ITA and you are subject to tax upon the exchange of your eligible vested options, if you subsequently forfeit the restricted stock units received in the exchange before they vest, you will not be entitled to a refund of the amount on which you paid tax at the time of the exchange.

You likely will not be subject to tax or social insurance contributions as a result of the exchange of eligible unvested options for the grant of restricted stock units.

You should consult with your personal tax advisor regarding the potential tax consequences of the offer to exchange before making any decision to participate in the exchange.

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Vesting Upon Exchange if Favorable Tax Ruling is Not Granted

If, in the tax ruling that the Company is seeking from the ITA, the ITA does not confirm that the exchange is not taxable and you are subject to tax upon the exchange of your eligible vested options, a portion of the restricted stock units granted in exchange for the options will be fully vested at the grant date and the Company intends to withhold those shares to satisfy your employer’s tax and social insurance contribution withholding obligations.

Vesting and Sale of Shares

If, in the tax ruling that the Company is seeking from the ITA, the ITA does not confirm the tax treatment of the restricted stock units (or “remaining” restricted stock units, if you were subject to tax at the time of the exchange and a portion of the restricted stock units were fully vested and the shares withheld at that time to cover your tax liability), you will be required to immediately sell all of the shares issued to you at vesting.

You will be subject to income tax and social insurance contributions (to the extent you have not already reached the applicable contribution ceiling) when the restricted stock units vest and the shares are sold. You likely will be taxed on the amount of the sales proceeds. If, in the tax ruling that the Company is seeking from the ITA, the ITA does not confirm that the exchange is not taxable and you are subject to tax upon the exchange of your eligible vested options, you likely will be taxed on the sales proceeds less the amount on which you were subject to tax at the time of the exchange.

If the ITA issues a tax ruling confirming the tax treatment of your restricted stock units, the Company may permit you to hold the shares issued at vesting of the restricted stock units and you will be subject to income tax and social insurance contributions (to the extent you have not already reached the applicable contribution ceiling) on the fair market value of the shares issued to you at vesting. In this case, if you have been subject to tax upon the exchange of your eligible vested options, the taxable amount at vesting will likely be reduced by the amount on which you were subject to tax at the time of the exchange. When you subsequently sell the shares issued to you at vesting, you will be subject to capital gains tax on any additional gain.

Withholding and Reporting

Your employer will report the grant of the restricted stock units, if required by applicable law. If a favorable tax ruling is not granted by the ITA and you are subject to tax upon the exchange of your eligible vested options, your employer will also withhold and report income tax and social insurance contributions (if applicable) at the time of the exchange. In any event, and depending on the outcome of the Company’s request for a tax ruling to confirm the tax treatment of the restricted stock units, your employer will withhold and report income tax and social insurance contributions (if applicable) at the vesting of the restricted stock units or the sale of the shares, as applicable.

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SCHEDULE I

GUIDE TO TAX ISSUES IN ITALY

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Italy. This summary is based on the tax laws in effect in Italy as of November 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Also, please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new restricted stock units are granted, the new restricted stock units vest or you sell shares acquired upon the settlement of your vested new restricted stock units.

This summary may also include other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.

Grant

You will not be subject to tax when restricted stock units are granted to you.

Vesting

You will be subject to income tax and social insurance contributions when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you. Please note that, for Italian tax purposes, the fair market value of the shares is the average price of the shares on the stock exchange on which such shares are traded over the month immediately preceding and including the relevant date.

You should note that for stock options exercised on or after June 25, 2008, social insurance contributions are not due on the income recognized at exercise. Therefore, before you decide to participate in the offer, you should carefully consider the difference between the social insurance treatment of options and restricted stock units in Italy.

I-1

Sale of Shares

When you subsequently sell any shares acquired at vesting, you will be subject to capital gains tax on any gain you realize. The taxable gain will be the difference between the sale price and the fair market value of the shares (as defined under Italian tax law) at vesting.

The capital gain will be taxed at a rate of 12.5% provided the shares are a non-qualified shareholding. For this purpose, a shareholding will be a “non-qualified shareholding” if the shares represent 2% or less of the voting rights and 5% or less of the outstanding shares of the Company, which is highly likely to be the case with your shares. In calculating your capital gain, you may subtract certain capital losses and any expenses incurred to produce the gain, except interest. If losses exceed gains, the difference can be carried forward for the next four years.

Provided the shares are a non-qualified shareholding, you may also elect to be taxed at sale under one of the following two alternative tax regimes. To be eligible for either of these methods, you must deposit the shares with a broker authorized by the Italian Ministry of Finance.

Administered Savings Method

Under the administered savings method, you deposit the shares with an authorized broker, but you retain the right to make investment decisions. The capital gain is calculated using the same method and rate described above. Losses from the sale of the shares may be subtracted from the related gain and, where losses exceed gains, the difference can be carried forward for the next four years. Under this method, the broker pays the tax at the time of the transaction, so that the capital gain is not included in your annual tax return.

Managed Savings Method

Under the managed savings method, you deposit the shares with an authorized broker and leave the administration and investment decisions to the broker. In this case, capital gains tax is levied not on the gain actually realized through the sale of the shares but on the difference between the value of the investment portfolio at the end of the year and the value of the portfolio at the beginning of the year, subject to some adjustment. As under the administered savings method, the broker pays the tax at the end of the year and the capital gain is not included in your annual tax return.

Withholding and Reporting

Your employer will withhold and report social insurance contributions and may withhold and report income tax at the vesting of the restricted stock units. It is your responsibility to report and pay any tax resulting from the sale of shares.

Other Information

Exchange Control

You are required to report the following on your annual tax return: (1) transfers of cash or shares to or from Italy exceeding €10,000, (2) foreign investments at the end of the calendar year exceeding €10,000 if such investments (cash or shares) may result in income taxable in Italy, and (3) the amount of any transfers to and from abroad which have had an impact on your foreign investments. Under certain circumstances, you may be exempt from these requirements if the transfer or investment is made through an authorized broker resident in Italy.

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SCHEDULE J

GUIDE TO TAX ISSUES IN JAPAN

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Japan. This summary is based on the tax laws in effect in Japan as of November 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Also, please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new restricted stock units are granted, the new restricted stock units vest or you sell shares acquired upon the settlement of your vested new restricted stock units.

This summary may also include other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units. Please note, however, that the Japanese tax treatment of an option exchange for restricted stock units is uncertain because there are no specific tax provisions related to such an exchange. Therefore, we recommend that you consult with your personal tax advisor regarding the potential tax consequences of the offer.

Grant

Although the tax treatment of restricted stock units is uncertain in Japan, under the current practice of the tax authorities, you likely will not be subject to tax when the restricted stock units are granted to you.

Vesting

You likely will be subject to income tax but not social insurance contributions when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you. This income will likely be characterized as remuneration income.

Sale of Shares

When you subsequently sell any shares acquired at vesting, you will be subject to capital gains tax on any gain you realize. The taxable gain will be the difference between the sale price and the fair market value of the shares at vesting. Generally, you will be subject to capital gains tax at a flat rate of 20%. However, you may be eligible for a reduced tax rate if certain conditions are met. Please consult with your personal tax advisor to find out if you are eligible for a reduced rate.

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Withholding and Reporting

Your employer will not withhold or report tax at the vesting of the restricted stock units. It is your responsibility to report and pay any tax resulting from the vesting of the restricted stock units and the sale of shares.

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SCHEDULE K

GUIDE TO TAX ISSUES IN KOREA

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Korea. This summary is based on the tax laws in effect in Korea as of November 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Also, please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new restricted stock units are granted, the new restricted stock units vest or you sell shares acquired upon the settlement of your vested new restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.

Grant

You will not be subject to tax when restricted stock units are granted to you.

Vesting

You will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceilings) when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you.

Sale of Shares

When you subsequently sell any shares acquired at vesting, you will be subject to capital gains tax on any gain you realize, unless the gain you realize from the sale of shares in that year is less than the exempt amount (which is currently KRW2,500,00 per year per type of asset sold). Thus, any gain you realize on stock assets that exceeds KRW2,500,000 will be subject to capital gains tax and, in this case, the taxable gain will be the difference between the sale price and the fair market value of the shares at vesting. You will not be subject to the securities transaction tax when you sell the shares.

K-1

Withholding and Reporting

Your employer will not withhold or report income tax at the vesting of the restricted stock units, but may withhold social insurance contributions (if applicable).

It is your responsibility to report and pay any tax resulting from the vesting of the restricted stock units and the sale of shares. You must file a tax return with the National Tax Service and pay any applicable tax by May 31 of the year following the year in which the taxable event occurs. Alternatively, you may join a taxpayer’s association whereby you routinely report your overseas income, in which case you will be eligible for a 10% tax deduction.

Other Information

Exchange Control

Exchange control laws require Korean residents who realize US$500,000 or more from the sale of shares to repatriate the proceeds to Korea within 18 months of the sale.

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SCHEDULE L

GUIDE TO TAX ISSUES IN THE NETHERLANDS

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in the Netherlands. This summary is based on the tax laws in effect in the Netherlands as of November 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Also, please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new restricted stock units are granted, the new restricted stock units vest or you sell shares acquired upon the settlement of your vested new restricted stock units.

This summary may also include other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Eligible Options for Employees in the Netherlands

Notwithstanding information to the contrary in the Offer to Exchange, if you are an eligible employee in the Netherlands, any option that first vested prior to January 1, 2005 is not an eligible option for purposes of this Offer to Exchange, irrespective of the exercise price of the option.

Tax Information

Option Exchange and Grant of Restricted Stock Units

You will be subject to income tax and social insurance contributions (to the extent you have not already reached the applicable contribution ceilings) upon the exchange of eligible vested options for the grant of restricted stock units.

You will be taxed on the value of the new restricted stock units granted to you. For the purpose of determining the value of the restricted stock units, we will use standard valuation techniques with which the Dutch tax authorities may or may not agree. (Please see the example below for details on how the tax is calculated.)

Please note that, if you terminate your service before the restricted stock units received in the exchange vest and, therefore, the restricted stock units are forfeited, you may not be entitled to a refund of the amount on which you paid tax at the time of the exchange.

You likely will not be subject to tax or social insurance contributions upon the exchange of eligible unvested options for the grant of restricted stock units.

You should consult with your personal tax advisor regarding the potential tax consequences of the offer to exchange before making any decision to participate in the exchange.

Vesting of Restricted Stock Units

If you exchange eligible vested options and therefore are subject to tax upon the exchange of such options, a portion of the restricted stock units granted in exchange for the options will be fully vested at the grant date and the Company intends to withhold those shares to satisfy your employer’s tax and social insurance contribution withholding obligations.

You will be subject to income tax and social insurance contributions (to the extent you have not already reached the applicable contribution ceilings) when the restricted stock units vest (including any restricted stock units that vest at the grant date, as described above) and shares are issued to you. You will be taxed on the fair market value of the shares issued to you, less the value on which you paid tax at the time of the exchange.

Sale of Shares

When you subsequently sell any shares acquired at vesting, you will not be subject to capital gains tax, provided you hold less than a 5% interest in the Company as a private investment.

Investment Tax

You will be subject to an investment yield tax at an effective rate of 1.2% based on the average of the value of all assets that you own at the end of the year (including shares of the Company’s common stock). An exemption is available on the first €20,315 (for 2008) of the average value of the assets held during the relevant calendar year.

Withholding and Reporting

Your employer will withhold and report income tax and social insurance contributions (if applicable) at the time of the exchange (if applicable) and at the vesting of the restricted stock units. It is your responsibility to report and pay any investment tax resulting from any shares acquired at vesting of the restricted stock units.

Other Information

Securities Notice

You should be aware of the Dutch insider trading rules which may impact the sale of shares acquired at vesting of the restricted stock units. In particular, you may be prohibited from effecting certain share transactions if you have insider information about the Company. If you are uncertain whether the insider trading rules apply to you, you should consult with your personal legal advisor.

Example

Assume you have eligible options to purchase 1,000 shares at an exercise price of $8 per share and that the eligible options are fully vested. If you elect to participate in the offer, you will receive 500 restricted stock units in exchange for the 1,000 options. Further, assume that the market value of the Company’s shares is $3 per share at the time of the exchange and the initial vesting of the restricted stock units. Finally, assume that the market value of the Company’s shares on each quarterly vesting date of your restricted stock units is $5 per share.

At the time of the exchange of your vested eligible options, you will be subject to tax on the value of the restricted stock units. The value of the restricted stock units is determined at the time of the exchange using standard valuation techniques that the Dutch tax authorities may or may not agree with and is generally based on the market value of the underlying shares at the time of the exchange (i.e., $3 x 500 underlying shares = $1,500) (although the market value of the underlying shares at the time of the exchange may be reduced to account for the fact that the restricted stock units are subject to a risk of forfeiture). This amount will be subject to income tax and social insurance contributions. Assuming your combined income tax and social insurance contribution rate is 40%, you will owe $600 in taxes as a result of the exchange.

A portion of the restricted stock units you receive in the exchange will be fully vested and the Company intends to withhold the tax and social insurance contributions due as a result of the exchange by withholding shares equal in value to the tax liability. If the tax liability is $600, then the Company will grant you 200 restricted stock units which are fully vested to cover the tax liability (i.e., $600 / $3 = 200). In addition, because income tax and social insurance contributions will apply on these restricted stock units that are fully vested at the time of the exchange, you may have an additional tax liability on the market value of the shares, less the value that is taxed upon the exchange (in practice, the taxable amount may be zero, depending on the valuation of the shares at the time of the exchange). The Company may vest additional restricted stock units to cover any additional tax liability due on the restricted stock units that are fully vested at the time of the exchange, such that the total number of restricted stock units that are fully vested upon the exchange may, in practice, be greater than 200. Alternatively, in the Company’s discretion, the tax due as a result of the exchange (or any tax due on the restricted stock units that are vested to cover the tax liability on the exchange) may be withheld by your employer from your salary or from any other funds payable to you.

On the respective vesting dates of the remaining restricted stock units, you will be subject to income tax and social insurance contributions on the market value of the shares issued to you at vesting, minus the value on which you paid tax at the time of the exchange.

If your length of service with us as of the date the offer commences is more than 4 years, you would be entitled to receive 125 shares in quarterly installments over the next four quarters, provided you remain a service provider through each vesting date. However, because in this example 200 of the restricted stock units were fully vested at the time of the exchange, you will receive no shares on the first quarterly vesting date, 50 shares on the second quarterly vesting date and 125 shares on each of the subsequent quarterly vesting dates, provided you remain in service with us through each vesting date. Based on the assumptions set forth above, the market value of the 50 shares you receive on the second quarterly vesting date will be $250 (i.e., $5 x 50 shares) and the aggregate value on which you were subject to tax upon the exchange is $150. Therefore, you will be subject to tax on $100 (i.e., $250 - $150) on this vesting date and, assuming the same tax and social insurance contribution rate as above, you will owe $40 in taxes at this time.

SCHEDULE M

GUIDE TO TAX ISSUES IN TAIWAN

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Taiwan. This summary is based on the tax laws in effect in Taiwan as of November 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Also, please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new restricted stock units are granted, the new restricted stock units vest or you sell shares acquired upon the settlement of your vested new restricted stock units.

This summary may also include other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.

Grant

You will not be subject to tax when restricted stock units are granted to you.

Vesting

You will be subject to income tax but not social insurance contributions when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you.

Sale of Shares

When you subsequently sell any shares acquired at vesting, you will not be subject to tax on any gain you realize.

However, as of January 1, 2009, any income you recognize upon the sale of your shares (i.e., income from foreign sources) will be included as part of your basic income for alternative minimum tax (“AMT”) purposes and may be subject to AMT. This January 1, 2009, date may be changed to January 1, 2010, if the government determines this is necessary. If you sell your shares after January 1, 2009 (or January 1, 2010, if the government changes the date), you should consult with your personal tax advisor regarding whether the AMT regime will apply to any income you recognize upon the sale of your shares.

M-1

Withholding and Reporting

Your employer will not withhold income tax at the vesting of the restricted stock units. Your employer may report the details of the vesting of the restricted stock units to the tax authorities. It is your responsibility to report and pay any tax resulting from the vesting of the restricted stock units and the sale of shares (if applicable).

M-2

SCHEDULE N

GUIDE TO TAX ISSUES IN THE UNITED KINGDOM

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in the United Kingdom (the “U.K.”). This summary is based on the tax laws in effect in the U.K. as of November 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Also, please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new restricted stock units are granted, the new restricted stock units vest or you sell shares acquired upon the settlement of your vested new restricted stock units.

This summary may also include other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, or if you are not treated as resident and ordinarily resident in the U.K., the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.

Grant

You will not be subject to tax when restricted stock units are granted to you.

Vesting

You will be subject to income tax and employee national insurance contributions (“NICs”) when the restricted stock units vest and shares are issued to you. You will be taxed on the fair market value of the shares issued to you.

You will also be subject to employer NICs on the taxable amount, pursuant to a joint election that you will be required to execute if you elect to participate in the offer. Any employer NICs you pay will be deductible from the taxable amount when determining the income tax payable at vesting of the RSUs.

Sale of Shares

When you subsequently sell any shares acquired at vesting, you will be subject to capital gains tax if your total capital gain exceeds the annual exemption amount (€9,600 for the tax year April 6, 2008 to April 5, 2009), in which case you will be subject to tax at a flat rate of 18% on the difference between the sale price and the fair market value of the shares at vesting.

N-1

Please note that, as of April 6, 2008, taper relief was abolished and capital gains tax is payable as described herein.

Withholding and Reporting

Your employer will calculate the income tax and employee and employer NICs due at the vesting of restricted stock units and account for these amounts to Her Majesty’s Revenue & Customs (“HMRC”). Your employer will withhold any applicable income tax and employee and employer NICs under the Pay As You Earn system or by any other means set forth in your restricted stock unit agreement.

To the extent there is no or insufficient withholding, you must reimburse your employer for the income tax due within 90 days of the vesting of the restricted stock units to avoid further tax consequences. If you fail to pay this amount to the employer within that time limit, you will be deemed to have received a benefit in kind equal to the amount of tax due and you will have to pay further tax and employee and employer NICs on this benefit. In such case, your employer is not required to withhold tax on the benefit in kind, and you must include this in your self-assessment tax return for the tax year in which the vesting occurs. However, if provided in your restricted stock unit agreement and provided you are not a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended) the income tax paid by your employer on your behalf and not reimbursed within 90 days of vesting will constitute a loan owed by you to your employer. The loan will be effective as of the date of vesting, it will be immediately due and repayable, it will bear interest at the then-current official rate of HMRC, and the Company or your employer may recover it at any time by any of the means set forth in your restricted stock unit agreement.

Your employer is also required to report the grant and vesting of the restricted stock units, the acquisition of shares and the tax withheld on its annual tax returns filed with HMRC.

In addition to your employer’s reporting obligations, it is your responsibility to report any income resulting from the vesting of the restricted stock units and the sale of shares on your annual tax return. It is also your responsibility to pay any tax resulting from the sale of shares.

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